UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant    ☐

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

United Continental Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

April 22, 2011

Dear Stockholder:

On behalf of the Board of Directors, we are pleased to invite you to the 2011 Annual Meeting of Stockholders of United Continental Holdings, Inc. A notice of the 2011 Annual Meeting and Proxy Statement follow. Please read the enclosed information and our 2010 Annual Report carefully before voting your proxy.

We have elected to take advantage of the U.S. Securities and Exchange Commission rules that allow companies to furnish proxy materials to their stockholders on the internet. We believe that these rules allow us to provide our stockholders with the information they need while lowering the costs of delivery and reducing the environmental impact of our annual meeting.

Your vote is important. Even if you plan to attend the meeting in person, please authorize your proxy or direct your vote by following the instructions on each of your voting options described in the attached Proxy Statement and the notice of internet availability you received in the mail. Alternatively, if you received printed proxy materials, you may vote your shares by internet, telephone or mail pursuant to the instructions included on the proxy card or voting instruction card. We encourage you to use the first option and vote by internet.

Thank you for your continued support of the Company. We look forward to seeing you at the annual meeting.

Sincerely,

Glenn F. Tilton

Chairman of the Board

Jeffery A. Smisek

President and Chief Executive Officer

UNITED CONTINENTAL HOLDINGS, INC.

77 W. Wacker Drive

Chicago, Illinois 60601

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 8, 2011

DATE:	Wednesday, June 8, 2011
TIME:	9:00 a.m., Central Standard Time
PLACE:	United Airlines Education & Training Center
1200 E. Algonquin Road
Elk Grove Village, Illinois 60007

MATTERS TO BE VOTED ON:

1.	Election of the following members of the Board of Directors:

–	Fourteen directors, to be elected by the holders of Common Stock;

–	One ALPA director, to be elected by the holder of Class Pilot MEC Junior Preferred Stock; and

–	One IAM director, to be elected by the holder of Class IAM Junior Preferred Stock.

2.	Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company and its subsidiaries for the fiscal year ending December 31, 2011.

3.	An advisory resolution approving the compensation of the Company’s named executive officers as presented in the Proxy Statement.

4.	An advisory resolution on the frequency of future advisory stockholder votes on the compensation of the Company’s named executive officers.

5.	Any other matters that may be properly brought before the meeting.

Brett J. Hart

Senior Vice President, General Counsel and Secretary

Chicago, Illinois

April 22, 2011

Even if you plan to attend the meeting in person, please authorize your proxy or direct your vote by following the instructions on each of the voting options described in the attached Proxy Statement and the Notice of Internet Availability you received in the mail. Alternatively, if you received printed proxy materials, you may vote your shares by internet, telephone or mail pursuant to the instructions included on the proxy card or voting instruction card. If you mail the proxy or voting instruction card, no postage is required if mailed in the United States. If you do attend the meeting in person and want to withdraw your proxy, you may do so as described in the attached Proxy Statement and vote in person on all matters properly brought before the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 8, 2011. The Company’s Notice of Annual Meeting and Proxy Statement and 2010 Annual Report to stockholders are available on the internet at http://www.envisionreports.com/ual.

(i)

UNITED CONTINENTAL HOLDINGS, INC.

77 W. Wacker Drive

Chicago, Illinois 60601

PROXY STATEMENT

2011 ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 8, 2011

GENERAL INFORMATION

Purpose, Place, Date and Time

This Proxy Statement is furnished to you by our Board of Directors (“Board”) in connection with the solicitation of your proxy to be voted at the 2011 Annual Meeting of Stockholders, which we refer to as the “meeting,” to be held on Wednesday, June 8, 2011, at 9:00 a.m., Central Standard Time, at the United Airlines Education & Training Center, 1200 E. Algonquin Rd., Elk Grove Village, Illinois 60007. This Proxy Statement is being made available to you on approximately April 22, 2011. In this Proxy Statement, the terms “we,” “our,” “us,” “UAL” and the “Company” refer to United Continental Holdings, Inc.

Internet Availability of Proxy Materials

We will continue to take advantage of the “Notice and Access” rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), which allow public companies to deliver a “Notice of Internet Availability of Proxy Materials” and provide internet access to the proxy materials and annual reports to their stockholders. The use of Notice and Access generates significant cost savings for the Company. In lieu of paper copies of the Proxy Statement and other materials, most of our stockholders will receive a “Notice of Internet Availability.” The Notice of Internet Availability will include instructions on accessing and reviewing our proxy materials and annual report to stockholders on the internet, and will provide instructions on submitting a proxy on the internet. Please follow the instructions on the Notice of Internet Availability for requesting paper or email copies of our proxy materials and annual report.

Pursuant to the SEC’s rules, our annual report to stockholders, which includes our audited consolidated financial statements for 2010, is not considered a part of, or incorporated by reference in, our proxy solicitation materials.

Voting Rights and Proxy Information

Who is entitled to vote?

If you are a stockholder with shares registered in your name with Computershare Investor Services, the Company’s transfer agent and registrar, then you are considered a “stockholder of record”. Stockholders of record at the close of business on April 11, 2011, which is known as the “record date” for the meeting, are entitled to notice of and to vote at the meeting or any adjournments or postponements thereof.

The following chart shows the number of shares of each class of our voting stock outstanding as of the record date, the number of holders of each class as of the record date entitled to vote at the meeting, the votes per share for each class for all matters on which the shares vote, and the directors each class is entitled to elect. The aggregate number of votes to which each class is entitled is equal to the number of shares outstanding of each respective class.

Title of Class	Shares Outstanding	Holders of Record	Votes per Share	Voting for Directors
Common Stock	330,460,341	29,305	1	Class elects 14 directors

Class Pilot MEC Junior Preferred Stock	1	1(ALPA-MEC)	1	Class elects 1 ALPA director

Class IAM Junior Preferred Stock	1	1(IAM)	1	Class elects 1 IAM director

How do I vote if I am a stockholder of record?

If you are a stockholder of record that holds shares as of the record date, you have three options for delivering your proxy to vote your shares:

•    Vote by Internet

You can vote via the internet by logging onto http://www.envisionreports.com/ual and following the prompts using your control number located on your meeting notice or proxy card. This vote will be counted immediately and there is no need to mail your proxy card.

•    Vote by Telephone

To use the telephone voting procedure, dial 1-800-652-8683 and listen for further directions. You must have a touch-tone phone in order to respond to the questions. This vote will be counted immediately and there is no need to mail your proxy card.

•    Vote by Proxy Card

Shares eligible to be voted, and for which a properly signed proxy card is returned, will be voted in accordance with the instructions specified on the proxy card.

You can save the Company money if you use the vote by internet or telephone options.

How are my shares voted if I do not indicate how to vote on the proxy card?

If no instructions are indicated on the proxy card, your shares will be voted “FOR” the election of each of the nominees for director (Proposal 1), “FOR” the ratification of the selection of the independent registered public accounting firm (Proposal 2), “FOR” the advisory resolution approving the compensation of the Company’s named executive officers as presented in this Proxy Statement (Proposal 3), and “FOR” the advisory resolution approving future advisory stockholder votes annually on the compensation of the Company’s named executive officers (Proposal 4).

How do I vote if I hold my shares through an account at a bank, broker, trust or other nominee?

If you hold your shares in an account at a broker, bank, trust or other nominee, you are considered the “beneficial owner” of shares held in “street name.” If you received the Notice of Internet Availability, votes directed by internet or telephone must be received by 11:59 p.m., Central Standard Time, on Tuesday, June 7, 2011. You may direct the voting of those shares over the internet or by telephone by following the instructions provided. If you received printed proxy materials, you may vote by internet, telephone or mail pursuant to the instructions included on the voting instruction card provided to you by your broker, bank, trustee or other nominee. Directing the vote of your shares will not affect your right to vote in person if you decide to attend the meeting; however, you must first obtain a legal proxy from the stockholder of record for your shares.

How do I vote my shares if I participate in one of the United 401(k) plans?

If you hold shares in an account under the United Airlines Ground Employee 401(k) Plan, the United Airlines Flight Attendant 401(k) Plan or the United Airlines Management and Administrative 401(k) Plan (each a “Plan,” and collectively, the “Plans”), Computershare has sent you the Company’s proxy materials directly. You may direct the trustee of the Plans on how to vote your Plan shares by following the instructions on each of the voting options described in the Notice of Internet Availability you received or, if you received printed proxy materials, you may direct the voting of your Plan shares by internet, telephone or mail pursuant to the instructions included on the proxy card. Please note that, in order to permit the trustee for the Plans to tally and vote all shares of common stock held in the Plans, your instructions, whether by internet, by telephone, or by proxy card, must be completed prior to 8:00 a.m., Central Standard Time, on Friday, June 3, 2011. You may not change your vote related to such Plan shares after this deadline.

If you do not provide voting instructions to the trustee, your Plan shares will be voted by the trustee in the same proportion that it votes shares in other Plan accounts for which it did receive timely voting instructions. The proportional voting policy is detailed under the terms of each Plan and trust agreement.

How many votes must be present to hold the meeting?

A quorum is necessary for conducting a valid meeting. The required quorum for the transaction of business at the meeting is a majority of the total outstanding shares entitled to vote at the meeting, either present in person or represented by proxy.

Abstentions (shares of the Company capital stock for which proxies have been received but for which the holders have abstained from voting) and broker non-votes will be included in the calculation of the number of shares of the Company capital stock represented at the meeting for purposes of determining whether a quorum has been achieved.

What are “broker non-votes”?

Under the rules of the New York Stock Exchange (“NYSE”), banks, brokers, trusts or other nominees holding shares of record may vote those shares in their discretion on certain routine proposals when they do not receive timely voting instructions from the beneficial holders. A “broker non-vote” occurs under the NYSE rules when a bank, broker, trust or other nominee holding shares of record is not permitted to vote on a non-routine matter without instructions from the beneficial owner of the shares and no instruction is given. Accordingly, if you do not provide timely voting instructions to a broker, bank, trust or other nominee that holds your shares of record, that institution will be prohibited from voting on all of the proposals in its discretion, except the ratification of the independent registered public accounting firm (Proposal 2).

Please note that, as indicated above, these record holders will not be permitted to vote shares you beneficially hold in the election of directors (Proposal 1), the advisory resolution approving the compensation of the named executive officers (Proposal 3) or the advisory resolution relating to the frequency of future advisory stockholder votes to approve the compensation of the named executive officers (Proposal 4) unless you provide timely voting instructions. We urge you to submit your voting instructions to your bank, broker, trust or other nominee in advance of the meeting. Please see “How do I vote if I hold my shares through an account at a bank, broker, trust or other nominee?” above for a discussion of the procedures and deadline for submitting your voting instructions.

What classes of stock vote for which matter and what is the vote required?

The holders of common stock and the Class Pilot MEC and Class IAM Junior Preferred Stock will vote together as a single class on all items at the meeting except the election of directors. The presence in person or by proxy of the holders of a majority of the total voting power of the shares of all the classes outstanding on the record date is necessary to constitute a quorum at the meeting for all items of business other than the election of directors.

Under the Delaware General Corporation Law and our Amended and Restated Bylaws (“Bylaws”), provided a quorum is present, (1) the affirmative vote of the holders of the shares of capital stock representing a plurality of the votes present in person or by proxy at the meeting and entitled to be cast on the matter will be required to elect the directors to be elected by the applicable class of capital stock and (2) the affirmative vote of the holders of the shares of capital stock representing a majority of the votes present in person or by proxy at the meeting and entitled to be cast on the matter will be required to approve any other matters.

How do abstentions work?

Abstentions are counted for purposes of determining whether a quorum is present. Abstentions will have the effect of a vote against the matters presented for a vote of the stockholders, other than the election of directors and the advisory resolution on the frequency of future advisory stockholder votes on the compensation of the Company’s named executive officers. Abstentions have no effect on the proposals relating to the election of directors and the frequency of future advisory stockholder votes on the compensation of the Company’s named executive officers. For all other matters, abstaining shares are considered present and unvoted, which means they have the same effect as votes against the proposal.

How does the proxy voting process work?

If the proxy card is voted properly using the internet or telephone procedures specified, or is properly dated, signed and returned by mail, the proxy will be voted at the meeting in accordance with the instructions indicated by it. Our Board does not know of any matters, other than as described in this Notice of Annual Meeting and Proxy Statement, which are to come before the meeting. If a proxy is given, the persons named in the proxy will have authority to vote in accordance with their best judgment on any other matter that is properly presented at the meeting for action, including any proposal to adjourn or concerning the conduct of the meeting.

If a quorum is not present at the time the meeting is convened for any particular purpose, or if for any other reason we believe that additional time should be allowed for the solicitation of proxies, we may adjourn the meeting with the vote of the stockholders then present. The persons named in the proxy may vote any shares of capital stock for which they have voting authority in favor of an adjournment.

How do I revoke a proxy?

Any proxy may be revoked by the person giving it at any time before it is voted. We have not established any specified formal procedure for revocation. A proxy may be revoked by a later proxy delivered using the internet or telephone voting procedures or by written notice mailed to the Secretary prior to the meeting. If you hold your shares through a bank, broker, trust or other nominee, you should follow their instructions as to how you can revoke a proxy. Attendance at the meeting will not automatically revoke a proxy, but a holder of common stock in attendance may request a ballot and vote in person, which revokes a prior granted proxy.

How are proxies being solicited and who pays solicitation expenses?

Proxies are being solicited by the Board on behalf of the Company. All expenses of the solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by us. In addition to solicitation by use of mails, proxies may be solicited by our directors, officers and employees in person or by telephone or other means of communication. These individuals will not be additionally compensated, but may be reimbursed for out-of-pocket expenses associated with solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation material to beneficial owners of common stock and voting preferred stock held of record, and we may reimburse these individuals for their reasonable expenses. To help assure the presence in person or by proxy of the largest number of stockholders possible, we have engaged Georgeson Inc., a proxy solicitation firm, to solicit proxies on our behalf. We are paying Georgeson a proxy solicitation fee of $11,000 plus reimbursement for reasonable out-of pocket costs and expenses.

What do I need to attend the meeting?

Admittance is limited to Company stockholders. The following procedures have been adopted to ensure that the Company’s stockholders can check in efficiently when entering the meeting.

Stockholders of Record

If you are a stockholder of record on April 11, 2011, you (or your duly appointed proxy holder) are entitled to attend the meeting. If you are a registered stockholder or you own shares through a Company 401(k) plan, there is an admission ticket located on your meeting notice or proxy card. You will be asked to present the admission ticket and valid picture identification to obtain admittance to the meeting.

If you are a record holder (or a record holder’s duly appointed proxy) and you do not have an admission ticket with you at the meeting, you will be admitted upon verification of ownership at the stockholders’ registration desk. Please be prepared to present valid picture identification.

Beneficial Stockholders

If you are a beneficial owner of common stock as of April 11, 2011, you may obtain admittance at the stockholders’ registration desk by presenting evidence of your common stock ownership. This evidence could be a legal proxy from the institution that is the record holder of your shares, or your most recent bank or brokerage firm account statement that includes the record date, along with valid picture identification. Please note that in order to vote at the meeting, beneficial owners must present the legal proxy from the record holder.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Nominating/Governance Committee has recommended to our Board, and our Board has unanimously nominated, the individuals named below for election as directors at our 2011 Annual Meeting of Stockholders. Except where you withhold authority or instruct otherwise, your proxy will be voted at the meeting, or any adjournments or postponements thereof, “FOR” the election of the nominee(s) named below for a term of one year and until his or her successor is duly elected and qualified. Incumbent directors will hold office until our next annual meeting of stockholders and until their successors are elected and qualified, subject to the director’s earlier death, retirement or removal. Our Board expects all nominees named below, all of whom currently serve on our Board, to be available for election.

Stockholder nominations will not be accepted for filling Board seats at the meeting as our Bylaws require advance notice for such a nomination, the time for which has passed. Your proxy cannot be voted for a greater number of persons than the number of nominees named herein. There is no family relationship between any of the nominees for director or between any nominee and any executive officer of the Company.

Director Qualifications

Each member appointed to the Board is qualified to serve as a director based on his or her experiences, attributes and skills. The principal occupations and directorships on the boards of public companies and registered investment companies held by the nominees for the past five years are set forth in the table below. Specific experiences, attributes and skills that qualify each individual to serve as a director on the Board are also set forth in the table below. We believe each director’s professional experiences and attributes make him or her an asset to the Board.

In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills, our Board believes that all of our director nominees have demonstrated certain common attributes that the Board would generally expect any director nominee to possess. Those common attributes include an appropriate level of business, government or professional acumen, the capacity for strategic and critical thinking, a reputation for integrity and ethical conduct, and an ability to work collegially. Please see “Corporate Governance—Nominations for Directors” below for further discussion of the criteria considered by the Nominating/Governance Committee when identifying director nominees.

Directors to be Elected by Common Stock

Fourteen directors are to be elected by the holders of common stock. Each director has served continuously since the date of his or her appointment. If a nominee unexpectedly becomes unavailable before election, proxies from holders of common stock may be voted for another person designated by the Board or the appropriate Board committee as required by our Amended and Restated Certificate of Incorporation. No persons other than our directors are responsible for the naming of nominees.

Nominee	(1) Principal Occupation (Current and past 5 years) (2) Directorships (Current and past 5 years) (3) Experience and Qualifications		Age	Director Since
Kirbyjon H. Caldwell	(1)	Senior Pastor of The Windsor Village—United Methodist Church (1982-present).	57	2010
	(2)	Director—Bridgeway Mutual Funds (2001-present); Continental Airlines, Inc. (“Continental”) (1999-2010); NRG Energy, Inc. (2009-present); Advisory Director of Amegy Bank National Association (2004-present).
	(3)	Mr. Caldwell has served as the Senior Pastor of The Windsor Village —United Methodist Church for more than twenty years and is a widely recognized community leader in the Houston area, the location of one of the Company’s hub airports. As a result of his principal profession and his extensive service to the community, Mr. Caldwell offers a unique perspective to the Board. He brings expertise in business and finance developed as an investment banker at firms in Houston and New York, as well as valuable experience and insight regarding the energy industry resulting from his years of service on the boards of directors of Reliant Energy, Inc. and NRG Energy, Inc. He also provides expertise on corporate governance to the Board, having served as a member of the nominating and governance committees of the boards of directors of Continental, NRG Energy, Inc. and Reliant Energy, Inc. In addition, Mr. Caldwell developed extensive experience with the airline industry from his eleven years of service on the Continental board of directors.
Carolyn Corvi	(1)	Retired Vice President and General Manager, Airplane Programs, Commercial Airplanes of Boeing Commercial Airplanes (2005-2008); Various other positions with Boeing for 34 years, including Vice President and General Manager of 737/757 Programs, Vice President of Aircraft Systems and Interiors, Vice President of the Propulsion Systems Division, Director of Quality Assurance for the Fabrication Division and Director of Program Management for the 737/757 Programs.	59	2010
	(2)	Director—Continental (2009-2010); Goodrich Corporation (2009-present).
	(3)	Ms. Corvi provides extensive management expertise to the Board, having served in key management and operational oversight roles for Boeing during her 34 years of service. She also brings an expertise with respect to the manufacturing of commercial aircraft, which she developed through her management of commercial airplane production for Boeing as Vice President and General Manager, Airplane Programs, Commercial Airplanes, Vice President and General Manager of 737/757 Programs, Vice President of Aircraft Systems and Interiors, Vice President of the Propulsion Systems Division, and in the other positions indicated above. Ms. Corvi brings experience with the audit committee function to the Board through her service on the Audit Committees of Continental and Goodrich Corporation, and her service on the Continental board of directors provided her valuable experience with the airline industry.

Nominee	(1) Principal Occupation (Current and past 5 years) (2) Directorships (Current and past 5 years) (3) Experience and Qualifications		Age	Director Since
W. James Farrell	(1)	Retired Chairman and Chief Executive Officer of Illinois Tool Works, Inc. (manufacturing and marketing of engineered components) (1995-2006).	69	2001
	(2)	Director—Abbott Laboratories (2006-present); Allstate Insurance Company (1999-present); Illinois Tool Works, Inc. (1995-2006); Kraft Foods Inc. (2001-2006); 3M Company (2006-present).
	(3)	Mr. Farrell provides extensive operational and strategic planning knowledge to the Board through his past position as Chairman and Chief Executive Officer of Illinois Tool Works, Inc. for over ten years. Prior to that position, he also gained several years of key management expertise at Illinois Tool Works, Inc. in General Manager and Vice President roles. Mr. Farrell has served on the board of a number of public companies and through such directorships, has gained experience in a number of industries, including manufacturing, insurance services, food and beverage manufacturing and pharmaceuticals. Mr. Farrell also brings valuable knowledge of executive and director compensation to the Board, having served on the Compensation Committees of Abbott Laboratories and Allstate Insurance Company.
Jane C. Garvey	(1)	Chairman of Meridiam, North America (infrastructure development fund) (2009-present); Vice President of U.S. Public Private Partnerships in Transportation at JPMorgan Chase (global financial services firm) (2008-2009); Executive Vice President and Chairman of Transportation Practice of APCO Worldwide (public affairs and strategic communications consulting firm) (2003-2008).	67	2009
	(2)	Director—Metron Aviation (2010-present); Bombardier Inc. (2007-2008); Skanska (2003-2008).
	(3)	Ms. Garvey brings extensive management oversight experience to the Board as Chairman of Meridiam, North America. She also provides valuable leadership experience and knowledge of the airline industry in her past role as fourteenth administrator of the Federal Aviation Administration, where she was the first administrator to serve a five-year term, and as the recipient of the National Air Transportation Association’s Distinguished Service Award. In addition to those accomplishments, Ms. Garvey served on the transition team for President Barack Obama, focusing on transportation policies and related infrastructure challenges, and acted as Vice President of U.S. Public Private Partnerships in Transportation at JPMorgan Chase, advising on financing strategies to facilitate project delivery for state governments. She has also served as Executive Vice President and Chairman of Transportation Practice of APCO Worldwide, acting administrator and deputy administrator for the Federal Highway Administration and director of Boston Logan International Airport. Through her various professional experiences, Ms. Garvey has also gained experience in a broad range of industries, including infrastructure development, financial services, transportation, construction and consulting.

Nominee	(1) Principal Occupation (Current and past 5 years) (2) Directorships (Current and past 5 years) (3) Experience and Qualifications		Age	Director Since
Walter Isaacson	(1)	President and Chief Executive Officer of The Aspen Institute (international education and leadership institute) (2003-present).	58	2006
	(2)	Director—Readers Digest Association, Inc. (2004-2006).
	(3)	Mr. Isaacson provides valuable business operations expertise and extensive management knowledge, having served as President and Chief Executive Officer of The Aspen Institute. Prior to that position, he gained additional leadership experience and strategic development and implementation skills as Chairman and Chief Executive Officer of CNN. During Mr. Isaacson’s leadership, CNN achieved brand name recognition, experienced high ratings and earned several prestigious awards. Mr. Isaacson has also served as the editor of Time Magazine. Through his various professional experiences, Mr. Isaacson has gained experience in a broad range of industries, including education, economics, communications and broadcasting.
Henry L. Meyer III	(1)	Chairman of the Board and Chief Executive Officer of KeyCorp (a bank-based financial services company) (2010-present); Chairman of the Board, President and Chief Executive Officer of KeyCorp (2001-2010).	61	2010
	(2)	Director—Continental (2003-2010); KeyCorp (1996-present).
	(3)	Mr. Meyer provides valuable and extensive management, financial and banking expertise to the Board, developed during his nearly forty years of service in the financial services industry. He joined the former Society National Bank (now KeyBank National Association) in 1972, attaining positions of increasing responsibility throughout his career, which culminated in his election in 2001 as the Chairman of the Board and Chief Executive Officer of KeyCorp, one of the largest bank-based financial services companies in the U.S. He is a former member of the boards of the Federal Reserve Bank of Cleveland, the Financial Services Roundtable, and the Federal Advisory Council of the Federal Reserve System. Mr. Meyer also brings to the Board expertise on corporate governance and board leadership, having served as the chairman of the KeyCorp board of directors and as the lead independent director and the chair of the Corporate Governance and Social Responsibility Committee of the board of directors of Continental. In addition, he developed extensive experience with the airline industry during his seven years of service on the Continental board of directors. He also serves in leadership roles in a number of civic and community organizations in the Cleveland area, the location of one of the Company’s hub airports.

Nominee	(1) Principal Occupation (Current and past 5 years) (2) Directorships (Current and past 5 years) (3) Experience and Qualifications		Age	Director Since
Oscar Munoz	(1)	Executive Vice President and Chief Financial Officer of CSX Corporation (freight transportation) (2003-present).	52	2010
	(2)	Director—Continental (2004-2010).
	(3)	Mr. Munoz provides valuable expertise in management, finance, accounting and auditing to the Board. He developed this expertise during his more than 25 years of service in key executive positions within the telecommunications, beverage and transportation industries. Mr. Munoz has served as the Executive Vice President and Chief Financial Officer of CSX since 2003, with responsibility for management and oversight of all financial, strategic planning, information technology, purchasing and real estate activities of CSX. He also brings to the Board expertise on the audit committee function, having served as the chairman of the Audit Committee of Continental for more than four years prior to our merger transaction with Continental (the “Merger”). In addition, he developed extensive experience with the airline industry during his six years of service on the Continental board of directors.
James J. O’Connor	(1)	Retired Chairman and Chief Executive Officer of Unicom Corporation (holding company) (1994-1998) and its wholly owned subsidiary, Commonwealth Edison Company (1980-1998) (supplier of electricity).	74	1984
	(2)	Director—Armstrong World Industries, Inc. (2007-present); Corning Incorporated (1984-present); Smurfit-Stone Container Corporation (1998-present).
	(3)	Mr. O’Connor has served as a director on the Board for the past 26 years and as a result, provides a unique and significant perspective on the future operational and strategic development of the Company based on its past achievements and challenges. He also serves a significant role as Lead Director of the Board, having responsibility for presiding over executive sessions of the non-management directors in order to maintain board independence. Mr. O’Connor brings specific management experience to the Board, having served as Chairman and Chief Executive Officer of Unicom Corporation and Commonwealth Edison for a number of years. He provides expertise on executive and director compensation to the Board, having served as Chairman of the Compensation Committee of Corning Incorporated, and expertise on corporate governance, having served as Chairman of the Nominating/Governance Committees of both Smurfit-Stone Container Corporation and Corning Incorporated. Mr. O’Connor also serves as non-executive Chairman of the board of Armstrong World Industries, Inc. Through his various professional achievements, Mr. O’Connor has experience in a number of industries, including electricity, manufacturing and packaging services.

Nominee	(1) Principal Occupation (Current and past 5 years) (2) Directorships (Current and past 5 years) (3) Experience and Qualifications		Age	Director Since
Laurence E. Simmons	(1)	President of SCF Partners (private equity investment management) (1989-present).	64	2010
	(2)	Director—Continental (2009-2010); ExpressJet Holdings, Inc. (2002-2006); Oil States International, Inc. (2001-2007); Zions Bancorporation (1978-present).
	(3)	Mr. Simmons provides the Board his extensive expertise in finance, corporate strategic transactions and the energy industry. Mr. Simmons is the founder and President of SCF Partners, a firm providing equity capital and strategic growth assistance to build energy service and equipment companies. Prior to founding SCF Partners, Mr. Simmons co-founded Simmons & Company International, one of the largest investment banking firms serving the energy industry. He also helped to create the corporate finance department at The First National Bank of Chicago. Mr. Simmons also brings to the Board his experience with both the airline industry and the audit committee function, having served on the boards of directors and Audit Committees of Continental and ExpressJet Holdings, Inc. In addition, he serves in leadership roles in a number of civic and community organizations in the Houston area, the location of one of the Company’s hub airports.
Jeffery A. Smisek	(1)	President and Chief Executive Officer of the Company (2010-present); Chairman of the Board, President and Chief Executive Officer of United Air Lines, Inc. (air transportation) and Continental (air transportation) (2010-present); President and Chief Operating Officer of Continental (2008-2009); President of Continental (2004-2008).	56	2010
	(2)	Director—Continental (2004-present); National Oilwell Varco, Inc. (2005-present).
	(3)	Mr. Smisek brings to the Board his significant expertise in the airline industry, developed during his 16 years of service in leadership roles with Continental and the Company. After joining Continental in 1995 as Senior Vice President and General Counsel, Mr. Smisek became Continental’s President and was elected to Continental’s board of directors in 2004. He then became President and Chief Operating Officer in September 2008, and assumed the role of Chairman, President and Chief Executive Officer of Continental in January 2010. In October 2010, Mr. Smisek became Chief Executive Officer and President of the Company effective upon the closing of the Merger. As he is responsible for, and has extensive familiarity with, the Company’s ongoing operations and management’s efforts to implement the strategic priorities identified by the Board, Mr. Smisek is uniquely suited to inform the Board with respect to these matters. In addition, he provides expertise on executive and director compensation and corporate governance to the Board, having served for several years on the National Oilwell Varco, Inc. board of directors as Chairman of the Compensation Committee and a member of the Nominating/Governance Committee, as well as expertise with a variety of corporate legal issues, which he developed as a partner at Vinson & Elkins L.L.P., an international law firm.

Nominee	(1) Principal Occupation (Current and past 5 years) (2) Directorships (Current and past 5 years) (3) Experience and Qualifications		Age	Director Since
Glenn F. Tilton	(1)	Chairman of the Board (2002-present); President and Chief Executive Officer of the Company (2002-2010); Chairman and Chief Executive Officer of United Air Lines, Inc. (2002-2010).	63	2002
	(2)	Director—Abbott Laboratories (2007-present); Corning Incorporated (2010-present); TXU Corporation (2005-2007); Lincoln Financial Group (2002-2006).
	(3)	Mr. Tilton brings a deep understanding of strategic planning and operational management through several years of business, management and financial experience. Prior to his role as Chairman, President and Chief Executive Officer of the Company, Mr. Tilton served as Vice Chairman of Chevron Texaco Corporation, Interim Chairman of Dynegy, Inc., and Chairman and Chief Executive Officer of Texaco Inc. At Texaco Inc., Mr. Tilton spent 30 years building business expertise in a variety of roles such as marketing and corporate planning. He later gained significant leadership and management experience as President of Texaco USA and Senior Vice President of Texaco Inc. Mr. Tilton also gained exposure to international business operations, acting as President of Texaco Europe and President of Texaco’s Global Business Unit. Mr. Tilton also served a key leadership role in the aviation industry and airline services, having served as Chairman of the Air Transport Association, the industry trade organization representing the leading U.S. airlines. Through his various professional roles, Mr. Tilton also has experience in a number of industries, including energy and pharmaceuticals.
David J. Vitale	(1)	Chair of the Urban Partnership Bank (2010-present); Chairman of DNP Select Income Fund, Inc. (2009-present), DTF Tax-Free Income Inc. (2009-present) and Duff & Phelps Utility and Corporate Bond Trust (2009-present) (investment companies); Senior Advisor to the Chief Executive Officer of the Chicago Public Schools (2007-2008) and Chief Administrative Officer of the Chicago Public Schools (2003-2007) (education).	64	2006
	(2)	Director—Alion Science & Technology Corporation (2009-present); DNP Select Income Fund, Inc. (2000-present); DTF Tax-Free Income Inc. (2005-present); Duff & Phelps Utility and Corporate Bond Trust (2005-present).
	(3)	Mr. Vitale provides valuable financial and management expertise to the Board through many years of experience in significant business roles. Mr. Vitale has acted both as Chief Administrative Officer of the Chicago Public Schools and Senior Advisor to the Chief Executive Officer of the Chicago Public Schools, where he has provided oversight for all educational departments, including finance, operations, human resources, technology and procurement. He also provides significant financial, investment, corporate and strategic planning experience to the Board, having served as President and Chief Executive Officer of The Chicago Board of Trade and Vice Chairman of Bank One Corporation. Besides these positions, he has served as Executive Vice President and Vice Chairman of First Chicago Corporation, Vice Chairman of The First

Nominee	(1) Principal Occupation (Current and past 5 years) (2) Directorships (Current and past 5 years) (3) Experience and Qualifications		Age	Director Since
National Bank of Chicago, Vice Chairman of First Chicago NBD Corporation and President of The First National Bank of Chicago. He brings additional leadership experience to the Board by serving as Chairman of DNP Select Income Fund, Inc., DTF Tax-Free Income Inc. and Duff & Phelps Utility and Corporate Bond Trust. Through his extensive professional roles, Mr. Vitale has gained experience in a number of industries, including education, banking, financial services and investment management.
John H. Walker	(1)	Chief Executive Officer of Global Brass and Copper (copper and brass strip and bar manufacturer and distributor) (2007-present); Chief Executive Officer and President of The Boler Company (transportation manufacturer) (2003-2006).	53	2002
	(2)	Director—Delphi Corporation (2005-2009); Nucor Corporation (2008-present); The Boler Company (2003-2006).
	(3)	Mr. Walker provides valuable business expertise and extensive management knowledge to the Board, having served in key management and operational oversight roles, including serving as Chief Executive Officer of Global Brass and Copper, Chief Executive Officer and President of The Boler Company, Chief Executive Officer, Chief Operating Officer and President of Weirton Steel Corporation and President of Flat Rolled Projects. The restructuring knowledge he has gained from his executive role at Weirton Steel, which reorganized under federal bankruptcy laws, provided valuable experience during the Company’s reorganization and exit from reorganization. He also brings consulting and strategy expertise from his early career with McKinsey & Company. Mr. Walker brings audit and financial experience to the Board through his service on the Audit Committees of Delphi Corporation and Nucor Corporation, and knowledge of director and executive compensation through his service on the Compensation Committee of Nucor Corporation. Through his professional roles, Mr. Walker has experience in a number of industries, including copper manufacturing, steel manufacturing and vehicle parts manufacturing.

Nominee	(1) Principal Occupation (Current and past 5 years) (2) Directorships (Current and past 5 years) (3) Experience and Qualifications		Age	Director Since
Charles A. Yamarone	(1)	Director of Houlihan Lokey (2009-present); Executive Vice President of the Libra Securities Division of the Oak Ridge Financial Services Group, Inc. (institutional broker-dealer) (2009); Executive Vice President of Libra Securities, LLC (institutional broker-dealer) (2002-2008).	52	2010
	(2)	Director—Continental (1995-2010); El Paso Electric Company (1996-present).
	(3)	Mr. Yamarone brings to the Board his expertise in management and finance, including capital market transactions and mergers and acquisitions. He has served as a Director of Houlihan Lokey since 2009, where he is a senior member of the Debt Capital Markets group. Prior to that, Mr. Yamarone worked for over 18 years at Libra Securities with involvement in all areas of Libra’s business as an institutional broker-dealer, including capital markets, corporate finance, sales and trading, research, legal, compliance, operations and administration. He also provides expertise on executive and director compensation to the Board, having served as a member of the Compensation Committee of the El Paso Electric board of directors and as the Chairman of the Human Resources Committee of Continental’s board of directors. In addition, Mr. Yamarone has experience with a variety of corporate legal issues from his service as General Counsel of Columbia Savings, as well as experience serving on the boards of directors of companies in the entertainment and hospitality industries.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES NAMED ABOVE, WHICH IS DESIGNATED AS PROPOSAL NO. 1.

Directors to be Elected by Other Classes of Stock

The following classes of directors are to be elected by the holders of certain classes of our stock other than common stock. THE HOLDERS OF COMMON STOCK DO NOT VOTE ON THE ELECTION OF THESE DIRECTORS. Each nominee was previously elected or appointed by the holders of the applicable class of our stock and has served continuously as a director since the date of his or her first election or appointment. If a nominee unexpectedly becomes unavailable before election, or we are notified that a substitute nominee has been selected, votes will be cast pursuant to the authority granted by the proxies from the respective holder(s) for the person who may be designated as a substitute nominee.

ALPA Director—Elected by Class Pilot MEC Junior Preferred Stock

One ALPA director (as defined in our Amended and Restated Certificate of Incorporation) is to be elected by the United Airlines Pilots Master Executive Council of the Air Line Pilots Association, International (the “ALPA-MEC”), the holder of our Class Pilot MEC Junior Preferred Stock. The ALPA-MEC has nominated and intends to re-elect Wendy J. Morse as the ALPA director.

Nominee	(1) Principal Occupation (Current and past 5 years) (2) Experience and Qualifications		Age	Director Since
Wendy J. Morse	(1)	Master Executive Council Chairman of ALPA-MEC (Air Line Pilots Association) (2010-present); Captain, United Boeing 777 (2007-present); Captain, United Boeing 767 (2001-2007).	50	2010
	(2)	Ms. Morse provides valuable management expertise and knowledge of aviation and airline services to the Board. Ms. Morse has served in key labor union management positions, including Chairman, Vice Chairman, and Vice Chairman and Negotiation Committee member of ALPA-MEC. In addition, Ms. Morse has served as a captain for Boeing 777s, 767s and 737s for several years.

IAM Director—Elected by Class IAM Junior Preferred Stock

One IAM director (as defined in our Amended and Restated Certificate of Incorporation) is to be elected by the International Association of Machinists and Aerospace Workers (the “IAM”), the holder of our Class IAM Junior Preferred Stock. The IAM has nominated and intends to re-elect Stephen R. Canale as the IAM director.

Nominee	(1) Principal Occupation (Current and past 5 years) (2) Experience and Qualifications		Age	Director Since
Stephen R. Canale	(1)	Retired President and Directing General Chairman of the IAM District Lodge 141 (International Association of Machinists and Aerospace Workers) (1999-2008).	66	2002
	(2)	Mr. Canale provides valuable management expertise and knowledge of aviation of airline services to the Board. Mr. Canale has served in key labor union management positions, including President and Directing General Chairman of the IAM District Lodge 141.

CORPORATE GOVERNANCE

We are committed to high standards of corporate governance and to conducting our business ethically and with integrity and professionalism. In furtherance of these commitments, our Board has adopted Corporate Governance Guidelines developed and recommended by the Nominating/Governance Committee of our Board, which are available on the Company’s website, www.unitedcontinentalholdings.com, by following the links “Investor Relations—Governance” and selecting “Corporate Governance Guidelines.”

Corporate Governance Guidelines

The Nominating/Governance Committee monitors developments in the laws, regulations and best practices relating to corporate governance and periodically recommends to our Board the adoption of amendments to the Corporate Governance Guidelines to reflect those developments. The current Corporate Governance Guidelines provide for the governance practices described below.

Independence. Our Corporate Governance Guidelines require that a majority of our Board be “independent” under the criteria for independence established by the NYSE. Our Board is responsible for affirmatively determining whether each director nominee satisfies all applicable independence criteria for service on the Board or any committee of the Board. Please see “Director Independence” below for a discussion of our Board’s independence determinations.

Limitation on Board Service. None of our directors is permitted to serve on the board of directors of more than four other public companies, and no member of the Company’s management is permitted to serve on the board of directors of another company if an independent director of the Company serves as the chairman, CEO or president of such other company.

Changes in Business or Professional Affiliations or Responsibilities. If a director experiences a change in his or her principal business or professional affiliations or responsibilities from the time such individual was first elected to the Board, the director is required to volunteer to resign from the Board. Our Board, through the Nominating/Governance Committee, will then review the continued appropriateness of the director’s Board membership under the particular circumstances.

Director Conflicts of Interest. Our Corporate Governance Guidelines require any director with a potential conflict of interest to disclose the matter to the Chairman of the Board. If the Chairman of the Board, in consultation with legal counsel, determines that a conflict exists, or that the perception of a conflict is likely to be significant, then the director is obligated to recuse himself or herself from any discussion or vote related to the matter.

Lead Director. Pursuant to our Corporate Governance Guidelines, the independent directors may designate a lead director (the “Lead Director”). If the independent directors do not designate a Lead Director, then the chairman of the Nominating/Governance Committee will become the Lead Director on an ex officio basis. The Lead Director’s responsibilities include presiding over all executive sessions of the non-management directors and the independent directors, assisting the Board in assuring compliance with and implementation of the Corporate Governance Guidelines, coordinating the agenda for moderating sessions of the Board’s non-management directors and acting as principal liaison between the CEO and the non-management directors. Mr. O’Connor, Chair of the Nominating/Governance Committee, is currently serving as the Lead Director on an ex officio basis.

Board and Director Performance Reviews. The Nominating/Governance Committee coordinates the performance evaluation of our Board on an annual basis, assessing the Board’s organization, policies, performance, effectiveness and contributions to the Company. The Nominating/Governance Committee also conducts an annual review of the individual performance of each director, the results of which are discussed with the director.

Annual Meeting Attendance. Our directors are expected to attend each annual meeting of stockholders absent exceptional reasons.

Bylaws, Committee Charters and Other Policies

In addition to those established by our Corporate Governance Guidelines, our Bylaws, the charters of our Board committees and our other Company policies provide for the following significant corporate governance practices:

•	All of the members of our Board are elected annually by our stockholders.

•	Only independent directors are permitted to serve on our Audit Committee, Compensation Committee or Nominating/Governance Committee.

•	The Board and each committee have the authority to retain outside consultants or advisors at the Company’s expense as the directors deem necessary or appropriate.

•

Our directors and our officers are subject to the Company’s securities trading policy, which prohibits their buying or selling common stock or other Company securities during trading “blackout” periods preceding the release of our quarterly financial results.

Director Independence

Our Board annually reviews all relationships between the Company and its directors and determines the independence of each director through application of the director independence tests required by Section 303A of the NYSE Listed Company Manual and, for members of the Audit Committee, the additional independence tests required by Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has established the following categorical standards as part of the Company’s Corporate Governance Guidelines to assist it in determining whether a director has any direct or indirect material relationship with the Company.

Under the categorical standards, a director is not independent if:

•

The director is, or has been within the last three years, an employee of the Company, or any of the director’s immediate family members is, or has been within the last three years, an executive officer of the Company;

•

The director, or any immediate family member of the director, has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees, and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•

The (1) director is a current partner or employee of a firm that is the internal or external auditor of the Company; (2) director has an immediate family member who is a current partner of such a firm; (3) director has an immediate family member who is a current employee of such a firm and who personally works on the Company’s audit; or (4) director, or any immediate family member of the director, was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time;

•

The director, or any immediate family member of the director, is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on the other company’s compensation committee; or

•

The director is a current employee of, or any immediate family member of the director is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeded two percent (2%) or $1,000,000, whichever is greater, of such other company’s consolidated gross revenues.

For purposes of these categorical standards, (i) an “immediate family member” of a director includes a director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who share such director’s home, and (ii) the “Company” means United Continental Holdings, Inc. and its direct and indirect subsidiaries.

Our Board has applied these independence tests and standards to each of the nominees for director, as well as the four former directors who resigned from the Board effective October 1, 2010 (Richard Almeida, Mary K. Bush, Robert D. Krebs and Robert S. Miller), and made a determination that each of (i) the nominees for the Board (other than Messrs. Canale, Smisek and Tilton and Ms. Morse) and (ii) the former directors named above are “independent” under the applicable standards. Mr. Smisek is not independent as he is an executive officer and employee of the Company and its wholly-owned subsidiaries, United Air Lines, Inc. and Continental. Mr. Tilton is not independent as he is a former executive officer and employee of the Company and its subsidiary, United Air Lines, Inc. Ms. Morse is not independent because she is also an employee of United, and Mr. Canale is a retired employee of United. Please see “Proposal No. 1 Election of Directors” above for a list of all nominees for our Board, together with biographical summaries for the nominees, including each individual’s business experience, directorships and qualifications.

In making its independence determinations, the Board considered the following categories of transactions, relationships and arrangements between the directors (or members of their immediate families) and the Company and its subsidiaries:

Ms. Corvi. The Board considered transactions between the Company and Boeing, where Ms. Corvi’s sister is currently employed as a project manager, including the purchase or lease of aircraft and the purchase of aircraft-related services. During each of the past three years, our aggregate payments to Boeing were below the threshold that would have precluded independence under the NYSE rules if Ms. Corvi’s sister were an executive officer of Boeing. In addition, the Board considered payments made by the Company to Goodrich, a supplier of parts, equipment and repair services to the Company, where Ms. Corvi serves on the board of directors. These payments to Boeing and Goodrich were made in the ordinary course of the business of the Company and Ms. Corvi was deemed to not have a direct or indirect material interest in the related transactions. The Board has determined that these transactions involving Boeing and Goodrich are not material to Ms. Corvi and do not impair her independence.

Mr. Farrell. The Board considered payments made by the Company to Allstate, Abbott and 3M, where Mr. Farrell is currently a director. These expenditures were made in the ordinary course of the business of the Company and Mr. Farrell was deemed to not have a direct or indirect material interest in the related transactions. The Board has determined that these transactions are not material to Mr. Farrell and do not impair his independence.

Mr. Meyer. The Board considered the Company’s arrangements with KeyCorp, where Mr. Meyer is currently the chairman of the board of directors and Chief Executive Officer. The Company receives payments from KeyBank, a subsidiary of KeyCorp, with respect to its long-standing debit card program, as well as for air transportation services. In addition, the Company makes payments to KeyBank, which leases certain regional jet aircraft to us and financed our purchase of certain computer software licenses in 2008. During each of the past three years, our aggregate payments to KeyCorp and KeyBank, as well as their aggregate payments to us, in each case was below the threshold that would preclude independence under the NYSE rules. These arrangements were entered into in the ordinary course of the business of the Company and Mr. Meyer was deemed to not have a direct or indirect material interest in these arrangements. The Board has determined that these arrangements are not material to Mr. Meyer and do not impair his independence.

Mr. O’Connor. The Board considered certain payments made by the Company to a firm that employs Mr. O’Connor’s son in connection with certain executive search-related services provided to the Company. While providing such services, Mr. O’Connor’s son did not have access to sensitive Company information, nor was he involved in strategic decision making. In March 2010, Mr. O’Connor’s son took a job at a different company, and since that time he has been in the process of winding down his involvement with the executive search firm. The Company discontinued use of this search firm in May 2010, and currently does not intend to retain this firm’s services in the future. The payments in connection with these transactions were well below the threshold that would preclude independence under the NYSE rules. The Board has determined that these transactions are not material to Mr. O’Connor and do not impair his independence.

Mr. Yamarone. We have an agreement with Houlihan Lokey, the firm that employs Mr. Yamarone, under which we provide a volume-based discount to the firm on the purchase of our air carrier services, which discount is provided in the form of periodic reimbursement payments. The terms of this agreement were negotiated on an arms-length basis prior to Mr. Yamarone’s service on our Board and are consistent with several similar arrangements we have with other companies. During each of the past three years, the aggregate amount of these reimbursement payments was well below the threshold that would preclude independence under the NYSE rules. These payments were made in the ordinary course of the business of the Company and Mr. Yamarone was deemed to not have a direct or indirect material interest in the related transactions. The Board has determined that these transactions are not material to Mr. Yamarone and do not impair his independence.

Air Carrier Services. In addition to the transactions, relationships and arrangements described above, the Board considered the purchase of the Company’s air carrier services in the ordinary course by the employer of each of our directors (other than Messrs. Canale, Smisek and Tilton and Ms. Morse) who is actively employed, as well as by the companies for which our directors serve on the board of directors, and determined that the amount of such purchases were immaterial in amount and significance, and did not impair the independence of such directors.

Contributions to Non-Profit Organizations Affiliated with Directors. Our Board considered the amounts of our contributions to charitable institutions or other non-profit organizations for which certain of our directors (other than Messrs. Canale, Smisek and Tilton and Ms. Morse) serve as an officer, director, trustee or fiduciary, and determined that these contributions, which in each of the past three years did not exceed the greater of $1 million or 2% of the entity’s consolidated gross revenues, were not material to those directors and did not impair their independence.

Board Meetings

Regular meetings of our Board are held at least six times per year, and special meetings are scheduled when required. The Board held nine meetings in 2010. During 2010, each of our directors attended at least 75% of the sum of the total number of meetings of the Board and each committee of which he or she was a member (during the period he or she was a member). Last year, all of our directors who served on the Board prior to the Merger attended the 2010 annual meeting of stockholders. As indicated above, our directors are expected to attend each annual meeting of stockholders absent exceptional reasons.

Our non-management directors regularly meet separately in executive session without any members of management present. Our Corporate Governance Guidelines currently provide that the Lead Director shall preside over non-management director executive sessions. In addition, our Corporate Governance Guidelines require our independent directors to meet outside the presence of management at least twice per year, with the Lead Director also presiding over such executive sessions.

Board Leadership Structure

Our Board has the responsibility for selecting the appropriate leadership structure for the Company. Our current leadership structure is comprised of a non-executive Chairman of the Board, a Chief Executive Officer and a Lead Director. Pursuant to the Agreement and Plan of Merger among UAL Corporation, Continental and JT Merger Sub Inc. (the “Merger Agreement”) and the Company’s Bylaws, upon the closing of the merger transaction involving Continental on October 1, 2010, Mr. Glenn Tilton became the Company’s non-executive Chairman of the Board and Mr. Jeffery Smisek became the Company’s President and Chief Executive Officer. Our Bylaws, consistent with the terms of the Merger Agreement, also provide that Mr. Tilton will continue to serve as non-executive Chairman of the Board until December 31, 2012, subject to his earlier death, resignation or removal in accordance with our Bylaws. At the time that Mr. Tilton ceases to serve as our non-executive Chairman of the Board, our Bylaws require the Board to appoint Mr. Smisek as Chairman of the Board, unless a majority of the members of the full Board determine otherwise following the recommendation of the Nominating/Governance Committee acting by the vote of a majority of all of its members.

As indicated above, the Company’s leadership structure also includes a Lead Director. In accordance with the Company’s Corporate Governance Guidelines, Mr. O’Connor, Chair of the Nominating/Governance Committee, is serving as the Lead Director on an ex officio basis. For a discussion of the responsibilities of the Lead Director, please see “Corporate Governance Guidelines—Lead Director” above.

In considering this leadership structure in connection with approval of the Merger Agreement, our Board determined that Mr. Tilton’s history as Chairman of the Board and Chief Executive Officer of the Company would make him the appropriate leader of the Board during the transition period while Mr. Smisek focuses on the integration of Continental and United. Following this transition period, the Board believes that the combination of the Chairman of the Board and Chief Executive Officer positions will allow for effective evaluation and execution of the Company’s strategies and operations management. In addition, a number of Board and committee processes and procedures, including the existence of the Lead Director role, the regular executive sessions of non-management and independent directors and the annual performance evaluations, will provide substantial independent oversight of our Chairman of the Board and Chief Executive Officer’s performance and ensure that he provides the best leadership for the Company.

Board Oversight of Risk Management

Our Board considers effective risk oversight an important priority. As we consider risks in connection with virtually every business decision, the Board discusses risk throughout the year generally or in connection with specific proposed actions. The Board’s approach to risk oversight includes understanding the critical risks in the Company’s business and strategy, evaluating the Company’s risk management processes, allocating responsibilities for risk oversight among the full Board and its committees, and fostering an appropriate culture of integrity and compliance with legal and ethical responsibilities.

Our Board exercises its oversight of our risk management policies and practices primarily through its committees, as described below, which regularly report back to the Board regarding their risk oversight activities.

•

The Audit Committee oversees the Company’s general risk assessment and risk management policies and procedures (other than those risks delegated to the Finance Committee), including risks related to the Company’s financial statements, the financial reporting process, accounting and certain legal matters. The Audit Committee also oversees the internal audit function and the Company’s ethics and compliance program.

•

The Finance Committee oversees the Company’s management of certain financial, economic and hazard risks, including the Company’s currency and fuel hedging programs and the Company’s various insurance programs.

•

The Compensation Committee periodically reviews the risks arising from our compensation policies, practices and programs, as well as the mitigating controls, to determine whether any such risks are material to us. As described below, prior to the Merger, the UAL Human Resources Subcommittee served the role of the Compensation Committee. In approving the 2010 compensation program design, the Human Resources Subcommittee engaged in discussions with management regarding any potential risks arising from our compensation programs, policies and practices. Based on those discussions, it was determined that the structure of the compensation policies, practices and programs in place at that time did not create any risks that were reasonably likely to have a material adverse effect on the Company.

•

The Nominating/Governance Committee periodically reviews the risk arising from our corporate governance policies and practices, including the structure and performance of our Board, its committees and our individual directors.

•	The Public Responsibility Committee oversees social, political and environmental issues that could pose significant risk to the Company’s reputation, business or performance.

While the Board oversees risk management, management is charged with managing the risks. The Company has robust internal processes and a strong internal control environment to identify and manage risks and to communicate with the Board about these risks. These include an enterprise risk management program, an enterprise risk management committee, a strong ethics and compliance program, and comprehensive internal and external audit processes. Our Board receives periodic reports on each of these aspects of the Company’s risk management process. In addition, the Board participates in the enterprise risk management process by providing feedback on management’s identification and assessment of the key risks facing the Company.

Communications with the Board

Stockholders and other interested parties may contact the Board as a whole, or any individual member, by one of the following means: (1) writing to the Board of Directors, United Continental Holdings, Inc., c/o the Corporate Secretary’s Office—HDQLD, 77 W. Wacker Drive, Chicago, IL 60601; or (2) by emailing our Board at UALBoard@united.com.

Stockholders may communicate to the Board on an anonymous or confidential basis. The Board has designated the General Counsel and the Corporate Secretary’s Office as its agents for receipt of communications. All communications will be received, processed and initially reviewed by the Corporate Secretary’s Office. The Corporate Secretary’s Office generally does not forward communications that are not related to the duties and responsibilities of the Board, including junk mail, service complaints, employment issues, business suggestions, job inquires, opinion surveys and business solicitations. The Corporate Secretary’s Office maintains all communications and they are all available for review by any member of the Board at his or her request.

The Chairman of the Audit Committee is promptly advised of any communication that alleges management misconduct or raises legal, ethical or compliance concerns about Company policies and practices. The Chairman of the Audit Committee receives periodic updates from the Corporate Secretary’s Office on other communications from stockholders and he determines which of these communications to review, respond to or refer to another member of the Board.

Code of Ethics

The Company has adopted codes of business conduct and ethics for directors, officers (including the Company’s principal executive officer, principal financial officer and principal accounting officer or controller) and employees. The codes are available on the Company’s website, www.unitedcontinentalholdings.com, by following the links “Investor Relations—Governance” and selecting “Code of Conduct.”

Nominations for Directors

As described below, our Nominating/Governance Committee identifies and recommends for nomination individuals qualified to be Board members, other than directors appointed by holders of preferred stock of the Company. The Nominating/Governance Committee identifies directors through a variety of means, including suggestions from members of the committee and the Board and suggestions from Company officers, employees and others. The committee may retain a search firm to identify director candidates for Board positions (other than those elected by holders of shares of preferred stock of the Company). In addition, the Committee considers nominees for director positions suggested by stockholders.

Holders of common stock may submit director candidates for consideration (other than those elected by holders of shares of preferred stock of the Company) by writing to the Chairman of the Nominating/Governance Committee, c/o the Corporate Secretary’s Office—HDQLD, United Continental Holdings, Inc., 77 W. Wacker Drive, Chicago, IL 60601. Stockholders must provide the recommended candidate’s name, biographical data, qualifications and other information required by the Bylaws of the Company.

A candidate for election as a director of the Board (other than those elected by holders of shares of preferred stock of the Company) should possess a variety of characteristics. Candidates for director positions recommended by stockholders must be able to fulfill the independence standards established by the Board as set forth above under “Director Independence” and as set forth in the Company’s Corporate Governance Guidelines.

Although the Company does not have a formal policy on Board diversity, the Board seeks independent directors with diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. A candidate for director should have experience in positions with a high degree of responsibility and be selected based upon contributions he or she can make to the Board and upon his or her willingness to devote adequate time and effort to Board responsibilities. In making this assessment, the Nominating/Governance Committee will consider the number of other boards on which the candidate serves and the other business and professional commitments of the candidate. The candidate should also have the ability to exercise sound business judgment to act in what he or she reasonably believes to be in the best interests of the Company and its stockholders. No candidate shall be eligible for election or reelection as a director if at the time of such election he or she is 75 or more years of age, unless the Board affirmatively determines otherwise.

Submissions of candidates who meet the criteria for director nominees approved by the Board will be forwarded to the Chairman of the Nominating/Governance Committee for further review and consideration. The Nominating/Governance Committee reviews the qualifications of each candidate and makes a recommendation to the full Board. The committee considers all potential candidates in the same manner and by the same standards regardless of the source of the recommendation and acts in its discretion in making recommendations to the full Board. The invitation to join the Board (other than with respect to any director who is elected by the shares of preferred stock of the Company) is extended by the entire Board through the Chairman of the Board or the Chairman of the Nominating/Governance Committee.

Committees of the Board

The Board has Audit, Compensation, Executive, Finance, Nominating/Governance and Public Responsibility Committees. The Audit Committee, Compensation Committee and Nominating/Governance Committee are comprised solely of independent directors. Below is a chart showing current committee membership and a summary of the functions performed by the committees during 2010.

COMMITTEE MEMBERSHIP
	AUDIT		COMPENSATION		EXECUTIVE		FINANCE		NOMINATING/ GOVERNANCE		PUBLIC RESPONSIBILITY
Kirbyjon H. Caldwell									X		X	**
Stephen R. Canale											X
Carolyn Corvi	X						X				X
W. James Farrell			X				X		X
Jane C. Garvey									X		X	**
Walter Isaacson	X						X
Henry L. Meyer III			X				X		X
Wendy J. Morse											X
Oscar Munoz	X	*			X
James J. O’Connor			X		X				X	*
Laurence E. Simmons	X						X		X
Jeffery A. Smisek					X		X
Glenn F. Tilton					X	*	X
David J. Vitale	X				X		X	*
John H. Walker	X										X
Charles A. Yamarone			X	*	X

Key:	X	=	Current Committee Assignment
	*	=	Chairman
	**	=	Co-chair

Audit Committee

The Company has a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee met nine times during 2010 and is comprised of six independent members as independence is defined by the applicable NYSE and SEC standards. The Board has determined that each of the Audit Committee members is financially literate, and that Messrs. Munoz, Vitale and Walker is each an audit committee financial expert as defined by SEC regulations. The Audit Committee has adopted a written charter, which is available on the Company’s website, www.unitedcontinentalholdings.com, by following the links “Investor Relations—Governance” and selecting “Audit” under the heading “Committee Charters.”

The Audit Committee is responsible for the oversight of (1) the accounting and financial reporting processes and audits of the Company’s financial statements, (2) the integrity of the Company’s financial statements and the adequacy of the Company’s system of disclosure controls and internal controls for financial reporting, (3) the Company’s compliance with legal and regulatory requirements and ethical standards, (4) the outside auditors’ qualifications and independence, and (5) the performance of the Company’s internal audit function and outside auditors. The Audit Committee provides an open avenue of communication between the outside auditors, the internal auditors, management and the Board. The Audit Committee also prepares an audit committee report as required by the SEC, which is set forth on page 77 under “Audit Committee Report.”

In discharging its duties, the Audit Committee has the authority to conduct or authorize investigations into any matters within the committee’s scope of responsibilities. The Audit Committee can form and delegate authority to subcommittees. Furthermore, it has the authority, without Board approval, to obtain, at the expense of the Company, advice and assistance from internal or external legal, accounting or other advisors as it deems advisable.

Compensation Committee

The Compensation Committee met twice during 2010 and has a written charter adopted by the Board, which is available on the Company’s website, www.unitedcontinentalholdings.com, by following the links “Investor Relations—Governance” and selecting “Compensation” under the heading “Committee Charters.” All four members of the Compensation Committee are independent as defined by the NYSE’s applicable listing standards. Prior to the closing of the Merger on October 1, 2010, the Compensation Committee was referred to as the Human Resources Committee, which had established a Human Resources Subcommittee (the “Subcommittee”) that served the role of a traditional compensation committee. All members of the Subcommittee were independent. The Subcommittee, which was abolished upon the closing of the Merger, met six times in 2010 and did not have a separate charter.

The Compensation Committee is responsible for (1) oversight of the administration of the Company’s compensation plans (other than plans covering only directors of the Company), including the equity-based plans and executive compensation programs of the Company, (2) evaluation and establishment of the compensation of the executive officers of the Company, and (3) review of the adequacy of the compensation plans of the subsidiaries of the Company in which the designated senior officers of the Company’s subsidiaries participate. The Compensation Committee also reviews and makes recommendations to the Board with respect to the adoption (or submission to stockholders for approval) or amendment of such executive compensation plans and all equity-based plans. Furthermore, the Compensation Committee exercises the powers and performs the duties, if any, assigned to it from time to time under any compensation or benefit plan of the Company or any of its subsidiaries.

The Committee performs a review, at least annually, of the goals and objectives for the CEO as set by the Nominating/Governance Committee and applies them to the Nominating/Governance Committee’s review of the CEO’s performance. The Compensation Committee has the sole authority to set the CEO’s compensation based on this evaluation. The committee also reviews and approves at least annually the compensation of each other executive officer of the Company and the designated senior officers of its subsidiaries. The committee oversees the annual performance evaluation process of the executive officers of the Company (other than the CEO) and takes the evaluation into account when setting the compensation for each executive officer.

The Compensation Committee has delegated to the CEO the authority to grant stock awards to eligible participants other than executive officers of the Company, the interpretative authority under the Company’s incentive compensation plans for interpretations and determinations relating to the grant of stock awards to such eligible participants, and the modification of the terms of a participant’s award following termination of employment. Additionally, the CEO makes recommendations to the Compensation Committee regarding compensation of the officers who report directly to him. His recommendations are based on input from the Executive Vice President—Human Resources and Labor Relations, the Vice President—Human Resources and the committee’s independent compensation consultant. The committee has the authority to review, approve and revise these recommendations as it deems appropriate.

The Compensation Committee has the sole authority to retain and terminate any compensation consultant hired to assist in the evaluation of the compensation of the CEO, other officers of the Company and the designated senior officers of the Company’s subsidiaries, including sole authority to approve compensation consultant fees and other terms of engagement. It has the authority, without having to seek Board approval, to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors as it deems advisable. The committee is responsible for determining the scope of the executive compensation services provided by any consultant, including its fees.

Role of Compensation Consultant in Determining Executive Compensation

The Compensation Committee has retained Exequity LLP (“Exequity”) as its independent compensation consultant effective November 2010. Exequity previously served as the compensation consultant to the Continental Human Resources Committee. From time to time and in connection with the setting of incentive compensation targets, Exequity makes executive compensation recommendations to the Compensation Committee based on available marketplace compensation data for U.S. peer airlines and certain non-airline companies with comparable revenue and other characteristics. Exequity reports exclusively to the Compensation Committee and does not provide any additional services to the Company. In November 2010, the Compensation Committee also adopted a conflict of interest policy governing the relationship with this compensation consultant in order to ensure objectivity and minimize the potential for conflicts of interest in the delivery of executive compensation advice. The policy establishes management’s obligation to report periodically to the Compensation Committee the scope and amount of work being performed by the consultant or its affiliates for the Company. The policy also specifies that the consultant reports directly to the Compensation Committee and has direct access to the committee through its chair (or in the case of services being provided to the Board, through the Lead Director). The policy prohibits the consultant from soliciting business from the Company other than work on behalf of the Compensation Committee or the Board and requires the consultant to develop policies and procedures to prevent any employee of the consultant who advises the Compensation Committee or the Board from discussing such services with other employees of the consultant who currently provide other services to the Company or who were providing other services during the prior year.

Prior to the Merger, from August 2006 until the closing of the Merger, the Subcommittee retained Hewitt Associates LLC (“Hewitt”) to advise the Subcommittee on executive compensation matters. Upon request by the Subcommittee, Hewitt reviewed certain compensation practices, including base salaries, short and long term incentive programs, and various other compensation matters, and made recommendations consistent with market trends and data and applicable technical and regulatory considerations, while reinforcing the Company’s compensation philosophy and strategy. The scope of Hewitt’s engagement included the following: (1) preparation for and attendance at Subcommittee meetings and select Board and management meetings; (2) assistance with the review, design, and market prevalence of executive compensation, non-executive compensation or benefit programs; (3) ongoing support with respect to regulatory and accounting considerations impacting executive compensation and benefit programs; and (4) performance of competitive market pay analyses to ascertain each officer’s position relative to the comparator group market median for base salary, annual incentive and long-term incentive levels, including Total Compensation MeasurementTM studies, proxy data studies, dilution analyses and market trends. Hewitt was directed to work with Company management to prepare the appropriate data, materials and proposals for the Subcommittee. Hewitt reported directly to the chairman of the Subcommittee and had direct access to all members of the Subcommittee during and between Subcommittee meetings. In 2010, the total amount of fees paid by the Company to Hewitt for services to the Subcommittee relating to executive compensation was approximately $170,000.

In addition to the executive compensation services described above, a separate business unit at Hewitt provided non-executive compensation services to the Company during 2010 under separate arrangements. The decision to retain Hewitt for non-executive compensation services, which include health benefits consulting, was made by Company management and the Board was not required to approve these additional services. In 2010, the total amount of fees paid by the Company to Hewitt for non-executive compensation services was approximately $2.4 million. The Subcommittee determined whether Hewitt’s executive compensation services were performed objectively and believed that the additional, non-executive compensation services provided by Hewitt did not conflict with Hewitt’s ability to provide the Subcommittee with independent executive compensation services and advice.

In connection with the Merger, the Subcommittee received input from Hewitt, as well as the Human Resources Committee of Continental and Exequity, with respect to the development and structure of the executive compensation program for the combined Company.

Executive Committee

The Executive Committee met nine times during 2010 and has a written charter adopted by the Board, which is available on the Company’s website, www.unitedcontinentalholdings.com, by following the links “Investor Relations—Governance” and selecting “Executive” under the heading “Committee Charters.” The Executive Committee is authorized to exercise the powers, subject to certain limitations, of the Board in the management of the business and affairs of the Company, excluding any powers granted by the Board, from time to time, to any other committee of the Board.

Finance Committee

The Finance Committee met seven times during 2010 and has adopted a written charter, which is available on the Company’s website, www.unitedcontinentalholdings.com, by following the links “Investor Relations – Governance” and selecting “Finance” under the heading “Committee Charters.” The Finance Committee is responsible for, among other things, (1) the review of capital plans and budgets, (2) cash management plans and activities, (3) new business opportunities, (4) financial transactions and (5) proposed issuances of securities. In the event of any merger or consolidation, the Finance Committee is also responsible for recommending any proposed transaction to the Board, and in the event of such transaction, reviewing with management the achievement of business synergies.

Nominating/Governance Committee

All six members of the Nominating/Governance Committee are independent as defined by the NYSE’s applicable listing standards. The Committee met eight times during 2010 and has a written charter adopted by the Board, which is available on the Company’s website, www.unitedcontinentalholdings.com, by following the links “Investor Relations—Governance” and selecting “Nominating/Governance” under the heading “Committee Charters.”

The Nominating/Governance Committee is responsible for, among other things, (1) identification and recommendation for nomination individuals qualified to be Board members, other than directors appointed by holders of preferred stock of the Company, (2) development, recommendation and periodic review of the Company’s Corporate Governance Guidelines and oversight of corporate governance matters, (3) evaluation of the CEO’s performance and coordination of CEO searches, (4) coordination of an annual evaluation of the Board and its committees and (5) making recommendations with respect to director compensation. In discharging its duties, the Nominating/Governance Committee has the authority to conduct or authorize investigations into any matters within the Committee’s scope of responsibilities. The Nominating/Governance Committee can form and delegate authority to subcommittees.

The Committee has the sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm’s fees and other terms of engagement. Furthermore, it has the authority, without Board approval, to obtain, at the expense of the Company, advice and assistance from internal or external legal, accounting or other advisors as it deems advisable.

Nominating/Governance Committee Role in Recommending Director Compensation

The Nominating/Governance Committee makes recommendations to the Board regarding the form and amount of director compensation. The Nominating/Governance Committee has not delegated any authority with respect to director compensation matters, and no executive officer plays a role in determining the amount of director compensation. The Compensation Committee’s compensation consultant, Exequity, has advised the Nominating/Governance Committee with respect to director compensation matters. These matters include, among other things, a review and market analysis of board of director pay and benefits, and share ownership guidelines.

Public Responsibility Committee

The Public Responsibility Committee met three times during 2010 and has a written charter adopted by the Board, which is available on the Company’s website, www.unitedcontinentalholdings.com, by following the links “Investor Relations—Governance” and selecting “Public Responsibility” under the heading “Committee Charters.”

The Public Responsibility Committee is responsible for oversight of (1) the Company’s policies and positioning with respect to social responsibility and public policy, including those that relate to safety (including workplace safety and security) and the environment; political and governmental policies; consumer affairs; civic activities and business practices that impact communities in which the Company does business; and charitable, political, social and educational organizations, (2) management’s identification, evaluation and monitoring of the social, political and environmental trends, issues and concerns, domestic and international, that affect or could affect the Company’s reputation, business activities and performance or to which the Company could make a meaningful contribution and (3) the Company’s general philosophy regarding diversity, including as it relates to Company policies and practices in areas other than employee diversity.

Compensation Committee Interlocks and Insider Participation

Our executive compensation programs are administered by the Compensation Committee of the Board. The committee is currently composed of four independent, non-management directors, and no member of the committee has ever been an officer or employee of the Company or any of its subsidiaries. None of our executive officers have served as a member of any board of directors or compensation committee of any other company for which any of our directors served as an executive officer at any time since January 1, 2010.

Certain Relationships and Related Transactions

Review, Approval or Ratification of Transactions with Related Persons

The Board recognizes that transactions between the Company and certain related persons present a heightened risk of conflicts of interest. In order to ensure that the Company acts in the best interest of its stockholders, the Board has adopted a written policy for the review and approval of any Related Party Transactions (as defined below). It is the policy of the Company not to enter into any Related Party Transaction unless the Audit Committee (or in instances in which it is not practicable to wait until the next Audit Committee meeting, the Chair of the Audit Committee) approves the transaction or the transaction is approved by a majority of the Company’s disinterested directors. No member of the Audit Committee or the Board is permitted to participate in the review or approval of a Related Party Transaction if such member or his or her immediate family member is a Related Party (as defined below). In reviewing a proposed transaction, the Audit Committee must (i) satisfy itself that it has been fully informed as to the Related Party’s relationship and interest and as to the material facts of the proposed transaction and (ii) consider all of the relevant facts and circumstances available to the Committee. After its review, the Audit Committee will only approve or ratify transactions that are fair to the Company and not inconsistent with the best interests of the Company and its stockholders.

If a Related Party Transaction has been completed without being approved, the Audit Committee or the Chair of the Audit Committee will (a) evaluate the transaction to determine whether rescission of the transaction and/or disciplinary action is appropriate, and (b) request that the General Counsel of the Company evaluate the Company’s controls and procedures to ascertain the reason the transaction was not submitted to the Audit

Committee for prior approval and whether any changes to the controls and procedures should be adopted or implemented. For a Related Party Transaction that has not been approved but is not yet complete, the transaction will be reviewed in accordance with the procedures set forth above to determine the appropriate action.

As set forth in the policy, a “Related Party Transaction” is a transaction or series of related transactions involving a Related Party that had, has, or will have a direct or indirect material interest and in which the Company is a participant, other than:

•	a transaction with a Related Party involving less than $120,000;

•	a transaction involving compensation of directors otherwise approved by the Board or an authorized committee of the Board;

•

a transaction involving compensation of an executive officer or involving an employment agreement, severance arrangement, change in control provision or agreement or special supplemental benefit of an executive officer otherwise approved by the Board or an authorized committee of the Board;

•	a transaction available to all employees generally or to all salaried employees generally;

•	a transaction involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services;

•

a transaction in which the interest of the Related Party arises solely from the ownership of a class of the Company’s equity securities and all holders of that class receive the same benefit on a pro rata basis; or

•

a transaction in which the rates or charges involved therein are determined by competitive bids, or a transaction that involves the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

For purposes of this definition, Related Party includes (i) an executive officer or director of the Company, (ii) a nominee for director of the Company, (iii) a 5% stockholder of the Company, (iv) an individual who is an immediate family member of an executive officer, director, nominee for director or 5% stockholder of the Company or (v) an entity that is owned or controlled by a person listed in (i), (ii), (iii) or (iv) above or in which any such person serve as an executive officer or general partner or, together with all other persons specified in (i), (ii), (iii) or (iv) above, owns 5% or more of the equity interests thereof.

Related Person Transactions

The Company did not enter into any Related Party Transactions (as defined above) during 2010. Further, management reviewed with the Audit Committee all transactions since January 1, 2010 involving a “related person” identified in the annual questionnaire responses or otherwise known to the Committee or the Company. None of these transactions was required to be disclosed as a related person transaction pursuant to the SEC’s rules.

BENEFICIAL OWNERSHIP OF SECURITIES

Certain Beneficial Owners

The following table shows the number of shares of our voting securities owned by any person or group known to us as of April 11, 2011, to be the beneficial owner of more than 5% of any class of our voting securities.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Ownership	Percent of Class
FMR LLC(1) 82 Devonshire Street Boston, MA 02109	Common Stock	39,804,740	12.6%
Wellington Management Company, LLP(2) 280 Congress Street Boston, MA 02210	Common Stock	30,780,716	9.7%
Janus Capital Management LLC(3) 151 Detroit Street Denver, CO 80206	Common Stock	27,686,345	8.7%
Capital World Investors(4) 333 South Hope Street Los Angeles, CA 90071	Common Stock	22,785,131	7.1%
United Airlines Pilots Master Executive Council, Air Line Pilots Association, International(5) 6400 Shafer Court, Suite 700 Rosemont, IL 60018	Class Pilot MEC Junior Preferred Stock	1	100%
International Association of Machinists and Aerospace Workers(5) District #141 900 Machinists Place Upper Marlboro, MD 20722	Class IAM Junior Preferred Stock	1	100%

(1) Based on Schedule 13G/A (Amendment No. 6) filed on February 14, 2011 in which FMR LLC reported sole voting power for 674,231 shares and sole dispositive power for 39,804,740 shares. According to Amendment No. 6, FMR LLC, the parent holding company of Fidelity Management & Research Company, a wholly owned registered investment adviser, and Mr. Edward C. Johnson 3d, Chairman of FMR LLC, may be deemed to beneficially own the shares reported in the table. FMR LLC reported sole voting power of 674,231 shares and sole dispositive power for 39,804,740 shares, and Mr. Johnson reported sole dispositive power for 39,804,740 shares. Amendment No. 6 also reported that (i) Fidelity Management & Research Company beneficially owned 39,130,909 shares as a result of acting as an investment adviser for various investment companies (the “Fidelity Funds”), (ii) Pyramis Global Advisors Trust Company, an indirect wholly owned subsidiary of FMR LLC and a bank as defined of the Securities Exchange Act of 1934, beneficially owned 5,000 shares, and (iii) FIL Limited, a qualified institution, and various foreign-based subsidiaries beneficially owned 668,831 shares. Fidelity Management & Research Company exercises the sole power to vote the shares beneficially owned by the Fidelity Funds pursuant to written guidelines established by the board of trustees of each Fidelity Fund. FMR LLC and Mr. Johnson each has sole power to vote the shares beneficially owned by Pyramis Global Advisors Trust Company. Partnerships controlled predominately by members of the family of Mr. Johnson have power to vote approximately 39% of the total shares owned by FIL Limited.

(2) Based on Schedule 13G filed on February 14, 2011 in which Wellington Management Company, LLP, an investment adviser, reported shared voting power for 28,022,945 shares and shared dispositive power for 30,780,716 shares. Wellington Management Company, LLP reported that, in its capacity as an investment adviser, it may be deemed to beneficially own 30,780,716 shares which are held of record by its clients.

(3) Based on Schedule 13G filed on February 14, 2011 in which Janus Capital Management LLC reported sole voting power and sole dispositive power for 25,314,550 shares and shared voting power and shared dispositive power for 2,371,795 shares. Janus Capital Management LLC reported its direct ownership of a 94.5% stake in INTECH Investment Management and a 77.8% stake in Perkins Investment Management LLC. Janus Capital Management LLC, INTECH Investment Management and Perkins Investment Management LLC are registered investment advisers furnishing investment advice to various investment companies and their beneficial holdings are aggregated for purposes of the shares reported in the table. Janus Capital Management also reported that as a result of INTECH Investment Management’s role as investment adviser or sub-adviser to several investment companies, it may be deemed to beneficially own 2,371,795 shares.

(4) Based on Schedule 13G/A (Amendment No. 1) filed on February 14, 2011 in which Capital World Investors reported sole voting power for 17,352,413 shares and sole dispositive power for 22,785,131 shares. According to Amendment No. 1, Capital World Investors is a registered investment adviser and a division of Capital Research and Management Company. Capital World Investors reported that it is deemed to be the beneficial owner of the shares reported in the table as a result of Capital Research and Management Company acting as investment adviser to various investment companies.

(5) Shares of Class Pilot MEC and Class IAM stock elect one ALPA and IAM director, respectively, and have one vote on all matters submitted to the holders of common stock other than the election of directors.

Directors and Executive Officers

The following table shows the number of shares of our voting securities owned by our named executive officers, our directors, and all of our executive officers and directors as a group as of April 11, 2011. The person or entities listed below have sole voting and investment power with respect to all shares of our common stock beneficially owned by them, except to the extent this power may be shared with a spouse.

Name of Beneficial Owner	Title of Class	Amount and Nature of Ownership		Percent of Class
Graham W. Atkinson	Common Stock	109,164	(1)	*
Kirbyjon H. Caldwell	Common Stock	28,978	(2)	*
Stephen R. Canale	Common Stock	0		*
James E. Compton	Common Stock	4,621		*
Carolyn Corvi	Common Stock	11,351	(3)	*
W. James Farrell	Common Stock	10,000		*
Irene E. Foxhall	Common Stock	1,050		*
Jane C. Garvey	Common Stock	0		*
Walter Isaacson	Common Stock	10,000		*
Peter D. McDonald	Common Stock	162,603	(4)	*
Henry L. Meyer III	Common Stock	44,426	(5)	*
Kathryn A. Mikells	Common Stock	0		*
Wendy J. Morse	Common Stock	0		*
Oscar Munoz	Common Stock	36,026	(6)	*
James J. O’Connor	Common Stock	10,000		*
Zane C. Rowe	Common Stock	4,201		*
Laurence E. Simmons	Common Stock	15,551	(7)	*
Jeffery A. Smisek	Common Stock	17,884		*
John P. Tague	Common Stock	0		*
Glenn F. Tilton	Common Stock	883,308	(8)	*
David J. Vitale	Common Stock	10,000		*
John H. Walker	Common Stock	6,000		*
Charles A. Yamarone	Common Stock	41,014	(9)	*
Directors and Officers as a Group (25 persons)	Common Stock	1,404,104		*

* Less than 1% of outstanding shares.

(1) Includes 21,804 options to purchase shares of our common stock at $34.18 per share, 21,805 options to purchase shares of our common stock at $35.91 per share, 21,805 options to purchase shares of our common stock at $35.65 per share, and 43,750 options to purchase shares of our common stock at $34.55 per share.

(2) Includes 5,250 options to purchase shares of our common stock at $47.43 per share, 5,250 options to purchase shares of our common stock at $32.48 per share, 7,127 options to purchase shares of our common stock at $11.87 per share, 7,875 options to purchase shares of our common stock at $8.79 per share and 2,426 restricted stock awards that will vest June 9, 2011.

(3) Includes 7,875 options to purchase shares of our common stock at $17.67 per share and 2,426 restricted stock awards that will vest June 9, 2011.

(4) Includes 43,867 options to purchase shares of our common stock at $34.18 per share, 43,868 options to purchase shares of our common stock at $35.91 per share, 43,868 options to purchase shares of our common stock at $35.65 per share, and 31,000 options to purchase shares of our common stock at $4.86 per share.

(5) Includes 5,250 options to purchase shares of our common stock at $17.03 per share, 5,250 options to purchase shares of our common stock at $12.39 per share, 5,250 options to purchase shares of our common stock at $22.50 per share, 5,250 options to purchase shares of our common stock at $32.48 per share, 7,875 options to purchase shares of our common stock at $11.87 per share, 7,875 options to purchase shares of our common stock at $8.79 per share and 2,426 restricted stock awards that will vest June 9, 2011.

(6) Includes 5,250 options to purchase shares of our common stock at $11.58 per share, 5,250 options to purchase shares of our common stock at $22.50 per share, 5,250 options to purchase shares of our common stock at $32.48 per share, 7,875 options to purchase shares of our common stock at $11.87 per share, 7,875 options to purchase shares of our common stock at $8.79 per share, and 2,426 restricted stock awards that will vest June 9, 2011.

(7) Includes 7,875 options to purchase shares of our common stock at $14.25 per share and 2,426 restricted stock awards that will vest June 9, 2011.

(8) Includes 180,233 restricted stock awards that vested on April 1, 2011, 164,400 options to purchase shares of our common stock at $34.18 per share, 164,400 options to purchase shares of our common stock at $35.91 per share, 164,400 options to purchase shares of our common stock at $35.65 per share, and 133,333 options to purchase shares of our common stock at $4.86 per share.

(9) Includes 5,250 options to purchase shares of our common stock at $47.43 per share, 5,250 options to purchase shares of our common stock at $28.20 per share, 5,250 options to purchase shares of our common stock at $22.50 per share, 5,250 options to purchase shares of our common stock at $32.48 per share, 7,875 options to purchase shares of our common stock at $11.87 per share, 7,875 options to purchase shares of our common stock at $8.79 per share, and 2,426 restricted stock awards that will vest June 9, 2011.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of our common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities. Such executive officers, directors and beneficial owners are required by SEC regulation to furnish us with copies of all Section 16(a) forms filed by such reporting persons. Based on the Company’s records, we believe that all Section 16(a) reporting requirements related to the Company’s directors and executive officers were timely fulfilled during 2010.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2010 regarding the number of shares of our common stock that may be issued under the Company’s equity compensation plans.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by security holders
Options	4,657,342
RSUs	51,130
Subtotal	4,708,472	(1)	$27.26	(2)	5,376,706	(3)
Equity compensation plans not approved by security holders	6,394,784	(4)	$17.43		3,245,042	(5)
Total	11,103,256		$21.60		8,621,748

(1) In addition to this amount, the Company has issued 656,191 restricted shares which were not vested as of December 31, 2010. These nonvested restricted shares are included in the total number of outstanding shares at December 31, 2010. All stock-based compensation plans, including the stock-based compensation plans that were not approved by security holders, are discussed in Note 7–Share-Based Compensation Plans of the Combined Notes to the Consolidated Financial Statements.

(2) Includes restricted stock units with an exercise price of $0. The weighted average exercise price of options is $27.56.

(3) Includes 35,449 shares available under the Director Equity Incentive Plan and 5,341,257 shares available under the 2008 Incentive Compensation Plan.

(4) These options were assumed in connection with the merger with Continental on October 1, 2010. In addition to this amount, there are 14,556 restricted shares granted under the Incentive Plan 2010 which were not vested as of December 31, 2010. These nonvested restricted shares are included in the total number of outstanding shares at December 31, 2010.

(5) Represents 3,245,042 shares available under Incentive Plan 2010.

Incentive Plan 2010

The Incentive Plan 2010 was adopted by the board of directors of Continental in December 2009 and approved by Continental shareholders in 2010, and was assumed by the Company in connection with the Merger on October 1, 2010. Stock options outstanding prior to the Merger will vest on their original vesting schedule or earlier if the holder experiences an involuntary termination within two years of the Merger closing date. The Incentive Plan 2010 provides for the grant of non-qualified stock options, incentive stock options, stock appreciation rights (“SARs”), restricted stock awards, performance awards, incentive awards and other stock awards. Employees who were employed by United prior to Merger closing date are not eligible to receive grants of equity-based awards under the Incentive Plan 2010.

The Incentive Plan 2010 is administered by the Compensation Committee of the Company with respect to awards made to persons subject to Section 16 of the Exchange Act, and by the Compensation Committee or the Chief Executive Officer with respect to awards made to persons who are not subject to Section 16 of the Exchange Act, unless the Incentive Plan 2010 otherwise specifies that the Compensation Committee will take specific action or the Compensation Committee specifies that it will serve as Administrator.

Subject to adjustment for changes in capitalization, the aggregate number of shares which may be granted under the Incentive Plan 2010 is not to exceed 3,937,500 (which reflects the adjustment based on the exchange ratio that applied in connection with the Merger). To the extent that an award lapses, is terminated or is forfeited, or an award is paid in cash such that all or some of the shares of common stock covered by the award are not issued to the holder, any such forfeited or unissued shares of common stock then subject to such award will be added back to the number of shares available for issuance under the plan. No awards may be granted under the Incentive Plan 2010 after November 30, 2019.

The exercise price for all stock options and SARs under the Incentive Plan 2010 may not be less than the fair market value of a share of Company common stock on the date of grant. Stock options and SARs may not be exercisable after the expiration of 10 years following the date of grant. Performance awards and incentive awards may be granted in the form of restricted stock units or such other form as determined by the plan administrator.

Vesting and exercisability of awards may be based on continued employment, the satisfaction of certain performance measures, such other factors as the administrator may determine, or a combination of such factors. Awards granted under the Incentive Plan 2010 that vest based solely on the continued employment of the holder may not become exercisable or vest in full in less than three years from the date of grant, and awards that are based on the satisfaction of performance measures are subject to a minimum waiting period for vesting or exercise of one year from the date of grant. However, awards that have conditions related to both time and performance measures may vest or become exercisable upon the earlier satisfaction of the performance measures, subject to the one-year waiting period. The exercisability and vesting requirements set forth above are not applicable to (i) acceleration of exercisability or vesting upon the death, disability or retirement of the holder and upon certain other terminations as provided pursuant to any employment agreement entered into prior to December 1, 2009, (ii) acceleration of exercisability or vesting upon a change in control or certain other corporate changes affecting the company and (iii) grants of awards made in payment of other earned cash-based incentive compensation. In addition, the plan administrator has the discretion to grant an award that does not contain the minimum exercisability and vesting requirements provided that the aggregate number of shares that may be subject to such awards may not exceed 5% of the aggregate maximum number of shares that may be issued pursuant to the plan.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

2010 was an exceptional year for the Company on many levels. First and foremost, we completed our merger transaction with Continental Airlines, creating the world’s leading airline. The Merger was an important step in positioning the Company to better compete in an increasingly competitive global airline industry and generate long-term returns for our stockholders. In addition, we were able to capitalize on the increased demand for air travel resulting from the global economic recovery, and both the United and Continental subsidiaries returned to profitability for the first time since 2007, generating approximately $1 billion in net income for the year, excluding special items and Continental’s pre-merger results. We were able to share these profits with our co-workers, distributing $224 million in profit sharing payments to our co-workers in February 2011.

We continued to improve on our operational performance in 2010, as we led our network peers in on time performance for domestic scheduled flights. We also continued to invest in the future, purchasing new, more fuel-efficient aircraft and making enhancements to improve the customer experience. These improvements helped us exceed our goals under both the United and Continental annual incentive programs, as described in more detail below.

Our 2010 executive compensation program was established to provide competitive pay opportunities and performance-based incentives to our management team following a period of economic uncertainty and numerous strategic challenges to our business. The program approved in the first quarter of 2010 by the Subcommittee focused on fulfilling our compensation principles, set forth below, relative to our position in the market at that time. Those compensation decisions were made to position us to continue to compete on a stand-alone basis, as one of the largest international carriers based in the United States.

On May 2, 2010, we entered into the Merger Agreement with Continental and the Subcommittee was faced with unique challenges related to executive retention and linking compensation to the interests of our stockholders during the time period between May 2 and the completion of the Merger. It became particularly imperative to keep our management team intact during the period when the Merger remained subject to certain closing conditions and regulatory approvals, as well as to ensure stability in the following months as integration planning took place. As a result, the Subcommittee implemented a Management Retention Program to support the Company’s ability to retain our executives while maintaining a strong link between compensation and long-term stockholder interests.

On October 1, 2010, we completed the Merger, which created a company that is uniquely well positioned to compete in an increasingly competitive global airline industry. We consolidated the two management teams, integrating many talented executives from both United and Continental into the combined management team of the Company. At the same time, we developed principles for a new executive compensation program for 2011. This new program is built on many of the same general principles as the prior program, and is intended to harmonize the programs so that the new executive management team participates in a single, consistent approach to compensation. The new program also reflects our position as the world’s largest airline, recognizing the increased scope of responsibility for each of our executives.

The compensation disclosure described in detail below generally relates to our compensation program prior to the Merger, the awards granted by Continental and assumed in the Merger, and decisions made in order to retain our management team during the transition. As discussed in more detail below, our executive compensation programs are designed to fulfill the following principles: linking executive pay to performance, attracting, retaining and appropriately rewarding our executives in line with market practices, and aligning the interests of our stockholders and our executives. Our Human Resources Subcommittee, prior to the Merger, and Compensation Committee, following the Merger, strove to create programs for 2010 that would achieve these principles and also address our unique needs during the time of transition surrounding the Merger. We are designing our 2011 compensation program with the same principles stated above, and we intend it to incorporate our overall compensation principles while also harmonizing the programs of United and Continental so that the new executive management team participates in a single, consistent approach to compensation.

Philosophy and Objectives of Our Executive Compensation Program for 2010

While it was necessary to make adjustments to our compensation program during 2010 due to the Merger, our overall compensation philosophy was defined by three main objectives: (1) linking pay to performance; (2) attracting, retaining and appropriately rewarding our executives in line with market practice; and (3) aligning the interests of our stockholders and executives.

•

Linking pay to performance. Because we are committed to the long-term success of our business, we have designed our compensation program such that a substantial portion of our executives’ pay is “at risk” based on performance. Compensation for our executives for 2010 was directly tied to the achievement of key operational and financial performance goals, and to the value of our stock. We believe that this creates strong alignment between our executives and the successful execution of our strategic plan. Annual cash and long-term incentive awards are directly tied to Company performance goals, the value of Company stock, or both. Cash incentive awards, both short- and long-term, will not be paid if Company performance does not reach the threshold performance level for such awards.

•

Attracting, retaining and appropriately rewarding our executives in line with market practice. We seek to retain our executives primarily by setting our compensation and benefits at competitive levels relative to companies of similar size, scope and complexity. Because we believe that our senior executives have skills that are transferrable across industries, and because we recruit for talent both within the airline industry and also from a broad spectrum of leading businesses, we compare the overall compensation levels of our executives with the compensation provided to executives of a comparator group, as discussed in further detail in “Compensation Process and Oversight—Benchmarking” below. Compensation decisions also take into account the unique skills and capabilities of each executive, his or her performance, scope of responsibilities, and long-term leadership potential, and considerations of internal pay equity.

•

Aligning the interests of our stockholders and executives. We have structured our executive compensation program to align the interests of our executives with those of our stockholders. A portion of the value of our long-term incentive awards is directly based on the value of our stock. Furthermore, we believe that our executives should have a financial stake in our long-term success. As described in greater detail below, we have adopted stock ownership guidelines that require executive officers, including the named executive officers, to maintain a stake in the long-term success of our business. In addition, the Company’s Securities Trading Policy prohibits speculative and derivative trading and short selling by all officers. We believe these requirements effectively align the interests of our executives with those of our stockholders and motivate the creation of long-term stockholder value.

Our broad-based employee incentive opportunities also are designed to further our objective of aligning the interests of our co-workers with those of our stockholders and customers. Our profit sharing plan provides eligible co-workers with incentives that are aligned with the interests of our stockholders through payout opportunities based on our annual pre-tax profits. The Company also has implemented an on-time arrival incentive program and, beginning in 2011, a perfect attendance program. These programs ensure a focus on operational performance that aligns co-worker performance with customer satisfaction, enhances our product, and drives financial performance.

Compensation Process and Oversight

Subcommittee and Compensation Committee Role and Management Participation in Setting Executive Compensation

Prior to the Merger, the Subcommittee was responsible for overseeing the administration of the Company’s executive compensation program. Effective October 1, 2010, the Human Resources Committee’s name changed to the Compensation Committee (the “Committee”) and the Subcommittee was abolished. Messrs. Yamarone and Meyer, who were previously members of the Continental Human Resources Committee, joined the Committee (with Mr. Yamarone becoming Chairman of the Committee), and Subcommittee members Messrs. Almeida, Vitale and Walker left the Committee. Both the Committee and the Subcommittee were comprised at all times solely of independent directors.

Prior to the Merger, Mr. Tilton generally attended Subcommittee meetings and made recommendations to the Subcommittee regarding each element of compensation for each of the executive officers other than himself. His recommendations were based on input from the Senior Vice President—Human Resources, the Vice President–Human Resources, Total Rewards, and Hewitt Associates, the Subcommittee’s independent outside compensation consultant prior to the Merger. The recommendations took into account the Company’s overall performance, a review of the executive’s individual performance, internal pay equity and retention considerations, and the executive’s total compensation as compared to the external market. The Chairman of the Subcommittee and the Chairman of the Nominating/Governance Committee made recommendations with respect to Mr. Tilton’s compensation, with input from Hewitt.

All executive compensation decisions made in connection with the Merger, including the entry into new employment agreements with our executives as discussed below under “Narrative to 2010 Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements with Messrs. Smisek, Rowe, McDonald and Compton and Ms. Foxhall”, were made by the Subcommittee, with the input of the Continental Human Resources Committee and Exequity L.L.P. (“Exequity”), the independent compensation consultant to the Continental Human Resources Committee. The Subcommittee also received input from Exequity with respect to the development and structure of the executive compensation program for the combined Company.

Following the Merger, the Committee retained Exequity as its independent compensation consultant. Exequity reports directly to the Committee, and the Committee has the sole authority to retain and terminate Exequity, and to review and approve Exequity’s fees and other retention terms. For additional information concerning the Compensation Committee, including its authority and its compensation consultant conflict of interest guidelines, see “Committees of the Board—Compensation Committee” above.

Following the Merger, Mr. Smisek has attended the Committee meetings and made recommendations with respect to each element of compensation for the management team of the combined Company other than himself. Mr. Smisek’s recommendations have been based on input from the Executive Vice President Human Resources and Labor Relations, the Vice President Human Resources and Exequity. The Committee reviews, approves and revises all recommendations as it deems appropriate.

In making final determinations regarding executive compensation, both the Subcommittee and the Committee reviewed tally sheets, which provide total current compensation and an accumulated award summary for each executive.

For further discussion of the Subcommittee and the Committee’s role in setting compensation and the role of both Hewitt and Exequity during 2010, please see “Committees of the Board—Compensation Committee” above.

Benchmarking

We recruit executives not only from within the airline industry, but from across a broad spectrum of leading businesses. In making compensation decisions, we examine the practices of companies in a general comparator group that is representative of the size (in revenues), scope and complexity of the Company’s global business operations. The comparator group was initially developed with the assistance of Hewitt, who also performed competitive market pay analyses, and was approved by the Subcommittee in July 2007. The Subcommittee considered analyses based on this comparator group in setting compensation for 2008, 2009 and 2010. For 2010 the comparator group initially included the following organizations:

– 3M Company	– Johnson Controls, Inc.
– Alcoa Inc.	– Kellogg Company*
– AMR Corporation	– Kimberly-Clark Corporation*
– Archer-Daniels-Midland Company*	– Lockheed Martin Corporation
– The Boeing Company	– Marriott International, Inc.*
– Burlington Northern Santa Fe Corporation*	– McDonald’s Corporation
– Caterpillar Inc.	– Northrop Grumman Corporation
– Colgate-Palmolive Company*	– Paccar Inc.*
– ConAgra Foods, Inc.*	– PepsiCo, Inc.*
– Deere & Company	– PPG Industries, Inc.
– The Dow Chemical Company*	– Raytheon Company
– E. I. du Pont de Nemours & Company*	– Sara Lee Corporation
– Emerson Electric Co.*	– Textron Inc.
– FedEx Corporation	– Union Pacific Corporation
– General Dynamics Corporation	– United Parcel Service, Inc.
– General Mills, Inc.*	– Weyerhaeuser Company*
– Honeywell International Inc.	– Whirlpool Corporation*
– Illinois Tool Works Inc.	– Xerox Corporation*

Prior to the Merger, we considered the compensation practices of our airline peers when designing our executive compensation programs, but only AMR Corporation was included in our comparator group. In connection with the Merger, we reevaluated the comparator group and removed the companies noted with an asterisk above, and added Delta Air Lines, Inc., US Airways Group, Inc. and Southwest Airlines Co., to reflect the new position of the Company in the marketplace for talent.

We generally target total compensation opportunity for our executives at the market median (50th percentile) of our comparator group. Total compensation is defined as the sum of base salary, annual cash incentives, and long-term incentives. However, we believe that any benchmarking of compensation must be balanced with the additional factor of internal parity of compensation among our executives and must take into account the role and skills of each individual executive. Therefore, the Subcommittee and the Committee uses the compensation information for our comparator group as only one of several factors in setting total compensation for our executives.

Our 2010 Executive Compensation Program

2010 Named Executive Officers

In connection with the Merger, there were notable changes to our senior leadership team: Glenn F. Tilton resigned from his position as our President and CEO and became the non-executive Chairman of the Board; Kathryn A. Mikells separated as Executive Vice President and Chief Financial Officer; John P. Tague separated as Executive Vice President and President of United; Graham Atkinson separated as Executive Vice President and President of Mileage Plus; and Peter D. McDonald, our Executive Vice President and Chief Administrative Officer became Executive Vice President – Chief Operations Officer for the combined Company. In addition, Jeffery A. Smisek, the Chairman, President and CEO of Continental, became our President and CEO; Zane C. Rowe, the Executive Vice President and Chief Financial Officer of Continental became our Executive Vice President – Chief Financial Officer; James E. Compton, the Executive Vice President and Chief Marketing Officer of Continental became our Executive Vice President and Chief Revenue Officer; and Irene E. Foxhall,

the Senior Vice President Communications and Government Affairs of Continental became our Executive Vice President – Communications and Government Affairs.

SEC rules require all individuals who served as CEO or CFO during 2010 to be included as named executive officers. The three most highly compensated executive officers other than the CEO and CFO are also included as named executive officers, as well as up to two additional individuals who would have been among the three most highly compensated executive officers but for the fact that such individuals were not serving as executive officers on December 31, 2010. Therefore, each of the individuals named above is considered to be a named executive officer for this proxy statement. For the officers who came from Continental, the disclosure pertains to compensation earned by such officers subsequent to the Merger.

Pre-Merger Compensation Programs

The following is a discussion of the 2010 compensation program in effect during the period prior to the Merger. Such program only applied to our named executive officers who were employed by the Company prior to the Merger: Messrs. Tilton, McDonald, Tague and Atkinson and Ms. Mikells.

In an effort to motivate performance by increasing predictability and mitigating the volatile industry environment, the Subcommittee approved an overall shift in pay structure for 2010. The Subcommittee approved a shift in the pay mix between long-term incentive opportunity to annual cash opportunity in the form of a one-time adjustment to base pay and an increase in annual incentive opportunity. Base pay and annual incentive opportunity were targeted at the 60th percentile of the comparator group while total compensation was still targeted at the 50th percentile. Corresponding reductions were made to executives’ long-term incentive opportunities as a result of this shift.

•

Base salary. A portion of each executive’s compensation is in the form of an annual base salary, which is an important element of the total compensation package. Base salary reflects a fixed amount of compensation that is not at risk, and is necessary to attract and retain high-performing employees. However, we believe that base salary must be appropriately balanced with variable elements of compensation that remain at risk in order to reward our executives for performance while also aligning their interests with the interests of our stockholders, and continuing to position us to remain competitive for top executive talent. Base salary is evaluated annually to determine if adjustments should be made.

As described above, at the beginning of 2010 the Subcommittee re-balanced the compensation levels for annual compensation relative to long-term compensation, making a one-time adjustment to each executive’s base salary as a result. This was done in conjunction with our normal salary review process, at which point the Subcommittee considered increases for each executive based on a variety of other factors including individual and Company performance, general industry conditions, and an analysis of market practice by position. Taking all of these factors into account, the base salaries of Messrs. Tilton, McDonald, Tague and Atkinson and Ms. Mikells were increased to $925,000, $820,334, $820,334, $560,000 and $675,000 respectively.

•

Short-term incentive compensation. The 2009 Annual Incentive Plan (the “AIP”) provided performance-based cash incentive compensation opportunities to all salaried and management employees and certain union groups. For 2010, the Subcommittee determined that, for executive vice presidents, 60% of the award would be based on enterprise performance and 40% would be based on individual performance, and for Mr. Tilton, 100% of the award would be based on enterprise performance. The Subcommittee approved three equally-weighted enterprise performance metrics for the AIP that directly reinforced United’s “Focus on Five” performance agenda:

–	Customer satisfaction—Essential to the Company’s continued success and measured by a short survey that asks customers if they would recommend United to friends (“United Promoters” score).

–	Reliability—Measured by on-time arrival :14 as recorded by the United States Department of Transportation, as a key measure of the Company’s operational efficiency as well as customer satisfaction.

–	Financial performance—Measured by adjusted pre-tax margin, creating direct linkage to the Company’s financial plan.

For the executive vice presidents, the remaining 40% of the AIP award was based on the Subcommittee’s evaluation of the executive’s individual performance during the year. For additional information on the 2010 AIP awards and related performance metrics, please see “Narrative to 2010 Summary Compensation Table and Grants of Plan-Based Awards Table—Short Term Incentive Awards—UAL 2010 Annual Incentive Plan (AIP).” The target level for Mr. Tilton under the 2010 AIP was 150% of base salary, the target level for Messrs. McDonald, Tague and Atkinson and Ms. Mikells under the 2010 AIP was 135% of base salary. The target levels under the 2010 AIP awards represent an increase relative to 2009 AIP award targets, due to the re-balancing of the compensation package, as discussed above.

For 2010, United achieved overall performance on the enterprise performance metrics of 159% of target. Specifically, our United Promoters scores showed a significant upward trend, beating plan by 1.5% points and exceeding 2009 performance by 4.5% points. Our arrival :14 performance once again led the industry, achieving an overall A :14 score of 83.34% for the year. United’s financial performance also significantly exceeded plan, delivering a pre-tax margin of 9.50%. The Committee believes that this represents exceptional performance on behalf of all our employees, particularly in light of the additional demands resulting from the Merger. Because of this level of performance, AIP awards for all participants, including our executives, were commensurately above target. Awards for our executives are described in further detail under “Narrative to 2010 Summary Compensation Table and Grants of Plan-Based Awards Table—Short-Term Incentive Awards—UAL 2010 Annual Incentive Plan (AIP)” below.

With the exception of certain of our executives who separated employment with us in connection with the Merger, including Messrs. Tilton, Atkinson and Tague and Ms. Mikells, the payment level and timing of payment of AIP awards were not affected by the Merger. Mr. Tilton received a payment with respect to his 2010 AIP award upon his separation of employment at the target level, prorated to the date of his separation. Ms. Mikells and Messrs. Tague and Atkinson received a payment with respect to their 2010 AIP awards upon their separation of employment based on the actual level of enterprise performance as of the date of separation and the target level of individual performance.

•

Profit sharing. The Company also maintains an annual profit sharing plan (the “Profit Sharing Plan”), which is intended to reward employees based on the Company’s profitability. Under our Profit Sharing Plan, if we have more than $10 million in adjusted pre-tax earnings for any year, 15% of our adjusted pre-tax earnings will be distributed to eligible co-workers, which for 2010 included our named executive officers, pro rata based on an individual’s eligible wages for the year. For 2010, the Company had more than $10 million in adjusted pre-tax earnings, and an aggregate total of $153 million was paid to eligible co-workers. The Profit Sharing Plan was amended in connection with the Merger to exclude, for the 2010 plan year, employees of any entity that was not an affiliate of the Company as of January 1, 2010. Therefore, Messrs. Smisek, Rowe, and Compton and Ms. Foxhall were not eligible to participate in the Profit Sharing Plan in 2010. Continental executives were excluded from participation in the Continental profit sharing plan, which paid out an aggregate of $71 million to eligible co-workers based on 2010 performance.

•

Long-term incentive compensation. For 2010, long-term incentive compensation was awarded pursuant to the 2008 Incentive Compensation Plan (the “ICP”), which authorizes the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted share awards, restricted stock units, performance compensation awards, performance units, cash incentive awards and other equity-based and equity-related awards to attract, retain, motivate and reward eligible participants.

In light of the re-balancing of the total compensation package for executives described previously, long-term incentive awards were reduced for 2010. Because of this reduction, the introduction of additional performance metrics in the 2010 AIP awards, and the significant level of economic uncertainty in our industry, the Subcommittee decided to deliver the 2010 long-term opportunity solely in the form of Restricted Stock Units (“RSUs”). This change provided executives with a market-competitive pay opportunity while greatly simplifying the program, continuing a strong alignment with our stockholders’ interests, and managing our share pool during a time of substantial stock price volatility.

A grant of RSUs was made to all eligible management employees, including Messrs. Tilton, McDonald, Tague and Atkinson and Ms. Mikells, effective April 1, 2010. In determining the value of awards granted to each executive named above, the Subcommittee considered the performance of the Company against the key objectives, the contributions and performance of each individual, and each individual’s compensation level relative to the market for similarly situated executives. The Subcommittee did not follow a formula in reaching its determinations as to the amount of the award to any specific individual. Rather it exercised its discretion and considered all relevant facts in reaching its conclusions.

The RSUs were to vest ratably over three years subject to the further requirement that the Company maintain a $1.0 billion minimum unrestricted cash balance on each vesting date. The RSUs could be settled in either cash or common stock upon vesting at the discretion of the Subcommittee. In connection with the Merger, certain changes were made to the 2010 grant of RSUs, as well as the RSUs, stock options and long-term cash incentive opportunities granted in past years, which are described in more detail below under “Narrative to 2010 Summary Compensation Table and Grants of Plan-Based Awards Table—Long-Term Incentive Awards—UAL Restricted Stock Units (RSUs)”.

In addition to the general grant described above, the Committee may, in its discretion, make individual grants of long-term incentive awards in the ordinary course for events such as hirings and promotions. No such awards were made to named executive officers in 2010.

•	Other Compensation Items

–

Perquisites. We offer our named executive officers certain perquisites that are consistent with those provided to executives at similar levels at companies within the airline industry and general industry groups. While we are generally moving away from providing perquisites to our executives, we believe that providing certain benefits to our executive officers in the form of perquisites, rather than in cash, enhances retention, results in a cost savings to the Company, and strengthens our relationships with our executives. For example, flight benefits provide our executives and non-management directors the advantage of product familiarization and brand identification. The incremental cost to the Company of providing flight benefits is minimal, while we believe the value of these benefits to the named executive officers is perceived by them to be high. Please refer to “2010 Summary Compensation Table—Explanation of All Other Compensation Disclosure” and the footnotes to the 2010 Summary Compensation Table for additional information regarding perquisites.

–

Defined Contribution Retirement Benefits. We also provide retirement benefits including a tax qualified 401(k) plan to all of our non-union employees, and an excess 401(k) benefit cash plan to certain employees including Messrs. Tilton, McDonald, Tague and Atkinson and Ms. Mikells. We believe this encourages retention and is part of delivering an overall competitive pay package necessary to recruit and retain talented executives. Messrs. Smisek, Rowe and Compton and Ms. Foxhall did not participate in the excess 401(k) benefit cash plan in 2010.

•

Severance benefits. Prior to the Merger, we provided severance benefits to our executives upon certain terminations through employment agreements with Messrs. Tilton and McDonald, and through our Executive Severance Plan, which covered Messrs. Tague and Atkinson and Ms. Mikells. We believe that providing executives with severance benefits is consistent with market practices. This component of compensation fosters stability in the senior management team by clearly outlining the benefits an executive will receive upon severance and by establishing a framework for fair and consistent treatment. As discussed below, these arrangements were replaced in connection with the Merger.

•

Management Retention Agreements. During the period between the execution of the Merger Agreement and the completion of the Merger, it was important to retain our executive management team in order to aid our integration with Continental and ensure that our executives would remain committed during the difficult and uncertain period of transition. In order to address the special circumstances surrounding the period of transition, we made certain changes to our executive compensation program. Prior to the Merger, and in exchange for executives’ agreement to waive accelerated vesting of incentive awards, we entered into Management Retention Agreements with each of Messrs. McDonald, Tague and Atkinson and Ms. Mikells. The Management Retention Agreements were designed to retain our executives during a time of uncertainty by providing them with enhanced severance benefits for a two-year period following the Merger. The level of severance benefits provided to the executives was determined to be consistent with market practice and comparable to programs offered to similarly situated executives of Continental. The Subcommittee determined that maintaining this internal parity was important to facilitate the integration of the executive teams.

The severance paid to Messrs. Tague and Atkinson and Ms. Mikells upon termination was provided under the Management Retention Agreements. Mr. McDonald’s Management Retention Agreement was later superseded by a new employment agreement. For a detailed discussion of the severance benefits provided under the Management Retention Agreements, please refer to “Potential Payments Upon Termination or Change in Control—Termination of Ms. Mikells and Messrs. Tague and Atkinson” below.

In consideration for the protections provided by the Management Retention Agreements, each executive waived all rights to accelerated vesting of equity-based and long-term incentive awards that would have otherwise occurred as a result of the completion of the Merger, including the RSUs granted in 2010 and prior years, stock options and restricted share awards, and long-term cash incentive opportunities. The restricted shares and RSUs held by the executives were converted at the time of the Merger into a fixed amount in cash based on the average closing price of UAL common stock for the 20 trading days preceding the completion of the Merger, the minimum unrestricted cash balance requirement under the 2010 grant of RSUs was deemed satisfied, and the performance conditions under the outstanding long-term cash incentive opportunities were deemed to have been achieved at the target level. These awards would continue to vest following the Merger so long as the executive remained employed by the Company through the applicable vesting date (and would accelerate if the executive were terminated without “cause” or resigned for “good reason”). The Subcommittee determined that these awards should remain outstanding and subject to vesting in order to retain the services of our executives during the uncertain period following the completion of the Merger and keep their interests aligned with our stockholders.

•

Compensation of Mr. Tilton. In connection with the Merger, we agreed that Mr. Tilton would step down as President and CEO of the Company and become non-executive Chairman of the Board. We expect that he will hold this position until December 31, 2012, at which time Mr. Smisek will become Chairman of the Board. Pursuant to the terms of Mr. Tilton’s employment agreement, Mr. Tilton would have been entitled to certain payments and benefits, including cash severance and the acceleration of vesting of his long-term incentive awards, upon the termination of his employment. In order to emphasize Mr. Tilton’s ongoing commitment to the success of the combined Company, Mr. Tilton agreed to postpone the payment of certain amounts that would otherwise have been payable to him immediately upon closing of the Merger, and a substantial portion of these amounts remain at risk based on the performance of the combined Company and based on Mr. Tilton’s continued service as non-executive Chairman of the Board.

Accordingly, Mr. Tilton’s employment agreement was amended on June 17, 2010 to waive all cash severance he would have been entitled to upon termination of his employment. In exchange for the waiver of cash severance, Mr. Tilton was awarded 207,157 restricted shares, with a grant date fair value equal to approximately $5,116,778, which will vest on December 31, 2012 if he remains non-executive Chairman of the Board on such date, or prior to such date if his service as non-executive Chairman of the Board terminates due to death, disability or without “cause”. Mr. Tilton’s employment agreement was further amended to waive the acceleration of vesting of his stock options and RSUs in connection with the Merger closing. Upon his separation as President and CEO of the Company on October 1, 2010, Mr. Tilton also received a prorated portion of his 2009 long-term cash incentive opportunity at the target level. Please refer to “Narrative to 2010 Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreement with Mr. Tilton” below for further details regarding the amendment to Mr. Tilton’s employment agreement.

•

Performance bonuses. During the integration planning process and in preparing for completion of the Merger, the Subcommittee reviewed the performance of senior executives, particularly with respect to positioning the Company to achieve this significant strategic milestone. As a result of this review, the Subcommittee determined that Messrs. Tilton, Tague and Atkinson and Ms. Mikells had demonstrated extraordinary leadership which greatly benefited the Company, its stockholders, and its employees. In light of this, the Subcommittee decided in September 2010 to award each of these executives with a discretionary one-time cash bonus. These special performance bonuses were awarded within the parameters of the Merger Agreement, and reflect the Subcommittee’s judgment that the performance delivered by these executives warranted additional recognition.

Compensation Program Following the Merger

During the time period between the signing of the merger agreement and the closing of the Merger, the Subcommittee and the Continental Human Resources Committee worked with Exequity to develop a new executive compensation program for the combined management team. The Committees reviewed and compared the pay practices of the new comparator group and the programs that were in place at United and Continental prior to the Merger. The new program is designed to create a consistent compensation program for the newly consolidated management team, recognize the increased scope of each executive’s role in light of the combined Company’s size and complexity, and assist with the retention of this experienced management team. The new program generally targets total compensation at the 50th percentile of the new comparator group. Development of the new program involved a convergence of the pay structures in place at United and Continental prior to the Merger, which required increases to the base pay and annual incentive opportunity for executives who came from Continental and an increase in long-term incentives for United executives who remained with the Company.

Other than the adjustment to base salary described below, the new compensation program was not implemented until the 2011 fiscal year. The Continental awards outstanding prior to the Merger were assumed by the Company and will be paid in accordance with their terms. The following is a discussion of the elements of the new program that were implemented in 2010 as well as the pre-existing compensation awards assumed from Continental.

•

Adjustments to base salary. In connection with the Merger, we evaluated the base salaries of our new combined management team to determine whether adjustments to base salaries should be made. Base salaries were set to reflect the new responsibilities of each executive in the combined Company, and to balance fixed and variable compensation levels. We determined that the increases to base salaries were appropriate in light of the executives’ expanded responsibilities and competitive practices among companies of similar size and complexity as the combined Company. In addition, increases to certain former Continental executives’ base salaries were partially intended to offset a portion of the total pay opportunity foregone due to the freezing of these executives’ benefit accruals under the Continental supplemental executive retirement plans (the “SERPs”), and the related loss of value growth under the SERP. Mr. Smisek’s base salary was set at $975,000 in consideration of his enhanced responsibility and leadership in the combined Company. The new base salary for each other named executive officer is as follows: Zane Rowe – $750,000; Peter McDonald – $850,000; James Compton – $750,000; and Irene Foxhall – $650,000.

•

Post-Merger severance benefits. Upon the consummation of the Merger, our Executive Severance Plan was terminated and we entered into employment agreements with each of our continuing named executive officers (Messrs. Smisek, Rowe, McDonald, and Compton and Ms. Foxhall). The employment agreements were approved prior to the Merger by the Subcommittee and the Continental Human Resources Committee. These agreements provide severance benefits upon certain terminations of employment, with an enhanced level of severance protections during the two-year period following the Merger. The new employment agreements provide consistent post-employment benefits across our new management team. The potential severance amounts are comparable to those provided to similarly situated executives in the marketplace, and are an important component of the compensation package required to attract and retain top caliber talent in senior leadership roles. The alignment of the severance arrangements of former United and Continental executives also was intended to promote integration efforts across the executive teams. Please refer to “Narrative to 2010 Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements with Messrs. Smisek, Rowe, McDonald and Compton and Ms. Foxhall” below for a detailed description of the employment agreements and “Potential Payments Upon Termination or Change in Control—Potential Payments to Messrs. Smisek, Rowe, McDonald and Compton and Ms. Foxhall” below for a detailed discussion of all potential severance benefits under the employment agreements. The employment agreements have an initial term of two years (three years for Mr. Smisek) and will renew automatically for additional one-year periods at the end of the initial term and each subsequent term unless notice of non-renewal is provided by either the Company or the executive. However, with the exception of Mr. Smisek’s employment agreement, no payments will be due to the executives if the Committee elects not to renew the employment agreements at the end of the initial term or any subsequent term, provided that at the time of expiration of the employment agreement the executives are covered by a plan or agreement that provides severance benefits.

•

Continental 2010 Annual Executive Incentive Program. For 2010, Messrs. Smisek, Rowe, and Compton and Ms. Foxhall participated in the Continental Annual Executive Incentive Program that was maintained by Continental prior to the Merger, which is described in greater detail in “Narrative to 2010 Summary Compensation Table and Grants of Plan-Based Awards Table—Short-Term Incentive Awards—Continental 2010 Annual Incentive Program” below. The Company assumed this program and these individuals received cash incentive payments under this program in accordance with its terms, based on the actual performance of Continental during 2010. Continental achieved the “stretch” performance level under the Annual Executive Incentive Program for 2010.

•

Continental Long-Term Incentive and RSU Program. Prior to the Merger, Messrs. Smisek, Rowe, and Compton and Ms. Foxhall held awards under Continental’s Long-Term Incentive and RSU Programs, described in greater detail in “Narrative to 2010 Summary Compensation Table and Grants of Plan-Based Awards Table—Long-Term Incentive Awards—Continental LTIP Awards” and “—Continental Profit-Based RSUs” below, adopted pursuant to Continental’s Incentive Plan 2000 and Incentive Plan 2010 (collectively, the “LTIP/RSU Program”). In connection with the Merger, and consistent with the provisions of the awards’ grant terms, the outstanding LTIP awards under the LTIP/RSU Program were deemed to have achieved the “stretch” performance level, performance targets for the outstanding Profit-Based RSUs awarded under such program were deemed satisfied at 150%, and the minimum cash balance requirement was deemed satisfied for both the LTIP awards and the Profit-Based RSUs. Each of Messrs. Smisek, Rowe, and Compton and Ms. Foxhall also agreed, in his or her new employment agreement, that for purposes of the outstanding LTIP awards, the payment amounts would be based on his or her base salary and position as of September 30, 2010, immediately prior to the Merger, rather than on the applicable payment date. The value of each Profit-Based RSU was fixed as of the date of the Merger at $23.48, the average of the closing price of Continental common stock over the 20 trading days prior to October 1, 2010.

These awards remain outstanding after the Merger and will be paid on their normal payment dates (or, if earlier, upon death, disability, retirement or termination without “cause” or resignation for “good reason”) provided that the participant remains employed on such date. However, following completion of the Merger, any participant in the LTIP/RSU Program that is or becomes eligible for retirement will receive (i) prorated payments with respect to his or her LTIP awards calculated based on the stretch performance level, paid no later than March 15 of the year following the end of such year (or, in the case of the last calendar year of a performance period, the fifth business day after the end of such year); and (ii) full payment with respect to his or her Profit-Based RSU awards no later than March 15 of the year following the later of the year in which the Merger is completed or the participant first becomes eligible to retire. Although Mr. Smisek is eligible for retirement, he waived his right to receive early payments with respect to his LTIP and Profit-Based RSU awards outstanding on the date of the Merger. Mr. Compton and Ms. Foxhall are also retirement eligible, and have received prorated payments of their LTIP awards and full payment of their Profit-Based RSU awards outstanding on the date of the Merger. The remaining portions of their LTIP awards will be paid in 2012 and 2013, subject to continued employment.

•

SERP. Prior to the Merger, Continental maintained SERPs for Messrs. Smisek, Rowe, and Compton and Ms. Foxhall that provide an annual retirement benefit expressed as a percentage of the executives’ final average compensation. Following the Merger, the Subcommittee determined that the SERP would not be an element of the new compensation program and should be phased out for the continuing Continental executives in order to provide compensation parity with the continuing UAL executives. The SERP benefit for Messrs. Smisek, Rowe, and Compton and Ms. Foxhall was frozen as of December 31, 2010, the final average compensation used for calculating the SERP benefit values for each of these officers will be based on their compensation from Continental, UAL or its affiliates as of December 31, 2010, and none of the officers will receive additional service credit for purposes of the SERP benefit after December 31, 2010. The benefit formulas and the compensation limitations applicable to the SERP are described below under “Narrative to Pension Benefits Table.” The freezing of the SERP resulted in substantial reductions in the total pay for these executives, which were partially offset by increases in other pay components.

•

Pension Benefits. Messrs. Smisek, Rowe, and Compton and Ms. Foxhall participate in the Continental Retirement Plan (“CARP”), a non-contributory, defined benefit pension plan in which substantially all employees of Continental are entitled to participate. The CARP benefit is based on a formula that utilizes final average compensation and service while one is an eligible employee. The benefit formulas and the compensation limitations applicable to the CARP are described below under “Narrative to Pension Benefits Table.”

•

Relocation. In connection with the Merger, certain of our executives and key employees previously employed by Continental and located in Houston, Texas were asked to relocate to our headquarters in Chicago, Illinois. In order to retain critical executive talent, and to ease the burden of the relocation of our executives and key employees, we put into place a relocation program. The relocation program applies to a broad group of our employees, and is not limited to our executive officers. Key components of the relocation program include: the provision of temporary living accommodations, reimbursement of certain costs in connection with home sales, assistance with travel and costs associated with home purchases, conditional reimbursement of losses on home sales, depending on the circumstances and up to a limit of $200,000, and a tax gross-up with respect to home sales and new home purchases resulting from such relocation.

Recoupment of Earned Awards/“Claw-back” Provisions

If our financial results are restated due to material noncompliance with any financial reporting requirement under the securities laws as a result of the Company’s misconduct, we require, in compliance with the Sarbanes-Oxley Act, the chief executive officer and the chief financial officer to reimburse us for any incentive-based or equity-based compensation and any profits from the sale of our securities received during the 12-month period following the date the financial statements that were subject to restatement were issued.

Stock Ownership Guidelines

We recently updated the stock ownership guidelines that apply to our executive officers. The updated guidelines encourage our executives, including each of the named executive officers, to hold Company common stock or equity-based awards with a fair market value that equals or exceeds a multiple of the executive’s base salary. The stock ownership target for our CEO, Mr. Smisek, is five times his base salary. The stock ownership target for our Executive Vice Presidents, including Messrs. McDonald, Rowe and Compton and Ms. Foxhall, is two times his or her base salary. For purposes of determining whether an executive satisfies the stock ownership guidelines, restricted shares and restricted stock units are included in total stock holdings. The Committee reviews equity ownership at least annually. Once an executive is determined to be in compliance with the stock ownership guidelines, the executive will be considered to be in compliance until such time as he or she sells or otherwise disposes of any his or her Company common stock, restricted shares or restricted stock units, at which time the Committee will re-evaluate the executive’s compliance with the stock ownership guidelines. All named executives officers are currently in compliance with the guidelines. We also recently updated the stock ownership guidelines that apply to our non-employee directors, which are described below in “Director Compensation.”

Securities Trading Policy

Our securities trading policy prohibits speculative and derivative trading and short selling by all officers and directors.

Tax Matters

In designing and implementing the programs applicable to executives, we consider the effects of applicable sections of the Code, including section 162(m) and section 4999. Section 162(m) of the Code limits the tax deductibility by a company of compensation in excess of $1 million paid to any of its most highly compensated executive officers. However, performance-based compensation that has been approved by stockholders is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals. While the tax impact of any compensation arrangement is one factor that the Committee may consider in its deliberations, this impact would be evaluated in light of the Company’s overall compensation philosophy and objectives. The Committee believes there may be circumstances in which the Company’s and stockholders’ interests would be best served by providing compensation that is not fully deductible and that its ability to exercise discretion outweighs the advantages of requiring that all compensation be qualified under Section 162(m). In light of this analysis, the Subcommittee adopted the 2009 AIP to reward the performance of our officers based on factors that the Subcommittee deemed appropriate to motivate performance and achieve results for the Company. The 2009 AIP was not submitted for approval by stockholders and therefore compensation paid under this program is not deductible compensation expense. However, in light of the Company’s net operating loss carry-forward, this does not have a near-term impact on the Company.

Section 4999 of the Code imposes an excise tax on so-called “excess parachute payments” made to an executive in connection with a change in control as described in section 280G of the Code. Prior to the Merger, Mr. Tilton and Mr. McDonald were contractually entitled to a gross-up on such excise taxes. Messrs. Smisek, Rowe and Compton and Ms. Foxhall were also contractually entitled to a gross-up on such excise taxes pursuant to their employment agreements with Continental and pursuant to awards granted under Continental’s stockholder approved Incentive Plan 2000. The Company has developed a general policy of not providing a gross-up on such excise taxes going forward. In accordance with this policy, the new employment agreements with our executives do not include a reimbursement of the section 4999 excise tax, except that the agreements with the continuing Continental officers include a gross-up to the extent that the application of such excise tax is due to the Merger and to the extent that such officer was entitled to such reimbursement prior to the Merger. With respect to any future transaction that results in the application of an excise tax under section 4999 of the Code, amounts payable to our executives will be cut back to the threshold level under section 280G of the Code to avoid the excise tax, except to the extent that the executive would be in a better net after-tax position by receiving the payments and paying the excise tax.

Consistent with the travel policies at other airlines, the Company provides a tax gross-up on the travel benefits provided to officers. However, the Subcommittee adopted a policy in May 2010 to eliminate tax gross-ups on post-separation perquisites provided to officers who were not officers of the Company as of the date of the adoption of the policy. The Continental Human Resources Committee adopted a similar policy in April 2010. Consistent with these policies, officers who did not have a contractual right to post-separation tax gross-ups at the time of the adoption of the applicable policy will not receive such post-separation benefits. The tax gross-up provided for active and former (if applicable) officer travel is subject to an annual limit. Each of the named executive officers is eligible to receive a tax gross-up on active and former officer travel up to the annual cap.

Compensation Committee Report

We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement on Schedule 14A.

Respectfully submitted,

Charles A. Yamarone, Chairman

W. James Farrell

Henry L. Meyer III

James J. O’Connor

2010 Summary Compensation Table

The following table provides information regarding the Company’s principal executive officer (Mr. Smisek) and former principal executive officer (Mr. Tilton), principal financial officer (Mr. Rowe) and former principal financial officer (Ms. Mikells) and the three other most highly compensated executive officers in 2010 (Messrs. McDonald and Compton and Ms. Foxhall), determined in accordance with the applicable SEC disclosure rules. The table also provides information regarding two additional executive officers, Messrs. Tague and Atkinson, who would have been among the three most highly compensated executive officers if they had been executive officers on December 31, 2010. The table provides information for 2009 and 2008 if the executive officer was included in the Company’s Summary Compensation Table for those years. For the officers who came from Continental (Messrs. Smisek, Rowe and Compton and Ms. Foxhall), the disclosure pertains to compensation of such officers subsequent to the Merger.

Name and Principal Position	Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value ($)(6)	All other Compensation ($)(7)	Total ($)
CURRENT OFFICERS
Jeffery Smisek President & Chief Executive Officer	2010	$791,250	$0	$0	$0	$3,558,750	$0	$9,766	$4,359,766
Zane Rowe Executive Vice President & Chief Financial Officer	2010	$187,500	$0	$0	$0	$1,439,655	$9,586	$24,758	$1,661,499
Peter McDonald Executive Vice President & Chief Operations Officer	2010	$805,974	$0	$987,206	$0	$1,956,123	$0	$152,175	$3,901,478
	2009	$768,072	$0	$301,320	$342,249	$0	$0	$1,566,910	$2,978,551
	2008	$754,292	$0	$0	$0	$450,000	$0	$2,989,048	$4,193,340

James Compton Executive Vice President & Chief Revenue Officer	2010	$187,500	$0	$0	$0	$2,346,336	$0	$6,889	$2,540,725
Irene Foxhall Executive Vice President Communications & Government Affairs	2010	$162,500	$0	$0	$0	$1,679,784	$28,019	$68,059	$1,938,362
FORMER OFFICERS
Glenn Tilton Chairman, Former President & Chief Executive Officer(1)	2010	$822,999	$2,734,375	$10,450,585	$0	$1,079,799	$0	$1,756,268	$16,844,026
	2009	$850,000	$0	$1,336,500	$1,472,040	$0	$0	$205,504	$3,864,044
	2008	$850,000	$0	$0	$0	$695,640	$0	$157,057	$1,702,697

Kathryn Mikells Former Executive Vice President & Chief Financial Officer	2010	$475,000	$1,338,668	$1,184,257	$0	$1,261,920	$0	$5,140,298	$9,400,143
	2009	$556,250	$0	$301,320	$342,249	$0	$0	$69,359	$1,269,178
	2008	$362,500	$0	$497,700	$458,500	$325,000	$0	$40,452	$1,684,152

John Tague Former Executive Vice President & President of United Airlines	2010	$593,474	$1,615,413	$1,580,310	$0	$1,534,581	$0	$6,405,212	$11,728,990
	2009	$701,019	$0	$476,280	$542,815	$0	$0	$89,439	$1,809,553
	2008	$641,404	$0	$93,860	$251,720	$450,000	$0	$65,951	$1,502,935

Graham Atkinson	2010	$451,045	$888,376	$493,603	$0	$1,050,294	$0	$4,038,761	$6,922,079
Former Executive Vice President & President Mileage Plus	2009	$522,504	$0	$125,388	$142,420	$0	$0	$84,636	$874,948

(1) Mr. Tilton separated as President and CEO on October 1, 2010 in connection with the Merger. Mr. Tilton is currently the non-executive Chairman of the Board. The compensation information for Mr. Tilton includes his compensation as Chairman of the Board for the period from October 1, 2010 through December 31, 2010. For more information, see “Director Compensation” below.

(2) For Mr. Tilton, the amount disclosed reflects his base salary earned as an employee from January 1, 2010 through September 30, 2010 ($662,499) and his fees earned as Chairman of the Board from October 1, 2010 through December 31, 2010 ($160,500). Mr. Tilton did not earn any compensation in his position as Chairman of the Board for the period between January 1, 2010 and September 30, 2010, when he was an employee of the Company. For more information, see “Director Compensation” below. For Messrs. Rowe and Compton and Ms. Foxhall, the amounts disclosed reflect only the base salary earned from October 1, 2010 through December 31, 2010. Prior to October 1, 2010, these executives were not employed by the Company. For Mr. Smisek, the amount disclosed includes his base salary earned for the portion of 2010 prior to October 1 when he was employed by Continental ($547,500). Mr. Smisek agreed to waive his 2010 salary and bonus unless Continental was profitable for the year. This salary amount was paid to him by the Company retroactively at the end of 2010 upon the determination by the Compensation Committee that Continental had achieved a 2010 profit and that Mr. Smisek had therefore earned the previously waived amounts. The terms of Mr. Smisek’s prior employment agreement and salary waiver are discussed below under “Narrative to 2010 Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements with Messrs. Smisek, Rowe, McDonald and Compton and Ms. Foxhall.” For Messrs. Tague and Atkinson and Ms. Mikells, the amounts disclosed reflect the base salary earned from January 1, 2010 through the date of his or her separation as an employee of the Company (October 1, 2010 for Mr. Tague and Ms. Mikells and November 1, 2010 for Mr. Atkinson).

(3) The amounts disclosed reflect discretionary bonuses awarded by the Human Resources Subcommittee in September 2010 to Messrs. Tilton, Tague and Atkinson and Ms. Mikells based on the Subcommittee’s judgment that the performance of these executives in connection with the Merger warranted additional recognition.

(4) For Mr. Tilton, the 2010 amount disclosed reflects the full grant-date fair value of his 2010 RSU and restricted share awards. For Messrs. McDonald, Tague and Atkinson and Ms. Mikells, the 2010 amounts disclosed reflect (i) the full grant-date fair value of their 2010 RSU awards, and (ii) the incremental fair value associated with modifications of their RSU and restricted share awards that were originally granted in 2010, 2009 and 2008. Grant-date fair value of the 2010 RSU and restricted share awards was determined in accordance with ASC Topic 718, Compensation—Stock Compensation (formerly FASB Statement No. 123R) by multiplying the number of RSUs or restricted shares awarded by the closing price of the Company’s common stock on the date of grant. In connection with the Merger, the outstanding RSUs and restricted shares held by Messrs. McDonald, Tague and Atkinson and Ms. Mikells and granted prior to May 2, 2010 were modified so that the value was fixed based on the average closing price of UAL common stock for the 20 trading days prior to October 1, 2010 ($22.33 per RSU or restricted share), and the minimum unrestricted cash balance requirement under the April 2010 grant of RSUs was deemed satisfied. In accordance with ASC Topic 718, the incremental fair value associated with the modifications was determined by subtracting the fair value of each original award on October 1, 2010 (the date of modification) from the fair value of the modified award on October 1, 2010. The fair value of the original award on the date of modification was determined by multiplying the number of RSUs or restricted shares by the closing price of UAL’s common stock on October 1, 2010. The fair value of the modified award on the date of modification was determined by multiplying the number of RSUs or restricted shares by $22.33. Because the fair value of the original awards on the date of modification was higher than the fair value of the modified awards on the date of modification, the incremental fair value for each of these awards is $0.

Prior years reflect the grant-date fair value of restricted share or RSU awards made during those years.

(5) For Messrs. Tilton, McDonald, Tague and Atkinson and Ms. Mikells, amounts disclosed relate to amounts earned in 2010 under the UAL AIP ($1,040,625, $1,908,466, $1,499,489, $1,023,624, and $1,233,833, respectively) and the UAL Profit Sharing Plan ($39,174, $47,657, $35,092, $26,670 and $28,087, respectively).

For Messrs. Smisek, Rowe and Compton and Ms. Foxhall, amounts disclosed relate to (i) amounts earned in 2010 under the Continental Annual Executive Incentive Program ($1,095,000, $575,862, $575,862 and $525,000, respectively); and (ii) amounts earned as of December 31, 2010 pursuant to his or her LTIP awards under the Continental LTIP/RSU Program with respect to the 2008-2010 performance period ($2,463,750, $863,793, $863,793 and $551,250, respectively). Due to the Merger and because Mr. Compton and Ms. Foxhall were eligible to retire at the end of 2010, amounts disclosed also include a pro-rata portion of his or her LTIP awards earned through December 31, 2010 under the Continental LTIP/RSU Program with respect to the 2009-2011 and 2010-2012 performance periods ($575,862 and $330,819 for Mr. Compton, respectively, and $367,500 and $236,034 for Ms. Foxhall, respectively). Although Mr. Smisek is eligible to retire, he agreed to waive his right to receive early payments with respect to his outstanding LTIP awards.

(6) The amounts shown represent the difference in the present value of accumulated benefits determined as of December 31, 2010 and October 1, 2010 for both the CARP and SERP. The change in pension value reflects the impact of a variety of factors, including passage of time, change in assumptions and change in the accrued benefit (which includes additional credited service and changes in final average compensation, in some cases).

The present value of accumulated benefits increased due to an additional partial year of benefit accrual, the passage of time and the change in the lump sum mortality table; however, these increases were offset due to an increase in the discount rate and lump sum interest rate resulting in a net decrease in value of $110,315 for Mr. Smisek and $39,098 for Mr. Compton and a net increase in value for Mr. Rowe and Ms. Foxhall.

See “Narrative to Pension Benefits Table” below for a discussion of the assumptions used to calculated the present values and further information on the provisions of the plans.

(7) See following table titled “Explanation of All Other Compensation Disclosure” for details regarding amounts disclosed in the All Other Compensation column for 2010.

Explanation of All Other Compensation Disclosure

Name	Insurance Premiums Paid by Registrant(a)	401k Company Contributions	401k Excess Cash(b)	Perquisites and Other Benefits(c)	Tax Gross-Ups(d)	Separation Benefits(e)	Total
Jeffery Smisek	$0	$6,735	—	—	$3,031	—	$9,766
Zane Rowe	$0	$1,591	—	$19,653	$3,514	—	$24,758
Peter McDonald	$12,728	$19,600	$44,878	$63,294	$11,675	—	$152,175
James Compton	$0	$1,591	—	—	$5,298	—	$6,889
Irene Foxhall	$0	$2,100	—	$60,671	$5,288	—	$68,059
Glenn Tilton	$18,766	$17,150	$29,225	$47,946	$11,527	$1,631,654	$1,756,268
Kathryn Mikells	$2,648	$15,975	$14,950	—	$8,911	$5,097,814	$5,140,298
John Tague	$4,211	$15,925	$22,651	—	$18,432	$6,343,993	$6,405,212
Graham Atkinson	$8,682	$18,375	$15,453	$14,183	$23,888	$3,958,180	$4,038,761

(a) Represents premiums paid by the Company for supplemental life insurance provided to the named executive officers.

(b) Represents a cash payment equivalent to direct and matching contributions that could not be made to United’s 401(k) plan on behalf of the named executive officer as a result of contribution limits imposed under the Internal Revenue Code. Messrs. Smisek, Rowe and Compton and Ms. Foxhall did not participate in this program in 2010.

(c) Represents perquisites and other personal benefits provided to the named executive officer if the total value for that individual equals or exceeds $10,000. In each case, this column includes (i) air travel on flights operated by UAL or any of its subsidiaries (including Continental); (ii) for Mr. McDonald, financial planning and tax services; (iii) automobile benefit for Mr. McDonald; (iv) health club memberships for Messrs. Rowe and Atkinson and Ms. Foxhall and reimbursement for club membership dues for Mr. McDonald ($41,860); and (v) for Mr. Rowe and Ms. Foxhall, reserved parking at the Company’s headquarters in Houston and for Mr. Tilton, reserved parking at the Company’s headquarters in Chicago. Mr. Tilton also was provided with use of a Company car and driver. The incremental cost to the Company relating to Mr. Tilton’s personal use of the Company car and driver in 2010 was $39,560, which represents the cost of fuel as well as a driver related to Mr. Tilton’s non-business use of the Company car. In connection with their required relocation from Houston, Texas to Chicago, Illinois as a result of the Merger, Mr. Rowe and Ms. Foxhall received benefits pursuant to the Company’s relocation policy ($18,000 and $58,452, respectively).

(d) Represents taxes paid on behalf of the named executive officers with respect to air travel on flights operated by UAL or any of its subsidiaries (including Continental). For Mr. Tilton, this amount includes $577 of taxes paid on his behalf in his capacity as a director as reimbursement for taxes paid in connection with his positive space travel on United Airlines for 2010 between October 1, 2010 and December 31, 2010.

(e) For Mr. Tilton, this amount represents payments made to him pursuant to his employment agreement as amended on June 17, 2010, including (i) his outstanding long-term cash incentive opportunity granted in 2009 and paid to him on a pro-rata basis at the target level on October 1, 2010 ($1,518,400) and (ii) unused vacation as of his date of termination ($113,254). For each of Messrs. Tague and Atkinson and Ms. Mikells, this amount represents payments made pursuant to his or her Management Retention Agreement, including (i) cash severance accrued upon separation ($5,301,409, $3,619,000 and $4,362,188, respectively); (ii) his or her outstanding long-term cash incentive opportunity granted in 2009 and paid in full at the target level upon his or her separation ($950,000, $250,000 and $600,000, respectively); and (iii) the incremental cost to the Company of providing outplacement services ($40,000 for each executive); and (iv) unused vacation as of his or her separation ($52,584, $49,180 and $95,626, respectively). The terms of these agreements are discussed below under “Narrative to 2010 Summary Compensation Table and Grants of Plan-Based Awards Table—Management Retention Agreements” and “Potential Payments Upon Termination or Change in Control—Termination of Ms. Mikells and Messrs. Tague and Atkinson.”

Grants of Plan-Based Awards for 2010

The following table sets forth information regarding (i) awards granted during 2010 to our named executive officers and (ii) outstanding awards that were granted in prior years but were modified in 2010 in connection with the Merger. This table does not include awards granted to our named executive officers by Continental prior to the Merger.

Name	Type of Award	Grant Date	Date of Board or HRSC Action	Estimated Possible Payouts Under Non-Equity Incentive Plan Award(5)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)
				Threshold ($)	Target ($)	Maximum ($)

Jeffery Smisek		—	—	—	—	—	—	—
Zane Rowe		—	—	—	—	—	—	—
Peter McDonald	2010 RSUs(1)	4/1/2010	3/17/2010	—	—	—	50,600	$987,206
	2009 RSUs(1)	4/1/2009	10/1/2010	—	—	—	41,334	$0
	UAL AIP Award(4)	—	—	$544,033	$1,088,065	$2,176,130	—	—
James Compton		—	—	—	—	—	—	—
Irene Foxhall		—	—	—	—	—	—	—
Glenn Tilton	2010 RSUs(1)	4/1/2010	3/17/2010	—	—	—	265,700	$5,183,807
	2009 RSUs(1)	4/1/2009	10/1/2010				183,334	$0
	Restricted Shares(2)	10/1/2010	5/2/2010	—	—	—	207,157	$5,116,778
	Director RSUs(3)	11/4/2010	11/4/2010	—	—	—	5,384	$150,000
	UAL AIP Award(4)	—	—	$693,750	$1,387,500	$2,775,000	—	—
Kathryn Mikells	2010 RSUs(1)	4/1/2010	3/17/2010	—	—	—	60,700	$1,184,257
	2009 RSUs(1)	4/1/2009	10/1/2010	—	—	—	41,334	$0
	2008 Restricted Shares(1)	11/3/2008	10/1/2010	—	—	—	22,500	$0
	UAL AIP Award(4)	—	—	$455,625	$911,250	$1,822,500	—	—
John Tague	2010 RSUs(1)	4/1/2010	3/17/2010	—	—	—	81,000	$1,580,310
	2009 RSUs(1)	4/1/2009	10/1/2010	—	—	—	65,334	$0
	2008 Restricted Shares(1)	6/11/2008	10/1/2010	—	—	—	6,500	$0
	UAL AIP Award(4)	—	—	$553,926	$1,107,851	$2,215,702	—	—
Graham Atkinson	2010 RSUs(1)	4/1/2010	3/17/2010	—	—	—	25,300	$493,603
	2009 RSUs(1)	4/1/2009	10/1/2010	—	—	—	17,200	$0
	UAL AIP Award(4)	—	—	$378,000	$756,000	$1,512,000	—	—

(1) Amounts disclosed relate to awards granted in 2010 and modifications to outstanding awards made in connection with the Merger. These include RSUs and restricted shares granted under the ICP in 2010 and 2009 and restricted shares granted under the ICP in 2008. With the exception of the RSUs and restricted shares held by Mr. Tilton, the value of these RSUs and restricted shares was fixed based on the average closing price of UAL common stock for the 20 trading days prior to October 1, 2010 ($22.33 per RSU or restricted share) and for the 2010 RSUs the minimum unrestricted cash balance requirement was deemed satisfied. For Mr. Tilton, the outstanding RSUs were converted to the same number of restricted shares on October 1, 2010. For the RSUs granted in 2010, the grant date fair value was calculated in accordance with ASC Topic 718 and, with the exception of the RSUs held by Mr. Tilton, includes the incremental fair value of the RSUs calculated in accordance with ASC Topic 718 as of the date of modification. For the RSUs granted in 2009 and the restricted shares granted in 2008, the “Date of Board or HRSC Action” is the date of the modification of the award, and the amount included in the “Grant Date Fair Value of Stock Awards” column is the incremental fair value of the RSUs or restricted shares calculated in accordance with ASC Topic 718 as of the date of modification. See also footnote 4 to the Summary Compensation Table.

(2) In connection with the termination of his employment by the Company upon the closing of the Merger, Mr. Tilton waived his right to receive cash severance benefits and agreed to receive such amounts in the form of restricted shares. The amounts disclosed represent the restricted shares granted to Mr. Tilton under the ICP in lieu of his cash severance benefits. The grant was made in accordance with the terms of his employment agreement, as amended on June 17, 2010. The “Date of Board or HRSC Action” represents the date of the binding term sheet with Mr. Tilton relating to the amendment of his employment agreement.

(3) Amounts disclosed represent the RSUs granted to Mr. Tilton under the ICP in connection with his service as Chairman of the Board following the Merger.

(4) Amounts disclosed represent threshold, target and maximum possible payouts under the UAL AIP for 2010.

(5) The Company maintains a broad-based Profit Sharing Plan in which Messrs. Tilton, McDonald, Tague and Atkinson and Ms. Mikells were eligible to participate for 2010. The Profit Sharing Plan contains no threshold or maximum payout amounts. Rather, payout amounts relate solely to the level of the Company’s pre-tax earnings (no payouts occur if pre-tax earnings are less than $10 million). The SEC disclosure rules do not require any disclosure relating to estimated payout levels under the Profit Sharing Plan in the Grants of Plan-Based Awards table. Actual profit sharing amounts paid for 2010 performance are included in the 2010 Summary Compensation Table and identified in a footnote to the “Non-Equity Incentive Plan Compensation” column.

Narrative to 2010 Summary Compensation Table and Grants of Plan-Based Awards Table

The following is a description of material factors necessary to understand the information disclosed in the 2010 Summary Compensation Table and the Grants of Plan-Based Awards table.

Employment Agreements with Messrs. Smisek, Rowe, McDonald and Compton and Ms. Foxhall

On October 1, 2010, in connection with the Merger, we entered into employment agreements with each of our continuing executive officers, including Messrs. Smisek, Rowe, McDonald and Compton and Ms. Foxhall. Each employment agreement has an initial term of two years (except Mr. Smisek’s employment agreement, which has an initial term of three years) and will renew automatically for additional one-year periods at the end of the initial term and each subsequent term unless notice of non-renewal is provided.

The following describes the material terms of the employment agreements with our named executive officers:

•

Annual base salary. The initial base salary of each named executive officer was set as follows: Mr. Smisek, $975,000; Mr. Rowe, $750,000; Mr. McDonald, $850,000; Mr. Compton, $750,000; and Ms. Foxhall, $650,000. The base salary may not be reduced unless the reduction is the result of a generally applicable reduction imposed on substantially all of the officers of UAL and its affiliates, and in an amount proportionate to the reduction for other officers at substantially the same level as the applicable executive.

•

Annual bonus. Each of our named executive officers is entitled to participate in the Company’s annual cash bonus programs maintained for senior management. Mr. Smisek’s agreement provides that his annual bonus target opportunity will be equal to 150% of his annual base salary, which may range from 75% to 200% of base salary depending on the achievement of entry, target and stretch goals. For 2011, each of Messrs. Rowe, McDonald and Compton have an annual target incentive compensation opportunity equal to 135% of his annual base salary. Ms. Foxhall has an annual target incentive compensation opportunity for 2011 equal to 125% of her annual base salary.

•

Long-term incentive plans. Each of our named executive officers is eligible to receive grants under our long-term incentive plans at the discretion of the Compensation Committee. Mr. Smisek’s agreement provides for the grant in 2011 of a long-term incentive award with a grant date value (at target) of $8.4 million and a one-time Merger integration incentive award with a target value of $4 million based on the achievement of integration goals set by the Compensation Committee.

•

Other benefit arrangements. Each of our named executive officers is entitled to participate in all employee benefit plans, policies and programs maintained by the Company or its affiliates for similarly situated employees, including the Officer Travel Policy. Benefits provided in 2010 are identified in a footnote to the “All Other Compensation” column of the 2010 Summary Compensation Table.

•

Relocation Assistance. For a period beginning on October 1, 2010 and ending on the earliest of (i) October 1, 2012; (ii) the relocation of Mr. Smisek’s family to Chicago; and (iii) Mr. Smisek’s purchase of a permanent residence in Chicago, the Company will provide Mr. Smisek with an aggregate housing allowance of up to $15,000 per month. Messrs. Smisek, Rowe and Compton and Ms. Foxhall are eligible for relocation benefits as described in “Compensation Program Following the Merger—Relocation” above.

•

Severance benefits. Each named executive officer is entitled to certain benefits upon qualifying terminations of employment. The extent and nature of these benefits are described below under “Potential Payments Upon Termination or Change in Control—Potential Payments to Messrs. Smisek, Rowe, McDonald and Compton and Ms. Foxhall.”

•

Excise tax gross-up. Messrs. Smisek, Rowe and Compton and Ms. Foxhall were parties to employment agreements with Continental that provided a gross-up with respect to any excise taxes arising under sections 280G and 4999 of the Code. In order to persuade them to continue with the Company, we agreed to grandfather these benefits and to continue to provide these tax gross-ups with respect to potential excise taxes arising under sections 280G and 4999 of the Code solely with respect to the Merger transaction.

•

Salary Reduction Agreement with Mr. Smisek. Mr. Smisek entered into an agreement with Continental on January 4, 2010 pursuant to which he agreed to forego his annual salary and any bonus that would otherwise be earned beginning January 1, 2010 unless Continental made a profit for such full calendar year. Because Continental achieved a profit for 2010, Mr. Smisek received payment for his salary and bonus for 2010 as reflected in the 2010 Summary Compensation Table.

Employment Agreement with Mr. Tilton

The Company and Mr. Tilton entered into an employment agreement on September 5, 2002, which has been amended. On June 17, 2010, Mr. Tilton’s agreement was amended to address the terms of Mr. Tilton’s termination of employment upon the completion of the Merger. The following describes the material terms of the agreements with Mr. Tilton as in effect during 2010, and the changes made in connection with the Merger.

•

Annual base salary. At the time his agreement was originally entered into, Mr. Tilton’s annual base salary was set at $950,000. After the Company entered bankruptcy, the base salaries of all executive officers were reduced several times. As a result of these reductions, at the beginning of fiscal year 2006, Mr. Tilton’s annual base salary was approximately $606,000. Under the September 29, 2006 amendment to Mr. Tilton’s agreement, his base salary was increased to $850,000 effective as of September 1, 2006. The Subcommittee annually reviewed Mr. Tilton’s base salary and considered salary adjustments as it deemed appropriate. Mr. Tilton’s base salary was not adjusted in 2007, 2008, or 2009, but was increased in 2010 to $925,000.

•

Annual bonus. Mr. Tilton was entitled to participate in any annual bonus plan approved by the Board of Directors (for 2010, the AIP). Mr. Tilton’s agreement provided that his annual bonus target opportunity would be equal to at least 100% of annual base salary, with a maximum bonus opportunity equal to 200% of annual base salary. Mr. Tilton’s target bonus under the AIP in 2010 was 150% of his base salary.

•

Long-term incentive plans. Mr. Tilton’s agreement entitled him to participate in all long-term incentive plans administered by the Company and to receive awards each year under such plans; provided that he would not be entitled to an award in any year in which substantially all other senior executives of the Company did not receive long-term incentive awards.

•

Other benefit arrangements. Mr. Tilton’s agreement entitled him to participate in all employee benefit plans, policies and programs maintained by the Company or its affiliates for similarly situated employees, including flight benefits. Benefits provided in 2010 are identified in a footnote to the “All Other Compensation” column of the 2010 Summary Compensation Table.

•

Severance benefits and restrictive covenants. Mr. Tilton’s agreement included certain benefits payable upon qualifying terminations of employment. In anticipation of the closing of the Merger, the Company and Mr. Tilton entered into the June 17, 2010 amendment to his employment agreement pursuant to which Mr. Tilton agreed (i) to waive his cash severance in exchange for a grant of restricted shares that would vest during his service as Chairman of the Board; (ii) to waive the accelerated vesting of his outstanding stock options; (iii) to waive the accelerated vesting of his RSUs and agreed that each such RSU be converted into one restricted share, which would be subject to continued vesting; and (iv) that his outstanding long-term cash incentive opportunity granted in 2009 would be paid out on a pro-rata basis at the target level rather than fully paid at a level determined by the Board and the Subcommittee. The extent and nature of these benefits provided to Mr. Tilton upon his termination are described below under “Potential Payments Upon Termination or Change in Control—Termination of Mr. Tilton.”

Management Retention Agreements

Messrs. McDonald, Tague and Atkinson and Ms. Mikells entered into Management Retention Agreements in connection with the Merger. These Management Retention Agreements provided certain benefits to the executives upon termination from employment within two years following the completion of the Merger. The employment agreement described above that we entered into with Mr. McDonald, replaced and superseded his Management Retention Agreement. However, Messrs. Tague and Atkinson and Ms. Mikells were provided severance benefits under their Management Retention Agreements upon their termination of employment on October 1, 2010 (November 1, 2010 for Mr. Atkinson). Details regarding the benefits paid to Messrs. Tague and Atkinson and Ms. Mikells upon termination are discussed below under “Potential Payments Upon Termination or Change in Control—Termination of Ms. Mikells and Messrs. Tague and Atkinson.”

In consideration for the protections provided pursuant to the Management Retention Agreements, each executive waived all rights to accelerated vested of equity-based and long-term incentive awards that would have otherwise occurred as a result of the completion of the Merger and the determination by the Subcommittee that the Merger constituted a change of control for purposes of the outstanding awards. Following the Merger, these awards would continue to vest and would be vest and/or be paid out on their normal vesting or payment date. However, upon a termination without cause or a resignation for good reason within two years of the completion of the Merger, these awards would vest in full and be paid out upon such termination.

Short-Term Incentive Awards

UAL 2010 Annual Incentive Plan (AIP)

As described in the Compensation Discussion and Analysis, the Company maintained a short-term incentive program in 2010, which we refer to as the AIP. The AIP program provided eligible employees the opportunity to earn annual incentive awards based upon the achievement of certain predefined enterprise performance goals and assessment of individual performance. For the executive officers other than Mr. Tilton, each overall award opportunity was based 60% on the achievement of enterprise performance goals and 40% based on individual performance. Mr. Tilton’s overall award opportunity was 100% based on the achievement of enterprise performance goals. Messrs. Tilton, McDonald, Tague and Atkinson and Ms. Mikells participated in the AIP in 2010.

•

Enterprise Performance Goals. Enterprise performance goals consisted of the three equally-weighted metrics: customer satisfaction, reliability and financial performance. For each performance metric, there were three performance levels: threshold, target and maximum. The threshold and maximum payouts were 50% and 200% of target, respectively. If the threshold performance level was not met for a particular metric, participants were not entitled to a payout with respect to that metric. If the Company’s performance fell between the threshold, target and maximum for a particular metric, participants would be entitled to a prorated portion of the award with respect to that metric.

•

Individual Performance. At the end of the performance period, the Committee reviewed the leadership and achievements of individual participants during the prior year (other than Mr. Tilton) and determined whether each participant had achieved the threshold, target or maximum level of individual performance. The assessment of individual performance was not based on a quantitative measurement of achievement, but was instead a qualitative assessment of the individual’s performance during the year. The threshold and maximum payouts were 50% and 200% of target, respectively. If the Committee determined that a participant did not meet the “threshold” level of individual performance, no payout would be made with respect to the individual performance portion of the AIP. If the Committee determined that performance fell between threshold, target and maximum, the individual portion of the AIP award would be prorated.

•

Overall Award Opportunity. The overall target award opportunity for each executive was set as a percentage of base salary: 150% for Mr. Tilton; 135% for Messrs. McDonald, Tague and Atkinson and Ms. Mikells. The amount of each participant’s award opportunity is disclosed in the Grants of Plan-Based Awards Table.

•	2010 Enterprise Performance. The 2010 actual enterprise performance levels as compared to the goal for each metric were as follows:

	Target	Actual Performance	Actual Performance as % of Target
Customer Satisfaction: United Promoters Score	30.4%	31.9%	138.46%
Reliability: Consolidated On Time Arrival: 14	80.65%	83.34%	138.43%
Financial: Adjusted Pre-tax Margin	0.1%	9.50%	over 200%

The overall enterprise performance metrics were achieved at 159% of the target level. The Committee determined that Mr. McDonald’s individual performance was achieved at the maximum level due to his exceptional leadership during 2010. For Ms. Mikells and Messrs. Tague and Atkinson, the 2010 AIP award was paid upon separation at the actual enterprise performance level as of the date of separation, which was 159% of the target level, and the target individual performance level, pursuant to the Management Retention Agreements. For Mr. Tilton, the 2010 AIP award was prorated and paid upon separation based on the target level pursuant to his employment agreement.

Continental 2010 Annual Incentive Program

Messrs. Smisek, Rowe and Compton and Ms. Foxhall participated in Continental’s Annual Executive Incentive Program in 2010 (referred to herein as the Continental annual incentive program), adopted pursuant to Continental’s Incentive Plan 2010. The performance measure under the Continental annual incentive program for 2010 was Continental’s pre-tax income for the year, calculated in the same manner used to calculate income for determining distributions under Continental’s broad-based profit sharing plan. The Continental annual incentive program also required a year-end minimum cash balance amount as set by the Continental Human Resources Committee at the time of the awards. If either the threshold level of the pre-tax income performance measure or the minimum cash balance is not achieved, no payments are made under the program. The targets for 2010 under the Continental annual incentive program were as follows: threshold level pre-tax income: $25 million; target level: $100 million; and stretch level: $300 million; and a minimum cash balance of $2.2 billion.

The annual incentive program opportunities for 2010 for Messrs. Smisek, Rowe, and Compton and Ms. Foxhall were 50% (entry), 125% (target) and 150% (stretch) of year-end base salary. In connection with the employment agreements entered into in connection with the Merger, each of these executives agreed to calculate the 2010 annual incentive payment based on his or her salary as in effect immediately prior to the Merger (as opposed to year-end base salary levels). For 2010, the annual incentive program awards paid out at the “stretch” level based on Continental’s performance.

Long-Term Incentive Awards

UAL Restricted Stock Units (RSUs)

As described under Compensation Discussion and Analysis, on April 1, 2010, the Company made a grant of RSUs under the ICP to senior management, including Messrs. Tilton, McDonald, Tague and Atkinson and Ms. Mikells. RSUs were also granted to each executive in 2009. The principal terms and conditions of these awards were as follows:

•

Vesting. The RSUs granted in April 2010 vest in three equal annual installments beginning April 1, 2011, subject to satisfaction of a minimum unrestricted cash balance requirement. The RSUs granted in 2009 vest in three equal installments beginning April 1, 2010. Vesting is accelerated and the awards become immediately exercisable in full in the event of (i) a “change of control” as defined under the ICP, or (ii) termination of employment due to death or disability. However, in connection with the Merger, each of Messrs. Tilton, McDonald, Tague and Atkinson and Ms. Mikells waived his or her rights to acceleration of vesting in connection with the Merger and agreed that vesting would occur on the normal vesting date or, if earlier, termination of employment due to death or disability, without “cause” or a resignation for “good reason.”

•

Forfeiture. Upon termination of employment for any reason other than death or disability, a termination without “cause” or a resignation for “good reason”, any unvested portion of an RSU award will be immediately forfeited unless otherwise determined by the Subcommittee.

•

Modification of RSUs. In connection with the Merger, all outstanding RSUs held by Mr. Tilton were converted into restricted shares, which will be subject to the same vesting schedule established at the grant date. The value of outstanding RSU and restricted shares held by Messrs. McDonald, Tague and Atkinson and Ms. Mikells was fixed and, for the 2010 grant of RSUs, the minimum unrestricted cash balance requirement was deemed satisfied. Upon each vesting date, the portion of the RSU award that vests will be settled in cash based on the average closing price of UAL common stock for the 20 trading days preceding the completion of the Merger (which is equal to $22.33). Messrs. Tague and Atkinson and Ms. Mikells received payment for their RSUs upon their termination in connection with the Merger.

UAL Long-Term Cash Incentive Opportunity Awards

In 2009, long-term cash incentive opportunities were granted to Messrs. Tilton, McDonald, Tague and Atkinson and Ms. Mikells. The long-term cash incentive opportunities were tied to the Company’s achievement of the enterprise performance metrics and goals utilized under the AIP. The awards will vest in full and be paid out on April 1, 2012. In connection with the Merger, Messrs. McDonald, Tague and Atkinson and Ms. Mikells’ awards were modified to eliminate the rights to accelerated vesting of the long-term cash incentive opportunities upon the Merger. Instead, the awards will be paid in full at the target level on the regular vesting date or, if earlier, termination of employment due to death or disability, without “cause” or a resignation for “good reason.” Mr. Tilton’s award was modified so that his outstanding long-term cash incentive opportunity would be paid out on a pro-rata basis on the date of his separation of employment at the target level rather than fully paid at a level determined by the Board and the Subcommittee. Mr. Tague and Ms. Mikells received payment for their long-term cash incentive opportunities at the target level upon their separation of employment on October 1, 2010 and Mr. Atkinson received payment at the target level upon his separation of employment on November 1, 2010.

Continental LTIP Awards

Messrs. Smisek, Rowe and Compton and Ms. Foxhall hold LTIP awards under the Continental LTIP/RSU Program. Prior to the Merger, LTIP awards paid out in cash at the end of a three-year performance cycle based on Continental’s EBITDAR margin for a three-year performance period as compared against an industry group, subject to achievement of a minimum cash balance at the end of the performance period. Payment amounts are calculated based on the participant’s salary and position at the end of the performance period. At the date of the Merger closing, awards were outstanding with respect to the 2008-2010 performance period, the 2009-2011 performance period, and the 2010-2012 performance period.

In connection with the Merger and pursuant to the terms of the awards, the outstanding LTIP awards were deemed to have achieved both the stretch performance level and the minimum cash balance requirement. Except as described below or if the participant is terminated, dies, becomes disabled, retires or is subject to certain involuntary termination events, the awards will be subject to continued employment and will be paid out on their normal payment date. Messrs. Smisek, Rowe and Compton and Ms. Foxhall also agreed, in his or her employment agreement, that for purposes of the outstanding LTIP awards, the payment amounts would be calculated based on his or her base salary and position as of September 30, 2010, immediately prior to the Merger, rather than on the applicable payment date.

Continental Profit-Based RSUs

At the date of the Merger closing, Messrs. Smisek, Rowe and Compton and Ms. Foxhall held Profit-Based RSU awards under the Continental LTIP/RSU Program which were granted in 2008, 2009 and 2010. These Profit-Based RSUs required the achievement of certain pre-established financial and profit sharing-based performance targets.

In connection with the Merger and pursuant to the terms of the awards, the performance targets for the outstanding Profit-Based RSU awards were deemed to be satisfied at 150% (the pre-determined level established by the Continental Human Resources Committee at the time the awards were granted), and the minimum cash balance requirement was deemed satisfied. The outstanding Profit-Based RSU awards will remain subject to continued employment and will continue to be paid on their normal payment dates over a three-year period, unless such participant is terminated, dies, becomes disabled, retires or is subject to certain involuntary termination events, as described in more detail in “Potential Payments Upon Termination or Change in Control—Potential Payments to Messrs. Smisek, Rowe, McDonald and Compton and Ms. Foxhall” below, or is paid early due to retirement eligibility, as described below. Payments will be made based on the satisfaction of the 150% performance level and the average closing price per share of Continental’s common stock for the 20 trading days preceding the Merger (which equaled $23.48).

Early Payment of LTIP Awards and Profit-Based RSU Awards at Retirement and Retirement Eligibility

In order to remain in compliance with the provisions of Section 409A of the Code, following completion of the Merger, any participant in the LTIP/RSU Program that is or becomes eligible for retirement prior to the last day of a calendar year will receive (i) prorated payments with respect to his or her LTIP awards calculated based on stretch performance level, paid no later than March 15 of the year following the end of such year (or, in the case of the last calendar year of a performance period, the fifth business day after the end of such year), and (ii) full payment with respect to his or her Profit-Based RSU awards no later than March 15 of the year following the later of the year in which the Merger is completed or the participant first becomes eligible to retire. Each of Messrs. Smisek and Compton and Ms. Foxhall was eligible for retirement as of December 31, 2010. However, Mr. Smisek waived his right to receive early payment with respect to his outstanding LTIP and Profit-Based RSU awards. As a result of this waiver, Mr. Smisek will receive payment for his outstanding awards on the regular payment dates (or upon his death, disability, or certain involuntary terminations). In addition to the amounts earned as of December 31, 2010 with respect to the LTIP award granted in 2008 for the performance period ended December 31, 2010, Mr. Compton and Ms. Foxhall also have received (i) prorated payments for the then-completed portion of the performance periods with respect to the LTIP awards granted in 2009 and 2010 for the three-year periods ending December 31, 2011 and 2012, respectively, and (ii) full payment with respect to their Profit-Based RSU awards granted in 2008, 2009 and 2010.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table presents information regarding the outstanding equity awards held by each named executive officer as of December 31, 2010.

Name	Grant Year	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Restricted Stock That Have Not Vested (#)(2)	Market Value of Shares of Restricted Stock That Have Not Vested ($)(3)	Number of Restricted Stock Units That Have Not Vested (#)(4)	Market Value of Restricted Stock Units That Have Not Vested ($)(5)
Jeffery Smisek	2008	—	—	—	—	—	—	42,000	$1,479,240
	2009	—	—	—	—	—	—	52,500	$1,849,050
	2010	—	—	—	—	—	—	115,000	$4,050,300
Zane Rowe	2008	—	—	—	—	—	—	25,000	$880,500
	2009	—	—	—	—	—	—	42,000	$1,479,240
	2010	—	—	—	—	—	—	46,000	$1,620,120
Peter McDonald	2006	43,867	—	$34.18	1/31/2016	—	—	—	—
	2006	43,868	—	$35.91	1/31/2016	—	—	—	—
	2006	43,868	—	$35.65	1/31/2016	—	—	—	—
	2009	—	62,000	$4.86	3/31/2019	—	—	41,334	$922,988
	2010	—	—	—	—	—	—	50,600	$1,129,898
James Compton	—	—	—	—	—	—	—	—	—
Irene Foxhall	—	—	—	—	—	—	—	—	—
Glenn Tilton	2006	164,400	—	$34.18	1/31/2016	—	—	—	—
	2006	164,400	—	$35.91	1/31/2016	—	—	—	—
	2006	164,400	—	$35.65	1/31/2016	—	—	—	—
	2009	—	266,667	$4.86	3/31/2019	183,334	$4,367,016	—	—
	2010	—	—	—	—	472,857	$11,263,454	5,384	$128,247
Kathryn Mikells	2006	12,024	—	$34.18	1/1/2011	—	—	—	—
	2006	12,024	—	$35.91	1/1/2011	—	—	—	—
	2006	12,024	—	$35.65	1/1/2011	—	—	—	—
John Tague	2006	65,800	—	$34.18	1/1/2011	—	—	—	—
	2006	96,670	—	$35.91	1/1/2011	—	—	—	—
	2006	65,801	—	$35.65	1/1/2011	—	—	—	—
Graham Atkinson	2006	21,804	—	$34.18	1/31/2016	—	—	—	—
	2006	21,805	—	$35.91	1/31/2016	—	—	—	—
	2006	21,805	—	$35.65	1/31/2016	—	—	—	—
	2006	43,750	—	$34.55	10/24/2016	—	—	—	—

(1) The unvested portion of the option awards granted in 2009 vest in two equal installments on April 1, 2011 and April 1, 2012.

(2) The restricted shares granted in 2009 and 265,700 of the restricted shares granted to Mr. Tilton in 2010 represent RSUs converted to restricted shares on October 1, 2010. The remaining portion of Mr. Tilton’s 2009 award vests in equal installments on April 1, 2011 and April 1, 2012 and 265,700 of the restricted shares granted in 2010 vest in equal installments on April 1, 2011, April 1, 2012, and December 31, 2012. The remaining 207,157 restricted shares granted to Mr. Tilton in 2010 will vest on December 31, 2012.

(3) Market value is calculated based on the number of restricted shares as of December 31, 2010 multiplied by the closing share price of UAL common stock on December 31, 2010, which was $23.82.

(4) Mr. McDonald’s 2009 RSU grant vests in equal installments on April 1, 2011 and April 1, 2012, and his 2010 RSU grant vests in equal installments on April 1, 2011, April 1, 2012 and April 1, 2013. Upon the Merger closing, performance targets for the Continental outstanding profit-based RSUs were deemed satisfied at 150% (the pre-determined level established by the Continental Human Resources Committee at the time the award was granted). The RSUs held by Messrs. Smisek and Rowe require continued employment, subject to limited exceptions, and will be paid on their normal payment dates over a three-year period (March 1, 2011, March 1, 2012 and March 1, 2013).

(5) The value of the RSUs held by Mr. McDonald is calculated based on the number of unvested RSUs as of December 31, 2010 multiplied by $22.33, the average closing price of UAL common stock for the 20 trading days prior to the Merger, which is the fixed value of the RSUs. The value of the profit-based RSUs held by Messrs. Smisek and Rowe is calculated based on the number of unvested RSUs as of December 31, 2010 multiplied by $23.48, the average closing price of Continental common stock for the 20 trading days prior to the Merger, which is the fixed value of the profit-based RSUs, and multiplied by 150%, the level of performance deemed achieved upon the Merger. The value of the RSUs held by Mr. Tilton is calculated based on the number of unvested RSUs as of December 31, 2010 multiplied by $23.82, the closing share price of UAL common stock on December 31, 2010.

Option Exercises and Stock Vested for 2010

The following table presents information regarding the exercise of stock options and the vesting of restricted share and RSU awards during 2010.

Name	Option Awards		Restricted Share Awards		RSU Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)	Number of Units Vesting (#)	Value Realized on Vesting ($)(3)
Jeffery Smisek	—	—	—	—	—	—
Zane Rowe	—	—	—	—	—	—
Peter McDonald	31,000	$482,032	—	—	20,666	$404,072
James Compton	—	—	—	—	120,500	$4,244,010
Irene Foxhall	—	—	—	—	90,000	$3,169,800
Glenn Tilton	133,333	$2,192,064	109,000	$1,357,050	91,666	$1,792,299
Kathryn Mikells	143,000	$2,185,913	4,788	$59,611	145,200	$3,184,916
John Tague	209,500	$3,622,885	46,850	$614,353	185,500	$4,051,485
Graham Atkinson	38,700	$803,077	17,098	$212,870	51,100	$1,117,177

(1) For option awards exercised, value realized on exercise was calculated by multiplying the number of shares acquired upon exercise of the option by the excess of the market price of the underlying securities on the date of exercise over the exercise price of the option.

(2) For restricted share awards, value realized on vesting was calculated by multiplying the number of shares that vested by the closing share price of the Company’s common stock on the vesting date.

(3) RSUs that vested on April 1, 2010 were paid in cash based on the closing share price of the Company’s common stock on March 31, 2010. RSUs held by Ms. Mikells and Messrs. Tague and Atkinson that were paid out upon separation were paid in cash at $22.33 per RSU, the average closing price of UAL common stock for the 20 trading days prior to the Merger, which is the fixed value of the RSUs. Because Mr. Compton and Ms. Foxhall were retirement eligible as of December 31, 2010, their profit-based RSU awards were fully vested at that date and were paid in full in March 2011 at $23.48, the average closing price of Continental common stock for the 20 trading days prior to the Merger, which is the fixed value of the profit-based RSUs, multiplied by the number of RSUs and multiplied by 150%, the level of performance deemed achieved upon the Merger. See also “Narrative to 2010 Summary Compensation Table and Grants of Plan-Based Awards Table—Long-Term Incentive Awards—Early Payment of LTIP Awards and Profit-Based RSU Awards at Retirement and Retirement Eligibility.”

Pension Benefits Table

Prior to the Merger, Continental maintained supplemental executive retirement plan (“SERP”) benefits for Messrs. Smisek, Rowe and Compton and Ms. Foxhall that provide an annual retirement benefit expressed as a percentage of the executives’ final average compensation. Following the Merger, the SERP is not an element of the Company’s new compensation program and is phased out for the continuing Continental executives in order to provide compensation parity with the continuing UAL executives. The SERP benefit for Messrs. Smisek, Rowe and Compton and Ms. Foxhall was frozen as of December 31, 2010, the final average compensation used for calculating the SERP benefit values for each of these officers will be based on their compensation from Continental, UAL or its affiliates as of December 31, 2010, and none of the officers will receive additional service credit for purposes of the SERP benefit after December 31, 2010. The following table sets forth information as of December 31, 2010 for the continuing Continental named executive officers concerning the present value of his or her accumulated benefits under (i) the CARP and (ii) the SERP.

Name	Plan Name	Number of Years of Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Jeffery Smisek	CARP	15.8	$278,034	$0
	SERP	26.0	$8,710,777	$0
Zane Rowe	CARP	17.5	$122,294	$0
	SERP	4.4	$136,737	$0
James Compton	CARP	15.9	$261,103	$0
	SERP	16.0	$2,963,833	$0
Irene Foxhall	CARP	15.6	$322,234	$0
	SERP	3.4	$302,764	$0

(1) Years of credited service recognized under the SERP differ from actual service with the Company. Actual Company service (including Continental service) is shown with respect to the CARP.

(2) The present value is based on the benefit accrued as of the measurement date and does not assume any future accrual of credited service or compensation increases. The assumptions used to calculate the present value of accumulated benefits under CARP and SERP, including those shown in the Summary Compensation Table, are set forth in the table below. These assumptions are primarily the same as those used for pension plan accounting under FASB ASC Topic 715-20 “Compensation – Retirement Benefits – Defined Benefit Plans – General” (“ASC 715-20”), as of each measurement date with three exceptions: pre-retirement mortality, pre-retirement turnover, and the age at which participants are assumed to retire.

The SERP amounts shown in this proxy statement reflect an estimated Medicare tax gross-up that is expected to be paid in the same year the SERP benefit is paid.

Narrative to Pension Benefits Table

	Measurement Date
Assumption	10/1/2010	12/31/2010
Discount Rate—CARP & SERP	5.34%	5.59%
Lump Sum Interest Rate:
• CARP	5.19%	5.44%
• SERP	5.34%	5.59%
Lump Sum Election	100%	100%
Pre-retirement Turnover	None	None
Mortality Assumption:
• Pre-retirement	None	None
• Lump Sum	2010 IRS 417(e) Table	2011 IRS 417(e) Table
Assumed Retirement Age (earliest unreduced age):
• CARP	Age 65	Age 65
• SERP	Age 60	Age 60

CARP. The CARP is a non-contributory, defined benefit pension plan in which substantially all of Continental’s non-pilot domestic employees (including Messrs. Smisek, Rowe and Compton and Ms. Foxhall) are entitled to participate. In addition, Continental maintains the Continental Pilots Retirement Plan (“CPRP”) for its pilots, which is also a non-contributory defined benefit plan. Effective May 31, 2005, no additional benefit accruals occur under the CPRP for pilot employees. Instead, retirement benefits accruing in the future are provided through two pilot-only defined benefit contribution plans. Continental contributed $193 million to its tax qualified defined benefit pension plans in 2010, satisfying its minimum funding requirements during calendar year 2010.

The CARP benefit is based on a formula that utilizes final average compensation and service while one is an eligible employee of Continental. Compensation used to determine benefits is regular pay, which includes salary deferral elections under broad-based employee programs (such as Continental’s 401(k) plan), but excludes bonuses, taxable income derived from group term life insurance, payments pursuant to profit sharing plans, and any form of non-cash or incentive compensation. A limit of $170,000 is applied to each year of compensation (lower limits applied to compensation earned prior to 2000). Final average compensation is based on five consecutive calendar years of the ten most recent calendar years of employment. The final average compensation used to calculate the December 31, 2010 CARP benefit present value for Messrs. Smisek, Rowe and Compton and Ms. Foxhall is $170,000.

The benefit under the CARP is calculated as (A) times (B), where:

(A) is 1.19% of final average compensation plus 0.45% of the final average compensation in excess of the participant’s average Social Security wage base; and

(B) is credited service, limited to 30 years.

Normal retirement under the CARP is age 65, but a participant is entitled to receive a reduced benefit after attaining either age 55 with 10 years of service or age 50 with 20 years of service. The early retirement benefit is the same as the normal retirement benefit, but actuarially reduced from age 65 to the early retirement age.

The CARP benefit can be received as a single life annuity or an actuarially equivalent contingent annuity with 50%, 66-2/3%, 75%, or 100% of the participant’s payments continuing for the life of the surviving spouse following the participant’s death, or as an actuarially equivalent lump sum. The lump sum payment option is not available if the participant terminates before being eligible for either normal or early retirement.

SERP. The SERP benefits originally were granted in connection with Messrs. Smisek, Rowe and Compton and Ms. Foxhall’s employment agreements with Continental and will be offset by amounts paid or payable under the CARP. These benefits are not protected from bankruptcy, are subject to the rights of creditors of the Company, and are not protected by the Pension Benefit Guaranty Corporation. Continental provided the SERP benefits to address the compensation limits under CARP and to encourage retention by enhancing the financial value of continued employment with Continental. As stated above, as of December 31, 2010, SERP benefits were frozen for Messrs. Smisek, Rowe and Compton and Ms. Foxhall.

Payouts under the SERP are based on final average compensation and credited years of service, which were frozen as of December 31, 2010 for Messrs. Smisek, Rowe and Compton and Ms. Foxhall. Under the SERP, final average compensation means the greater of a specified minimum amount or the average of the participant’s highest five years of compensation during their last ten calendar years through 2010. For purposes of such calculation, compensation includes salary and cash bonuses but excludes certain stay bonus amounts, any termination payments, payments under the Continental Officer Retention and Incentive Award Program (which has been terminated), proceeds from awards under any option or stock incentive plan and any cash awards paid under a long term incentive plan. The final average compensation used to calculate the December 31, 2010 SERP benefit present value is $1,279,909 for Mr. Smisek; $484,460 for Mr. Rowe; $789,860 for Mr. Compton; and $536,709 for Ms. Foxhall.

Credited years of service recognized under the SERP began January 1, 1995 for Mr. Smisek; September 6, 2006 for Mr. Rowe; January 1, 2001 for Mr. Compton; and September 13, 2007 for Ms. Foxhall. Mr. Smisek and Mr. Compton received additional credited years of service under the SERP for each actual year of service during a specific period of time as follows: from 2000 through 2004, two additional years of each year of service for Mr. Smisek; from 2001 through 2006, one additional year for each year of service of Mr. Compton. This additional service credit was provided as a retention incentive. The portion of the Present Value of

Accumulated Benefits attributable to years of service credited under the SERP that are in excess of actual years worked while participating in the SERP are as follows: $3,517,154 for Mr. Smisek and $1,190,980 for Mr. Compton.

The benefit under the SERP is defined as a single life annuity, which is (a) times (b) minus (c), where:

(a) is 2.50% of final average compensation;

(b) is credited service; and

(c) is the benefit payable from the CARP.

The Company will increase the amount for the executive’s portion of any Medicare payroll tax (plus income taxes on such indemnity payment). This Medicare tax gross-up is expected to be paid in the same year the SERP benefit is paid.

Normal retirement under the SERP is age 60, but an officer is entitled to receive a reduced benefit upon the earlier of attaining age 55 or completing 10 years of actual service under the SERP. The benefit is payable as a lump sum, which is the actuarial equivalent of the single life annuity benefit payable at age 60.

The lump sum is calculated using the same mortality table that is used in the CARP (currently the IRS prescribed 417(e) table). It is also calculated using an interest rate that is the average of the Moody’s Aa Corporate Bond rate for the three month period ending on the last day of the second month preceding payment.

Potential Payments Upon Termination or Change in Control

This section quantifies and describes potential payments that may be made to Messrs. Smisek, Rowe, McDonald and Compton and Ms. Foxhall and the potential cost of benefits that would be provided at, following, or in connection with the resignation, severance, retirement, or other termination of the named executive officer or upon a change of control of the Company occurring on December 31, 2010. For Messrs. Tilton, Tague and Atkinson and Ms. Mikells, this section quantifies and describes the actual payments made upon separation of employment on October 1, 2010 or, for Mr. Atkinson, on November 1, 2010, and an estimate of the potential costs to provide post-employment benefits. These benefits are in addition to benefits available generally to all salaried employees.

Termination of Mr. Tilton

Mr. Tilton’s Post-Employment Payments and Estimated Benefits
Type of Payment or Benefit	Change In Control and Termination without Cause ($)
Cash Severance	$0
2010 Annual Incentive	$1,040,625
Profit Sharing	$39,174
Long-Term Incentives
Restricted Shares—Granted	$5,116,778
Stock Options—Accelerated Awards	$0
RSUs—Accelerated Awards	$0
2009 Cash Incentive Opportunity	$1,518,400
Health and Welfare Benefits
Continuation of Health & Welfare Benefits	$112,267
Continuation of Life Insurance Benefit	$34,491
Perquisites and Tax Payments
Flight Benefit	$15,955
Tax Gross-Up On Flight Benefit	$136,809
Total	$8,014,499

In connection with the Merger, Mr. Tilton terminated as President and Chief Executive Officer of the Company on October 1, 2010, and became non-executive Chairman of the Board. Pursuant to his employment agreement, Mr. Tilton received the following benefits upon his termination:

•

Cash Severance and Restricted Shares Granted. Mr. Tilton would have been entitled to a lump-sum cash severance payment in an amount equal to two times the sum of his annual base salary and target annual incentive upon his termination (a total of $4,625,000). However, Mr. Tilton agreed to waive his right to receive this cash payment in consideration for the receipt of a grant of 207,157 UAL restricted shares on October 1, 2010. The number of restricted shares granted was determined by dividing the total amount of the waived severance ($4,625,000) by the average closing price of UAL common stock for the 20 trading days preceding October 1, 2010 ($22.326). The value of the restricted share award was determined by multiplying the number of restricted shares by $24.70, the closing price of Company common stock on October 1, 2010. The restricted shares will vest on December 31, 2012 if Mr. Tilton remains Chairman of the Board on such date. In addition, the restricted shares will vest if his service as Chairman terminates prior to December 31, 2012 due to his death, “disability,” termination by the Board without “cause” or retirement with the consent of the Board (each such termination, a “Qualifying Termination”). If his service as Chairman terminates prior to December 31, 2012 for any other reason, he will forfeit the restricted shares.

•

2010 Annual Incentive. Payment of a pro-rata portion under the AIP in 2010 through the date of termination, to be paid at the target level. Mr. Tilton’s target award under the AIP in 2010 was 150% of his base salary.

•	Profit Sharing. Payment of a pro-rata portion under the Profit Sharing Plan for 2010 through the date of termination, paid at the same time payment was made to other participants.

•

Acceleration of Long-Term Incentive Awards. Mr. Tilton would have been entitled to acceleration of his outstanding stock options and RSUs and payment of his target cash long-term incentive opportunity prorated to the date of termination. Mr. Tilton agreed to waive the acceleration of his outstanding stock options and RSUs. Each outstanding RSU was converted into one restricted share, which will vest on the earlier of the original vesting date of the applicable RSU, December 31, 2012 or a Qualifying Termination. Mr. Tilton’s stock options will remain exercisable during his service as Chairman and, provided that he remains Chairman until the earlier of December 31, 2012 or a Qualifying Termination, the post-termination exercise period for his outstanding stock options will begin when he ceases to be the Chairman. His outstanding 2009 long-term cash incentive opportunity was paid out in a pro-rata amount as of October 1, 2010 at the target level. The total non-prorated target value for Mr. Tilton was $2,600,000.

•

Post-termination benefits. Mr. Tilton will be provided continued health and welfare benefits until October 1, 2012, at which time he will commence retiree medical coverage (after taking into account additional service credit provided to bridge him to eligibility). Mr. Tilton will also be provided a continued life insurance benefit until October 1, 2012 and lifetime director emeritus retiree travel privileges, which include a tax gross-up (subject to an annual limit).

•	Material Defined Terms

The terms “cause” and “disability” as used above are defined under Mr. Tilton’s employment agreement and are set forth below.

•

Cause means, in general, (i) a significant act or acts of personal dishonesty or deceit that have a material adverse effect on the Company taken by Mr. Tilton in the performance of his duties; (ii) the willful and continued failure by Mr. Tilton to substantially perform his material duties; (iii) Mr. Tilton’s conviction of, or his entry of a plea of guilty or nolo contendere to, any felony (other than a felony predicated upon Mr. Tilton’s vicarious liability); or (iv) the entry of any final civil judgment against him for fraud, misrepresentation, or misappropriation of property.

•

Disability means, in general, that Mr. Tilton has been unable, by reason of illness or physical or mental incapacity or disability (from any cause or causes whatsoever) to perform each and every material duty of his employment (or service as Chairman), whether with or without reasonable accommodation by the Company for a period of six consecutive months in any 12-month period.

Termination of Ms. Mikells and Messrs. Tague and Atkinson

Post-Employment Payments and Estimated Benefits upon Change in Control and Termination without Cause
Type of Payment or Benefit	Ms. Mikells ($)	Mr. Tague ($)	Mr. Atkinson ($)
Cash Severance	$4,362,188	$5,301,409	$3,619,000
2010 Annual Incentive	$1,233,833	$1,499,489	$1,023,624
Profit Sharing	$28,087	$35,092	$26,670
Long-Term Incentives
Stock Options—Accelerated Awards	$1,534,205	$2,492,827	$607,332
Restricted Shares—Accelerated Awards	$502,425	$145,145	$0
RSUs—Accelerated Awards	$2,278,419	$3,267,638	$949,025
2009 Cash Incentive Opportunity	$600,000	$950,000	$250,000
Health and Welfare Benefits
Continuation of Health & Welfare Benefits	$507,632	$319,954	$35,869
Continuation of Life Insurance Benefit	$7,069	$11,089	$23,751
Perquisites and Tax Payments
Outplacement Services	$40,000	$40,000	$40,000
Tax and Financial Planning	$15,000	$15,000	$15,000
Flight Benefit	$23,139	$59,221	$83,110
Tax Gross-Up On Flight Benefit	$111,334	$230,289	$298,456
Total	$11,243,331	$14,367,153	$6,971,837

In connection with the Merger, Ms. Mikells terminated as Executive Vice President and Chief Financial Officer of the Company on October 1, 2010; Mr. Tague terminated as Executive Vice President of the Company and President of United Airlines on October 1, 2010; and Mr. Atkinson terminated as Executive Vice President of the Company and President of Mileage Plus on November 1, 2010. Each of Ms. Mikells and Messrs. Tague and Atkinson were parties to a Management Retention Agreement with the Company, entered into in connection with the execution of the Merger Agreement. Pursuant to the Management Retention Agreements, each of Ms. Mikells and Messrs. Tague and Atkinson received the following benefits upon termination:

•

Cash Severance. A cash severance payment equal to 2.75 times the sum of his or her current base salary ($675,000, $820,334, and $560,000 for Ms. Mikells, Mr. Tague and Mr. Atkinson, respectively) and target under the 2010 AIP (135% of base salary for each of Ms. Mikells, Mr. Tague and Mr. Atkinson). To the extent permissible under Section 409A of the Code, a portion of the severance was paid in a lump sum within 10 days of termination.

•

2010 Annual Incentive. The Management Retention Agreements provide for a full payment under the AIP in 2010, to be paid at the greater of target and actual level for enterprise performance through the date of separation and at the target level for individual performance. For 2010, actual enterprise performance through the date of separation was approximately 159% of the target level. The 2010 target level for each of Ms. Mikells and Messrs. Tague and Atkinson was 135% of base salary.

•	Profit Sharing. Payment of a pro-rata portion under the Profit Sharing Plan for 2010 through the date of termination, paid at the same time payment was made to other participants.

•

Stock Options. Acceleration of unvested stock options, which will remain exercisable for a period following termination (for stock options awarded under the MEIP, 90 days after termination for Ms. Mikells and Mr. Tague and the remainder of their term for Mr. Atkinson; for stock options awarded between June 1, 2008 and March 31, 2009 under the ICP, three months after termination for Ms. Mikells and Mr. Tague and five years after termination for Mr. Atkinson; and for stock options awarded on or after April 1, 2009, six months after termination for Ms. Mikells and Mr. Tague and three years after termination for Mr. Atkinson). The value of each stock option award that was subject to vesting upon termination was determined by multiplying the number of shares subject to each option that was unvested as of the date of termination by the excess (if any) of the closing share price of the Company’s common stock on the date of termination ($24.70 for Ms. Mikells and Mr. Tague and $28.40 for Mr. Atkinson) over the exercise price of the option. At the time of termination, Ms. Mikells held 99,500 unvested stock options, Mr. Tague held 129,334 unvested stock options and Mr. Atkinson held 25,800 unvested stock options.

•

Restricted Shares and RSUs. Acceleration of unvested restricted shares and RSU awards, which were settled in cash based upon the average of the closing price of UAL stock during the 20-day period prior to October 1, 2010 ($22.33). At the time of termination, Ms. Mikells held 22,500 restricted shares and 102,034 RSUs; Mr. Tague held 6,500 restricted shares and 146,334 RSUs; and Mr. Atkinson held 42,500 RSUs.

•	2009 Long-Term Cash Incentive Opportunity. Payment of the full target value of the 2009 long-term cash incentive opportunity, paid in cash within 10 days following termination.

•

Health and Welfare Benefits. Continued health and welfare benefits equivalent to those provided to senior officers who remain actively employed by UAL, until age 55 (or, for Mr. Atkinson, until July 30, 2013), grossed-up for income tax for any imputed income, and eligibility for retiree medical coverage following this period. Mr. Atkinson was eligible for retiree medical coverage on the date of his termination. For Ms. Mikells and Mr. Tague, health and welfare coverage will be suspended if coverage is obtained through new employment.

•	Life Insurance. Continued life insurance benefits until June 30, 2013 (July 30, 2013 for Mr. Atkinson).

•

Flight Benefits. Flight benefits at the level provided to retired officers of UAL immediately prior to the Merger for the remainder of the executive’s lifetime, grossed-up for income tax on imputed income up to an annual cap. Ms. Mikells and Messrs. Tague and Atkinson received lifetime membership in the Company’s airport lounge clubs and their current level of elite status in the Company’s frequent flyer programs.

•

Tax and Financial Planning. Up to $15,000 of additional tax and financial planning services for 12 months following termination. As of December 31, 2010, none of these executives had utilized the financial planning services.

•	Outplacement Services. Outplacement consulting services for 12 months following termination.

•

Release and Restrictive Covenants. Each of Ms. Mikells and Messrs. Tague and Atkinson executed a general release of claims in favor of the Company and remains subject to restrictive covenants prohibiting solicitation or hiring of any employee of UAL or its subsidiaries for a period of two years following termination. In addition, they are bound by an obligation of confidentiality for an indefinite duration with respect to UAL and its subsidiaries.

Potential Payments to Messrs. Smisek, Rowe, McDonald and Compton and Ms. Foxhall

Estimate of Mr. Smisek’s Potential Post-Employment Payments and Benefits
Type of Payment or Benefit	Retirement ($)	Death ($)(1)	Disability ($)	Involuntary Termination without Cause or Voluntary Termination with Good Reason ($)	Change In Control Only ($)
Cash Severance	$0	$0	$0	$6,703,125	$0
Long-Term Incentives
LTIP Awards	$0	$4,927,500	$4,927,500	$4,927,500	$0
Profit-Based RSUs	$0	$7,378,590	$7,378,590	$7,378,590	$0
SERP	$9,540,525	$4,454,742	$9,540,525	$9,540,525	$0
Health and Welfare Benefits
Continuation of Health & Welfare Benefits	$209,097	$137,095	$209,097	$209,097	$0
Continuation of Life Insurance Benefit	$3,464	$0	$3,464	$3,464	$0
Perquisites and Tax Payments
Outplacement Services	$0	$0	$0	$40,000	$0
Flight Benefit	$67,442	$0	$67,442	$67,442	$0
Tax Gross-Up on Flight Benefit	$246,194	$0	$246,194	$246,194	$0
280G Excise Tax Gross-up	$0	$0	$0	$6,097,087	$0
Total	$10,066,722	$16,897,927	$22,372,812	$35,213,024	$0

Estimate of Mr. Rowe’s Potential Post-Employment Payments and Benefits
Type of Payment or Benefit	Resignation without Good Reason ($)	Death ($)(1)	Disability ($)	Involuntary Termination without Cause or Voluntary Termination with Good Reason ($)	Change In Control Only ($)
Cash Severance	$0	$0	$0	$3,382,184	$0
Long-Term Incentives
LTIP Awards	$0	$1,857,155	$1,857,155	$1,857,155	$0
Profit-Based RSUs	$0	$3,979,860	$3,979,860	$3,979,860	$0
SERP	$431,193	$75,393	$431,193	$431,193	$0
Health and Welfare Benefits
Continuation of Health & Welfare Benefits	$0	$0	$0	$69,619	$0
Continuation of Life Insurance Benefit	$0	$0	$0	$1,279	$0
Perquisites and Tax Payments
Outplacement Services	$0	$0	$0	$40,000	$0
Flight Benefit	$52,350	$0	$52,350	$52,350	$0
Tax Gross-Up on Flight Benefit	$222,243	$0	$222,243	$222,243	$0
280G Excise Tax Gross-Up	$0	$0	$0	$3,261,358	$0
Total	$705,786	$5,912,408	$6,542,801	$13,297,241	$0

Estimate of Mr. McDonald’s Potential Post-Employment Payments and Benefits
Type of Payment or Benefit	Retirement ($)	Death ($)(1)	Disability ($)	Involuntary Termination without Cause or Voluntary Termination with Good Reason ($)	Change In Control Only ($)
Cash Severance	$0	$0	$0	$1,690,293	$0
2010 Annual Incentive	$0	$0	$0	$1,473,240	$0
Profit Sharing	$0	$0	$0	$47,657	$0
Long-Term Incentives
Stock Options—Accelerated Awards	$1,175,520	$1,175,520	$1,175,520	$1,175,520	$1,175,520
RSUs—Accelerated Awards	$2,052,886	$2,052,886	$2,052,886	$2,052,886	$2,052,886
2009 Cash Incentive Opportunity	$0	$400,000	$400,000	$600,000	$400,000
Health and Welfare Benefits
Continuation of Health & Welfare Benefits	$0	$0	$0	$17,693	$0
Continuation of Life Insurance Benefit	$0	$0	$0	$38,457	$0
Perquisites and Tax Payments
Outplacement Services	$0	$0	$0	$40,000	$0
Flight Benefit	$24,913	$0	$24,913	$24,913	$0
Tax Gross-Up on Flight Benefit	$145,867	$0	$145,867	$145,867	$0
Total	$3,399,186	$3,628,406	$3,799,186	$7,306,526	$3,628,406

Estimate of Mr. Compton’s Potential Post-Employment Payments and Benefits
Type of Payment or Benefit	Retirement ($)	Death ($)(1)	Disability ($)	Involuntary Termination without Cause or Voluntary Termination with Good Reason ($)	Change In Control Only ($)
Cash Severance	$0	$0	$0	$4,640,625	$0
Long-Term Incentives
LTIP Awards	$0	$950,474	$950,474	$950,474	$0
Profit-Based RSUs	$0	$0	$0	$0	$0
SERP	$3,281,621	$1,788,866	$3,281,621	$3,281,621	$0
Health and Welfare Benefits
Continuation of Health & Welfare Benefits	$0	$0	$0	$74,762	$0
Continuation of Life Insurance Benefit	$0	$0	$0	$1,277	$0
Perquisites and Tax Payments
Outplacement Services	$0	$0	$0	$40,000	$0
Automobile	$40,873	$40,873	$40,873	$40,873	$0
Flight Benefit	$39,194	$0	$39,194	$39,194	$0
Tax Gross-Up on Flight Benefit	$177,789	$0	$177,789	$177,789	$0
280G Excise Tax Gross-Up	$0	$0	$0	$2,949,273	$0
Total	$3,539,477	$2,780,213	$4,489,951	$12,195,888	$0

Estimate of Ms. Foxhall’s Potential Post-Employment Payments and Benefits
Type of Payment or Benefit	Retirement ($)	Death ($)(1)	Disability ($)	Involuntary Termination without Cause or Voluntary Termination with Good Reason ($)	Change In Control Only ($)
Cash Severance	$0	$0	$0	$4,021,875	$0
Long-Term Incentives
LTIP Awards	$0	$0	$0	$0	$0
Profit-Based RSUs	$0	$0	$0	$0	$0
SERP	$331,965	$155,101	$331,965	$331,965	$0
Health and Welfare Benefits
Continuation of Health & Welfare Benefits	$134,964	$85,874	$134,964	$134,964	$0
Continuation of Life Insurance Benefit	$3,179	$0	$3,179	$3,179	$0
Perquisites and Tax Payments
Outplacement Services	$0	$0	$0	$40,000	$0
Flight Benefit	$72,103	$0	$72,103	$72,103	$0
Tax Gross-Up on Flight Benefit	$254,190	$0	$254,190	$254,190	$0
280G Excise Tax Gross-Up	$0	$0	$0	$2,175,427	$0
Total	$796,401	$240,975	$796,401	$7,033,703	$0

(1) Upon death, each executive’s beneficiary will receive the proceeds of the life insurance policy provided by the Company, as described below.

The Company has entered into certain agreements, including new employment agreements, and maintains certain plans that will require the Company to pay compensation and provide certain benefits to Messrs. Smisek, Rowe, McDonald and Compton and Ms. Foxhall following, or in connection with, a termination of employment or a change of control of the Company. The material terms and conditions relating to these payments and benefits in effect on December 31, 2010 are described below.

Termination for “Cause”

Upon a termination for Cause, our named executive officers are not entitled to any additional payments or benefits. However, the named executive officers who came from Continental would retain their frozen SERP benefits.

•

SERP Benefit. The SERP benefit payable under the agreements with Messrs. Smisek, Rowe and Compton and Ms. Foxhall is not affected by the cause of termination, other than death. It is calculated based on the terms of the SERP benefit described above under “Narrative to Pension Benefits Table” and based on the assumptions described further below. Upon a termination other than due to death, the lump sum benefit would be payable as follows: for Messrs. Smisek and Compton, partially on January 1, 2011 and partially on July 1, 2011; for Mr. Rowe, on November 1, 2030; and for Ms. Foxhall, on July 1, 2011. For purposes of these calculations, we have assumed that the lump sum interest rate in effect at the time of payment for those benefits payable after January 1, 2011 will be the same as the assumption currently in effect (4.86%). For the lump sum mortality assumption, we have used the 2011 IRS prescribed 417(e) table.

Resignation without “Good Reason” or Retirement

If any of Messrs. Smisek, McDonald or Compton or Ms. Foxhall retired on December 31, 2010 (Mr. Rowe was not retirement eligible as of December 31, 2010), or if Mr. Rowe resigned without “Good

Reason” (as defined in his or her employment agreement) on December 31, 2010, he or she would have been entitled to the benefits set forth below. Because Messrs. Smisek, McDonald and Compton and Ms. Foxhall are retirement eligible, it is assumed that they would choose to retire rather than to resign without “Good Reason.”

•

LTIP/Profit-Based RSU Awards. Mr. Compton and Ms. Foxhall were retirement eligible at the end of 2010 and have received (i) prorated payments for the then-completed portion of the performance periods with respect to the LTIP awards granted in 2009 and 2010 for the three-year periods ending December 31, 2011 and 2012, respectively, and (ii) full payment with respect to their Profit-Based RSU awards granted in 2008, 2009 and 2010. No additional payments would be made to them with respect to the LTIP and Profit-Based RSUs upon retirement. Mr. Smisek waived his right to receive early payment with respect to the LTIP and Profit-Based RSU awards due to his retirement eligibility.

•

Restricted Shares and RSUs. For Mr. McDonald, all outstanding restricted shares and RSUs granted under the ICP or the MEIP will accelerate and vest upon retirement. As of December 31, 2010, Mr. McDonald held 91,934 RSUs. The value of each restricted share and RSU award was determined by multiplying the number of restricted shares and RSUs subject to acceleration by $22.33, the average closing price of a share of Company common stock for the 20-day period prior to October 1, 2010.

•

Stock Options. For Mr. McDonald, all outstanding stock options granted under the ICP or the MEIP will accelerate and vest upon retirement. The exercise period for outstanding stock options granted under the ICP will be extended to five years from the date of termination upon retirement. The exercise period for outstanding stock options granted under the MEIP will be extended until the end of the stock option’s term upon retirement. The value of each stock option award that was subject to acceleration was determined by multiplying the number of shares subject to each option that was unvested as of December 31, 2010 by the excess (if any) of $23.82 (the closing share price of the Company’s common stock on December 31, 2010) over the exercise price of the option. As of December 31, 2010, Mr. McDonald held 62,000 unvested stock options.

•

Health and Welfare Benefits. For Mr. Smisek and Ms. Foxhall, upon any termination other than for “cause”, continued coverage under the Company’s welfare benefits plans for themselves and their eligible dependents at rates equivalent to those paid by similarly situated employees who continue in service, until Mr. Smisek is eligible for Medicare (but in no event beyond age 65) and, for Ms. Foxhall, until the later of the date she or her spouse becomes eligible for Medicare.

•

Life Insurance. For Mr. Smisek and Ms. Foxhall, upon any termination other than for “cause”, continued life insurance benefits until Mr. Smisek is eligible for Medicare (but in no event beyond age 65) and, for Ms. Foxhall, until the later of the date she or her spouse becomes eligible for Medicare.

•

Flight Benefits. Upon any termination other than for “cause”, flight benefits for the remainder of the executive’s lifetime, grossed-up for income tax on imputed income, subject to an annual limit. Upon a termination due to death, each executive’s survivors will receive a limited flight benefit, which has not been separately valued for purposes of the above tables. Mr. Smisek also is entitled to two parking spaces at the Company’s hub airports in Houston, Texas and Chicago, Illinois for the remainder of his lifetime. The aggregate current annual cost of these parking spaces is approximately $1,200, which has not been separately valued for purposes of the above table.

•

Automobile. Upon any termination other than for “cause”, Mr. Compton retains the automobile that he was using at the time his employment terminated, which was valued at the carrying value of the automobile currently provided by the Company. Mr. Rowe’s employment agreement includes a similar provision, but he has waived his right to a Company provided automobile and thus there was no applicable value.

•	Reimbursement for Excise Tax. Section 4999 of the Code imposes an excise tax on so-called “excess parachute payments” made to an executive in connection with a change in control as described in section 280G of the Code. Messrs. Smisek, Rowe, and Compton and Ms. Foxhall are entitled to a reimbursement or a “gross-up” payment for any potential excise taxes under Section 4999 of the Code that are incurred in connection with the Merger. This obligation applies regardless of whether the officer’s employment terminates or continues in connection with the Merger.

Termination Due to Death or Disability

If any of Messrs. Smisek, Rowe, McDonald or Compton or Ms. Foxhall was terminated due to death or disability on December 31, 2010, in addition to the benefits described above, he or she would have been entitled to the following benefits:

•

LTIP/RSU Awards. For Messrs. Smisek, Rowe and Compton, acceleration of vesting of all outstanding LTIP awards. For Messrs. Smisek and Rowe, acceleration and vesting of all outstanding Profit-Based RSU awards. The value of the LTIP awards is based on the base salary and position of the executive on September 30, 2010. The applicable base salaries for this purpose are as follows: Mr. Smisek, $730,000; Mr. Rowe, $383,908; and Mr. Compton, $383,908. The value of each Profit-Based RSU was determined by multiplying the number of units that were unvested as of the date of the triggering event by $23.48, the average closing price of a share of Continental common stock for the 20-day period prior to October 1, 2010, and multiplying that amount by 150%, the level of performance deemed achieved upon the Merger.

•

2009 Long-Term Cash Incentive Opportunity. For Mr. McDonald, a pro-rata portion of long-term cash incentive opportunities under the ICP will vest at the target level upon termination due to death or disability. The target value for Mr. McDonald was $600,000.

•

Stock Options. For Mr. McDonald, all outstanding stock options will accelerate and vest as set forth above. The exercise period for outstanding stock options granted under the ICP will be extended to one year from the date of termination. The exercise period for outstanding stock options granted under the MEIP will be extended to one year from the date of termination.

•

SERP Benefit. If the executive dies, the surviving spouse is entitled to immediate payment of a lump sum. This lump sum payment is the present value of the hypothetical benefit that would be payable if the participant had terminated employment on the date of death, survived until age 60, been entitled to and elected a contingent annuitant option with 50% of the benefit continuing to his or her surviving spouse at his or her death, and died the day after benefits commenced. Assuming a date of death of December 31, 2010, the lump sum benefit would be payable on January 1, 2011.

•

Life Insurance. In the case of death, proceeds of life insurance benefits as determined under the applicable life insurance policies. For Mr. McDonald, this benefit is equal to three times his base salary at the time of death. For Messrs. Rowe and Compton and Ms. Foxhall, this benefit is equal to one times the executive’s base salary and capped at $500,000. For Mr. Smisek, there is a life insurance benefit included in his employment agreement which provides him a payment equal to 2.75 times the sum of (i) his base salary ($975,000) and (ii) 150% of his base salary.

•	Disability. In the case of disability, monthly benefits under the applicable disability policies.

Involuntary Termination Without “Cause” or Voluntary Termination for “Good Reason”

If any of Messrs. Smisek, Rowe, McDonald, or Compton or Ms. Foxhall was terminated without “Cause” or for “Good Reason” (as defined in his or her employment agreement) on December 31, 2010, in addition to the benefits described above (with the exception of the disability benefits or life insurance payment and except as modified below), he or she would have been entitled to the following:

•	Cash Severance. A cash severance payment equal to 2.75 times the sum of (i) his or her current base salary ($975,000, $750,000, $850,000, $750,000, and $650,000 for Messrs. Smisek, Rowe, McDonald

and Compton and Ms. Foxhall, respectively) and, (ii)(a) for Mr. Rowe, target bonus under the applicable annual incentive plan for 2010 (125% of pre-Merger base salary), (b) for Messrs. McDonald and Compton and Ms. Foxhall, the target percentage under the applicable annual incentive plan for 2009 (85%, 125% and 125%, respectively) multiplied by year-end base salary or, (c) for Mr. Smisek, 150% of his year-end base salary. However, for Mr. McDonald, the severance payment will be reduced by $2,634,082 as an offset for an amount of certain special retention payments he previously received from the Company. To the extent possible under Section 409A of the Code, the severance payment is made in one lump sum payment. If the severance payment is subject to a six-month delay, interest will be paid on the delayed payment.

•

Annual Incentive. A prorated award pursuant to the applicable annual incentive plan for the year of termination, based on actual performance (with any subjective or personal performance goals based on the target level). Mr. McDonald’s target level under the AIP in 2010 was 135% of his base salary and actual enterprise performance was 159% of the target level. For Messrs. Smisek, Rowe and Compton and Ms. Foxhall, the award under the Continental annual incentive program was earned as of December 31, 2010, so no additional payment would have been paid to the executive upon termination. Actual performance under the Continental annual incentive program was at the “stretch” performance level (150% of the pre-Merger base salary).

•

Profit Sharing. For Mr. McDonald, payment of a pro-rata portion under the Profit Sharing Plan for the year of termination through the date of termination, paid at the same time payment is made to other participants. Messrs. Smisek, Rowe, and Compton and Ms. Foxhall did not participate in the UAL Profit Sharing Plan in 2010.

•

Stock Options. For Mr. McDonald, all outstanding stock options will accelerate and vest as set forth above. The stock options will remain exercisable for a period generally equal to three months following termination.

•	2009 Long-Term Cash Incentive Opportunity. For Mr. McDonald, payment of the full target value of the 2009 long-term cash incentive opportunity.

•

Health and Welfare Benefits. For Mr. Smisek and Ms. Foxhall, continued coverage under the Company’s welfare benefit plans as set forth above. For Messrs. Rowe, McDonald and Compton, continued coverage under the Company’s welfare benefits plans for themselves and their eligible dependents at rates equivalent to those paid by similarly situated employees who continue in service, for 33 months following termination (until September 30, 2013) or, if earlier, (i) until he receives similar benefits from a subsequent employer or (ii) if he had otherwise been entitled to receive retiree medical coverage under a particular welfare benefit plan if he had retired as of the date of termination, he would receive coverage pursuant to the terms of such plan. The continued welfare benefits shall be subject to any Medicare or other coordination of benefits provisions under a particular welfare benefit plan.

•

Life Insurance. For Mr. Smisek and Ms. Foxhall, continued life insurance benefits as set forth above. For Messrs. Rowe, McDonald and Compton, continued life insurance benefits for 33 months following termination.

•	Outplacement Services. Outplacement consulting services for 12 months following termination.

“Change of Control”

If a “change of control” of the Company occurred on December 31, 2010, under the MEIP and the ICP, Mr. McDonald would have been entitled to (i) the immediate vesting of stock options; (ii) the immediate vesting of restricted shares and restricted stock units that were unvested as of December 31, 2010, with restricted shares and restricted stock units settled in cash based upon the average of the closing price of UAL stock during the 20-day period prior to October 1, 2010 ($22.33); and (iii) a prorated 2009 long-term cash incentive opportunity paid at target. Mr. McDonald would not have received any additional change of control benefits outside of the MEIP and the ICP.

None of Messrs. Smisek, Rowe, and Compton and Ms. Foxhall would be entitled to any payments or vesting of benefits upon a change of control of the Company on December 31, 2010.

None of our named executive officers will be entitled to a gross-up with respect to excise taxes under Section 4999 of the Code for a change of control other than the Merger. Instead, payments to each named executive officer that would be subject to the excise tax will be cut back to the level at which the excise tax will not be applied unless such executive would be in a better net after-tax position by receiving the full payments and paying the excise tax.

Material Defined Terms

The terms “cause” and “good reason” as used above with respect to Messrs. Smisek, Rowe, McDonald and Compton and Ms. Foxhall are defined under the employment agreements and are set forth below.

•

Cause means, in general, (i) gross neglect or willful gross misconduct (for Mr. Smisek such conduct must result in a material economic harm to the Company); (ii) conviction of, or plea of nolo contendre to, a felony or crime involving moral turpitude; (iii) the executive’s commission of an act of deceit or fraud intended to result in personal and unauthorized enrichment of the executive at the Company’s expense; or (iv) a material breach of a material obligation of the executive under his or her employment agreement. For Messrs. Rowe, McDonald and Compton and Ms. Foxhall, cause also includes (a) the executive’s abuse of alcohol or drugs rendering the executive unable to perform the material duties and services required under his or her employment agreement or (b) a material violation of Company policies.

•

With respect to Mr. Smisek, Good Reason means, in general, (i) a material diminution in his authority, duties or responsibilities; (ii) a change in the location at which he must performance services by more than 50 miles from Houston, Texas and Chicago, Illinois; (iii) a diminution in his base salary, except as part of an across-the-board reduction in salary; (iv) failure to appoint him as Chairman of the Board upon the end of Mr. Tilton’s service as such or the removal of Mr. Smisek as Chairman of the Board; (v) the expiration of the employment agreement following non-renewal by the Company; or (vi) a material breach of the employment agreement by the Company.

•

With respect to Messrs. Rowe, McDonald and Compton and Ms. Foxhall, Good Reason means, in general, (i) a material diminution in the executive’s authority, duty or responsibilities; (ii) a material diminution in the executive’s base salary, except as part of an across-the-board reduction in salary; (iii) a relocation of the executive’s principal place of employment by more than 50 miles (other than a relocation to Chicago, Illinois as a result of the Merger); or (iv) a material breach of the applicable employment agreement by the Company.

•

Change in Control means, in general, the occurrence of any one of the following events: (i) certain acquisitions by a third-party or third-parties, acting in concert, of at least a specified threshold percentage of the Company’s then outstanding voting securities; (ii) consummation of certain mergers or consolidations of the Company with any other corporation; (iii) stockholder approval of a plan of complete liquidation or dissolution of the Company; (iv) consummation of certain sales or dispositions of all or substantially all the assets of the Company; and (v) certain changes in the membership of the Company’s board of directors.

Restrictive Covenants and Release Requirement

The employment agreements with Messrs. Rowe, McDonald and Compton and Ms. Foxhall contain non-solicitation, non-competition and no-hire provisions for the two year period following termination of employment (except, with respect to the non-competition covenant, if such termination is by the Company without “cause” or by the executive for “good reason”). Mr. Smisek will continue to be subject to the Confidentiality and Non-Compete Agreement with Continental dated April 23, 2009, which includes an 18-month non-compete obligation following termination of his employment, except if such termination is by the Company for a reason other than “cause” or by Mr. Smisek for “good reason”. In addition, each of the above named executives is bound by an obligation of confidentiality for an indefinite duration.

The employment agreements with each of Messrs. Smisek, Rowe, McDonald and Compton and Ms. Foxhall contain a requirement to execute a release of claims in favor of the Company in order to receive the above referenced benefits.

Methodologies and Assumptions used for Calculating Other Potential Post-Employment Payments

For purposes of quantifying the payments and estimated benefits disclosed in the foregoing tables, the Company utilized the following assumptions and methodologies to calculate the applicable costs to the Company:

•

Continuation of health and welfare benefits. The present value of health and welfare benefits which are continued for a pre-defined period following certain qualifying triggering events was determined based on assumptions used for financial reporting purposes (i.e. FASB ASC 715-20-50 assumptions) using a discount rate of 4.97%, and includes only the portion of the benefits that is greater than the benefit that would be provided to all management employees. Mr. Smisek, is assumed to be eligible for Medicare beginning on August 17, 2019. The later of the date that Ms. Foxhall or her spouse become eligible for Medicare is assumed to be October 14, 2018.

•	Continuation of life insurance benefits. The value of the continued life insurance benefits was determined based on the actual cost to the Company of insurance premiums for each executive.

•

Flight benefits and related tax reimbursements. The value of travel privileges was determined by utilizing the following assumptions: (i) executive and eligible family members and significant others continue to utilize the travel benefit for a period of 20 years; (ii) the level of usage for each year is the same as the actual usage was for the executive and such persons for 2010; and (iii) the incremental cost to the Company for providing travel benefits for each year is the same as the actual incremental cost incurred by the Company for providing travel benefits to the executive and eligible family members and significant others for 2010. On the basis of these assumptions, the Company determined the value of travel benefits by calculating the present value of the assumed incremental cost of providing the benefit to the executive and the executive’s spouse over a 20-year period using a discount rate of 4.97%. The tax gross-up on flight benefits was determined utilizing the same three assumptions stated above. Using these assumptions, the Company determined the value of the gross-up by calculating the present value of the executive’s assumed annual tax gross-up (the executive’s 2010 tax gross-up) over a 20-year period for retirees using a discount rate of 4.97%.

•

Estimated 280G Excise Tax Gross-Up. The estimated gross-up payment for any excise taxes under Section 4999 of the Code that are in connection with the Merger are calculated in accordance with the provisions of Section 280G of the Code. However, certain elements of compensation may not be subject to the excise tax, including any amounts attributable to reasonable compensation for services provided following the Merger, depending on the actual timing and circumstances surrounding the applicable termination of employment. Accordingly, the values of estimated gross-up payments shown above may be larger than amounts that would actually be paid, if any.

DIRECTOR COMPENSATION

The following table represents the amount of director compensation in 2010 for each director, other than Mr. Smisek, who did not receive any additional compensation for his service as a director.

Name	Fees Earned or Paid in Cash ($)	Share Unit Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
CURRENT DIRECTORS
Kirbyjon H. Caldwell(3)	10,500	—	19,057	29,557
Stephen R. Canale	—	—	969	969
Carolyn Corvi(3)	10,000	—	1,383	11,383
W. James Farrell	70,250	25,000	28,802	124,052
Jane C. Garvey	36,500	25,000	10,793	72,293
Walter Isaacson(4)	61,500	25,000	14,200	100,700
Henry L. Meyer III(3)	10,000	—	9,308	19,308
Wendy J. Morse	—	—	27,739	27,739
Oscar Munoz(3)	14,000	—	17,186	31,186
James J. O’Connor	95,000	25,000	32,372	152,372
Laurence E. Simmons(3)	10,000	—	8,767	18,767
Glenn F. Tilton(5)	—	—	—	—
David J. Vitale	77,500	25,000	20,673	123,173
John H. Walker	45,000	25,000	28,109	98,109
Charles A. Yamarone(3)	12,750	—	3,827	16,577

FORMER DIRECTORS(6)
Richard J. Almeida(4)	36,000	25,000	40,117	101,117
Mary K. Bush	32,000	25,000	5,927	62,927
Robert D. Krebs	51,500	25,000	50,473	126,973
Robert S. Miller	31,000	25,000	8,131	64,131

(1) This column reflects the grant date fair value of 1,139.21 share units granted to non-employee directors on June 11, 2010, discussed in “Equity Compensation” below, calculated pursuant to FASB ACS Topic 718. As of December 31, 2010, the aggregate number of share units outstanding for each director was 7,028.49 for Messrs. Farrell, O’Connor, Vitale, Walker, Krebs, and Miller and Ms. Bush; 21,516.29 for Mr. Almeida; 3,815.87 for Ms. Garvey; and 26,707.69 for Mr. Isaacson. Mr. Tilton’s outstanding share units are reflected in the “Outstanding Equity Awards at 2010 Fiscal Year-End” above.

(2) All other compensation represents (a) the total amounts paid to each director as reimbursement for taxes paid in connection with the director’s positive space travel on United Airlines for 2010 and (b) with respect to non-employee directors, matching contributions to nonprofit organization(s) to which the director makes a personal commitment(s), as described below.

(3) Messrs. Caldwell, Meyer, Munoz, Simmons and Yamarone and Ms. Corvi were directors of Continental prior to the Merger. On June 9, 2010, prior to the Merger, each of these directors was granted 2,311 restricted shares of Continental common stock that will vest on the first anniversary of the date of grant, which are not included in this table. The grant date fair value of each restricted share awards calculated pursuant to FASB ASC Topic 718 is $51,374. These restricted shares were converted to 2,426 restricted shares of the Company’s common stock with the same vesting schedule. These directors did not receive any compensation from the Company from October 1, 2010 to December 31, 2010.

(4) Mr. Isaacson elected to defer retainer and meeting fees earned during 2010 and received the compensation in the form of share units. Each share unit represents the economic equivalent of one share of Company common stock, and the number of share units received was determined by dividing the fees earned by the average of the high and low sale prices of a share of the Company’s common stock on the date of payment.

(5) Mr. Tilton’s compensation related to his service as Chairman of the Board from October 1, 2010 to December 31, 2010 (see “Chairman Compensation” below) is included in the Summary Compensation Table above. Prior to October 1, 2010, Mr. Tilton was the President and Chief Executive Officer of the Company as well as Chairman of the Board. Mr. Tilton’s compensation prior to October 1, 2010, as it relates to his employment with the Company, is also set forth in the Summary Compensation Table and related tables above. Prior to October 1, 2010, Mr. Tilton did not receive any additional compensation for his service as Chairman of the Board.

(6) In connection with the Merger, Messrs. Almeida, Krebs and Miller and Ms. Bush resigned from the Board effective October 1, 2010. The share units held by each of these directors were paid in January 2011.

We do not pay directors who are employees of the Company additional compensation for their services as directors. To attract and retain the services of experienced and knowledgeable non-employee directors, the Company adopted the 2006 Director Equity Incentive Plan, which we refer to as the DEIP. Under the DEIP, non-employee directors may receive as compensation periodic awards, stock compensation or cash compensation. Periodic awards are equity-based awards including options, restricted stock, stock appreciation rights and/or shares that are granted to non-employee directors from time to time at the discretion of the Board.

Retainer and Meeting Fees

For the year ended December 31, 2010, compensation for non-employee directors included the following:

•	an annual retainer of $20,000;

•	$1,000 for each Board and Board committee meeting attended; and

•

an additional annual retainer of $10,000 for the chairperson of the Finance, Nominating/Governance and Public Responsibility Committees, $15,000 for the chairperson of the Human Resources Subcommittee and $20,000 for the chairperson of the Audit Committee.

In addition, the Lead Director of the Board received an annual retainer of $25,000.

Equity Compensation

During 2009, the Board approved an annual grant of share units for each non-employee director under the DEIP. The annual grant for 2010 was made on June 11, 2010 and consisted of $25,000 of share units for each non-employee director. Each share unit represents the economic equivalent of one share of Company common stock. Delivery of a cash payment in settlement of the share units will be made in January of the year following the calendar year in which the individual ceases to serve a director of the Company.

We recently updated the stock ownership guidelines that apply to our non-employee directors. The updated guidelines encourage our non-employee directors to hold at least 3,500 shares of Company common stock or equity-based awards (including share units and restricted shares). The Nominating/Governance Committee reviews equity ownership of the non-employee directors annually. Once a non-employee director is determined to be in compliance with the stock ownership guidelines, the non-employee director will be considered to be in compliance until such time as he or she sells or otherwise disposes of any his or her Company common stock, at which time the Nominating/Governance Committee will re-evaluate the non-employee director’s compliance with the stock ownership guidelines. All non-employee directors are currently in compliance with the guidelines

Deferral Options under the DEIP

Non-employee directors may defer the receipt of some or all cash compensation through credits to a cash and/or share account established and maintained by the Company on behalf of the director. Non-employee directors may also defer the receipt of shares that would otherwise be issued under a periodic award through credits to his/her share account. Distribution from the cash and/or share accounts will be made, if in a lump sum, or will commence, if in installments, as soon as administratively practicable after January 1 of the year following the year the non-employee director terminates his/her position as a director of the Company.

Travel and Cargo Benefits

We consider it important for our directors to understand our business and to have exposure to our operations and employees. For that reason, we also provide free transportation and free cargo shipment on United to our directors and their spouses or enrolled friend and eligible dependent children. We reimburse our directors for income taxes resulting from actual use of the travel and shipment privileges. A director who retires from the Board with at least five years of Company creditable service will receive free travel and cargo benefits for life, subject to certain exceptions.

During 2010, each non-employee director was entitled to ten roundtrip first class tickets each year for complimentary positive space travel that may be distributed to family and non-family members or donated to charity. Directors are not reimbursed for the income tax liability associated with this benefit.

Nonprofit Grant Program

We adopted a program in 2009 through which the Company provides support to nonprofit organizations to which a Board member makes a personal commitment in an aggregate amount of up to $20,000 per year. In the case of each of the ALPA and IAM director, the Company will provide support to organizations to which the director or their respective union contributes up to $20,000 per year in the aggregate.

Chairman Compensation

Upon completion of the Merger on October 1, 2010, Mr. Tilton stepped down as President and Chief Executive Officer of the Company and became non-Executive Chairman of the Board. Mr. Tilton entered into a letter agreement with the Company setting forth the terms of his compensation as non-Executive Chairman of the Board following the Merger.

Pursuant to this letter agreement, Mr. Tilton is entitled to the same compensation and travel privileges as those provided to the other non-employee directors of the Company. In addition, Mr. Tilton is entitled receive certain enhanced payments and benefits in recognition of the unique contributions he is expected to make and the heightened responsibilities he is expected to have in the role of Chairman of the Board in light of his prior roles leading the Company as President, Chief Executive Officer and Chairman. Mr. Tilton is entitled to an annual cash retainer equal to $600,000 and an annual grant of restricted stock units with a grant date fair market value equal to $150,000. The restricted stock units will vest upon the earliest of (i) the first anniversary of the grant date, (ii) December 31, 2012, (iii) Mr. Tilton’s separation from service as Chairman due to his death, disability or his removal without cause (each as defined in Mr. Tilton’s prior employment agreement, as set forth in “Potential Payments Upon Termination or Change of Control” above) and (iv) Mr. Tilton’s retirement with the consent of the Company’s Board. Mr. Tilton is also entitled to office space and administrative support during his service as Chairman of the Board and for a period of ten years thereafter.

AUDIT COMMITTEE REPORT

UNITED CONTINENTAL HOLDINGS, INC.

United Continental Holdings, Inc. Audit Committee Report

To the Board of United Continental Holdings, Inc.:

The Audit Committee is comprised of six non-employee members of the Board (listed below). After reviewing the qualifications of the current members of the committee, and any relationships they may have with the Company that might affect their independence from the Company, the Board has determined that (1) all current committee members are “independent” as that concept is defined in Section 10A of the Exchange Act, (2) all current committee members are “independent” as that concept is defined in the applicable rules of the NYSE, (3) all current committee members are financially literate, and (4) each of Mr. Munoz, Mr. Vitale and Mr. Walker qualifies as an audit committee financial expert under the applicable rules promulgated pursuant to the Exchange Act.

The Board appointed the undersigned directors as members of the committee and adopted a written charter setting forth the procedures and responsibilities of the committee. Each year, the committee reviews the charter and reports to the Board on its adequacy in light of applicable NYSE rules. In addition, the Company will furnish an annual written affirmation to the NYSE relating to, among other things, clauses (2)-(4) of the first paragraph of this report and the adequacy of the committee charter.

During the last year, and earlier this year in preparation for the filing with the SEC of the Company’s annual report on Form 10-K for the year ended December 31, 2010 (the “10-K”), the committee, among other matters:

•

reviewed and discussed the audited financial statements included in the 10-K with management and the Company’s independent registered public accounting firm, referred to in this report as the “independent auditors”;

•	reviewed the overall scope and plans for the audit and the results of the examinations by the Company’s independent auditors;

•

met with management periodically during the year to consider the adequacy of the Company’s internal controls and the quality of its financial reporting and discussed these matters with the Company’s independent auditors and with appropriate Company financial personnel and internal auditors;

•

discussed with the Company’s senior management, independent auditors and internal auditors the process used for the Company’s Chief Executive Officer and Chief Financial Officer to make the certifications required by the SEC and the Sarbanes-Oxley Act of 2002 in connection with the 10-K and other periodic filings with the SEC;

•

reviewed and discussed with the independent auditors (1) their judgments as to the quality (and not just the acceptability) of the Company’s accounting policies, (2) the written communications required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the committee concerning independence and the independence of the independent auditors, and (3) the matters required to be discussed with the committee under auditing standards generally accepted in the United States, including Statement on Auditing Standards No. 61, “Communication with Audit Committees”, as amended;

•

based on these reviews and discussions, as well as private discussions with the independent auditors and the Company’s internal auditors, recommended to the Board the inclusion of the audited financial statements of the Company and its subsidiaries in the 10-K; and

•

determined that the non-audit services provided to the Company by the independent auditors (discussed below under Proposal 2) are compatible with maintaining the independence of the independent auditors. The committee’s pre-approval policies and procedures are discussed below under Proposal 2.

Notwithstanding the foregoing actions and the responsibilities set forth in the committee charter, the charter clarifies that the committee is not responsible for certifying the Company’s financial statements or guaranteeing the independent auditor’s report. The functions of the committee are not intended to duplicate or substitute for the activities of management and the independent auditors, and the committee members cannot provide any expert or special assurance as to the Company’s financial statements or internal controls or any professional certifications as to the work of the independent auditors. Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The independent auditors are responsible for expressing an opinion on those financial statements. Committee members are not employees of the Company or accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent auditors included in their report on the Company’s financial statements.

The committee meets regularly with management and the independent and internal auditors, including private discussions with the independent auditors and the Company’s internal auditors and receives the communications described above. The committee has also established procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters. However, this oversight does not provide the committee with an independent basis to determine that management has maintained (1) appropriate accounting and financial reporting principles or policies, or (2) appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent auditors do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles or that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards.

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

Respectfully submitted,

Audit Committee

Oscar Munoz, Chairman

Carolyn Corvi

Walter Isaacson

Laurence E. Simmons

David J. Vitale

John H. Walker

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

Independent Public Accountants

Ernst & Young LLP was the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2010. The Audit Committee has approved the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

As previously disclosed, the Audit Committee approved the dismissal of Deloitte & Touche LLP as the Company’s independent registered public accounting firm on February 25, 2010 following the conclusion of Deloitte & Touche LLP’s 2009 fiscal year audit for the Company. Deloitte & Touche LLP’s reports on the Company’s consolidated financial statements for each of the years ended December 31, 2009 and December 31, 2008 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the years ended December 31, 2009 and December 31, 2008 and through the interim period between December 31, 2009 and the conclusion of Deloitte & Touche LLP’s 2009 fiscal year audit for the Company, there were no disagreements between the Company and Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to Deloitte & Touche LLP’s satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its report for such years; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

Audit Committee Pre-Approval Policy and Procedures

In October 2002, the Audit Committee adopted a policy on pre-approval of services of the Company’s independent registered public accounting firm. The policy provides that the Audit Committee shall pre-approve all audit and non-audit services to be provided to the Company and its subsidiaries and affiliates by its auditors. The process by which this is carried out is as follows:

For recurring services, the Audit Committee reviews and pre-approves the independent registered public accounting firm’s annual audit services and employee benefit plan audits in conjunction with the Committee’s annual appointment of the outside auditors. The materials include a description of the services along with related fees. The Committee also reviews and pre-approves other classes of recurring services along with fee thresholds for pre-approved services. In the event that the pre-approval fee thresholds are met and additional services are required prior to the next scheduled Committee meeting, pre-approvals of additional services follow the process described below.

Any requests for audit, audit-related, tax and other services not contemplated with the recurring services approval described above must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Chairman must update the Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.

On a periodic basis, the Audit Committee reviews the status of services and fees incurred year-to-date and a list of newly pre-approved services since its last regularly scheduled meeting. The Audit Committee has considered whether the 2010 non-audit services provided by the independent registered public accounting firm are compatible with maintaining auditor independence.

All of the services in 2010 and 2009 under the Audit Related, Tax and All Other Fees categories below have been approved by the Audit Committee pursuant to paragraph (c)(7)(i)(c) of Rule 2-01 of Regulation S-X of the Exchange Act.

Independent Registered Public Accounting Firm Fees

UAL’s aggregate fees billed for professional services rendered by external auditors in 2010 and 2009 are as follows (in thousands):

Service(a)	2010	2009
Audit Fees	$4,222	$3,051
Audit-Related Fees	325	492
Tax Fees	463	244
All Other Fees	11	34

Total	$5,021	$3,821

(a) Ernst & Young LLP was the independent registered public accounting firm for UAL in 2010. The 2009 annual audit of UAL was performed by Deloitte & Touche LLP.

Audit Fees

For 2010, audit fees consist primarily of the audit and quarterly reviews of the consolidated financial statements (including an audit of the effectiveness of the Company’s internal control over financial reporting), including audits covering UAL and its wholly owned subsidiaries, United Air Lines, Inc. and Continental (for Continental, only includes fees for audit services after the merger date). Audit fees also include attestation services required by statute or regulation, comfort letters, consents, assistance with and review of documents filed with the SEC, work performed by tax professionals in connection with the audit and quarterly reviews, merger-related technical accounting consultations, purchase accounting audit procedures, and accounting and financial reporting consultations and research work necessary to comply with generally accepted auditing standards. For 2009, audit fees include the services described above, except for merger-related technical accounting consultations, purchase accounting audit procedures and procedures related to the consolidation of Continental.

Audit Related Fees

In 2010, fees for audit-related services consisted of carve-out audits and due diligence and assistance with merger-related activity prior to the closing of the Merger. Audit-related services also include audits of subsidiaries that are not required to be audited by governmental or regulatory bodies. UAL’s audit-related fees billed in 2009 consisted of audits for employee benefit plans and carve-out audits.

Tax Fees

Tax fees include professional services provided for preparation of tax returns of certain expatriate employees, personal tax compliance and advice for certain executives, preparation of federal, foreign and state tax returns, review of tax returns prepared by the Company, assistance in assembling data to respond to governmental reviews of past tax filings, and merger-related tax advice (2010 only), exclusive of tax services rendered in connection with the audit.

All Other Fees

Fees for all other services billed in 2010 consist of a subscription to Ernst & Young LLP’s on-line accounting research tool. UAL’s fees for other services billed in 2009 consisted of the preparation of employee payroll tax filings.

Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for fiscal year 2011. Ernst & Young LLP has served as the Company’s independent registered public accounting firm since 2010. It is anticipated that representatives of Ernst & Young LLP will be present at the meeting and will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from those attending the meeting.

The stockholders are being asked to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for 2011. Although ratification is not required by law or the Company’s Bylaws, the Board is submitting the appointment to the stockholders as a matter of good corporate governance. In the event of a negative vote on such ratification, the Audit Committee may reconsider its selection. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of the Company and its stockholders.

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011, WHICH IS DESIGNATED AS PROPOSAL 2.

PROPOSAL NO. 3

ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to endorse or not endorse the Company’s executive compensation programs through the following advisory resolution:

RESOLVED, that the stockholders approve the compensation of the named executive officers of United Continental Holdings, Inc., as disclosed in the Compensation Discussion and Analysis, the compensation tables, the accompanying footnotes, and the related disclosure contained in the Proxy Statement for the 2011 Annual Meeting of Stockholders set forth under the caption “Executive Compensation” of such Proxy Statement.

This vote is pursuant to a new requirement for all U.S. public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”). Our executive compensation program for 2010 is described in the Compensation Discussion and Analysis (“CD&A”) beginning on page 34 of this Proxy Statement, and in the tabular disclosure beginning on page 47. The compensation disclosure that is subject to this “say-on-pay” proposal generally relates to our compensation program prior to the Merger, the awards granted by Continental and assumed in the Merger, and decisions made in order to retain our management team during the transition. As discussed in the CD&A, our executive compensation programs are designed to fulfill the following principles: to link executive pay to performance, align the interests of our stockholders and our executives, and attract and retain our executives in line with market practices. Our Human Resources Subcommittee, prior to the Merger, and Compensation Committee, following the Merger, strived to create programs for 2010 that would achieve these principles and also address our unique needs during the time of transition surrounding the Merger. We are designing our 2011 compensation program with the same principles stated above, and we intend it to incorporate our overall compensation principles as stated in the Compensation Discussion and Analysis above while also harmonizing the programs of United and Continental so that the new executive management team participates in a single, consistent approach to compensation.

Our 2010 compensation programs include the following features which illustrate our commitment to the principles stated above:

•	A significant portion of our executives’ compensation is made in the form of long-term incentive awards;

•	Our annual incentive awards are subject to a combination of key operational and financial performance goals, which requires achievement in more than one area in order to pay out;

•	Short- and long-term incentive awards granted prior to the Merger remain subject to post-Merger service requirements;

•	The peer group used to benchmark executive compensation levels was carefully developed to include the companies of similar size, scope and complexity with which we compete for talent;

•	Our executives will not receive excise tax gross-ups except as they may relate to the Merger and to the extent they were included in prior arrangements;

•	We are moving away from executive perquisites in general, and our primary executive perquisite, flight benefits, has little incremental cost to us;

•	We have adopted stock ownership guidelines that require our executives to maintain certain levels of Company stock ownership; and

•	Our insider trading policy prohibits speculative and derivative trading and short selling by our executives.

While our executive compensation programs have undergone several changes due to the Merger, the decisions that we have made with respect to executive compensation during 2010 have been driven by our underlying principles of linking pay to performance, aligning the interests of our executives and our stockholders, and retaining our executives, particularly during the period of uncertainty surrounding the Merger. We urge our stockholders to read the CD&A section of this Proxy Statement, which discusses in greater detail how our compensation programs in 2010 implemented these guiding principles. We are asking out stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement.

Because this vote is advisory, it will not be binding upon the Board. Moreover, this vote will not be construed as overruling a decision by the Board, creating or implying any additional fiduciary duty by the Board, or restricting or limiting the ability of the Company’s stockholders to make proposals for inclusion in proxy materials related to executive compensation. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE PAY-FOR-PERFORMANCE COMPENSATION POLICIES AND PROCEDURES EMPLOYED BY THE COMPENSATION COMMITTEE, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS AND THE TABULAR DISCLOSURE REGARDING NAMED EXECUTIVE OFFICER COMPENSATION IN THIS PROXY STATEMENT, WHICH IS DESIGNATED AS PROPOSAL NO. 3.

PROPOSAL NO. 4

ADVISORY VOTE ON FREQUENCY OF THE COMPANY’S NAMED EXECUTIVE OFFICERS COMPENSATION ADVISORY VOTE

The Dodd-Frank Act also requires us to include, at least once every six years, an advisory vote regarding how often stockholders wish a “say-on-pay” vote, similar to Proposal 3 above, to take place. Stockholders may select “one”, “two” or “three” years pursuant to the following advisory resolution:

RESOLVED, that the stockholders wish United Continental Holdings, Inc. to include an advisory vote on the compensation of its named executive officers pursuant to Section 14A of the Securities Exchange Act every:

•	one year (annual);

•	two years (biennial); or

•	three years (triennial).

Even though this vote will neither be binding on the Company or the Board nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, the Company or the Board, the Board will take into account the outcome of this vote in making a determination on the frequency at which advisory votes on executive compensation will be included in the Company’s Proxy Statement, but is not required to do so.

An annual vote on executive compensation will encourage open communication with our stockholders and will allow us to take stockholder input on our new compensation programs into consideration in a timely manner. Therefore, the Board believes that an annual vote would be appropriate at this time.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE ONE YEAR OPTION, WHICH IS DESIGNATED AS PROPOSAL 4.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING

If a stockholder of record wishes to submit a proposal for inclusion in next year’s Proxy Statement, the proposal must be received by us no later than December 24, 2011 and otherwise comply with SEC rules. Failure to otherwise comply with SEC rules will cause the proposal to be excluded from the proxy materials. All notices must be submitted to the General Counsel and Secretary, United Continental Holdings, Inc.—HDQLD, 77 W. Wacker Drive, Chicago, Illinois 60601.

Additionally, we must receive notice of any stockholder proposal to be submitted at next year’s annual meeting of stockholders (but not required to be included in the related Proxy Statement) by March 10, 2012, or such proposal will be considered untimely pursuant to Rule 14a-4 under the Securities Exchange Act of 1934, as amended, and the persons named in the proxies solicited by management may exercise discretionary voting authority with respect to such proposal.

To propose business or nominate a director at the 2012 annual meeting, proper notice must be submitted by a stockholder of record no later than March 10, 2012 in accordance with our Bylaws. The notice must contain the information required by the Bylaws. No business proposed by a stockholder can be transacted at the annual meeting, and no nomination by a stockholder will be considered, unless the notice satisfies the requirements of the Bylaws. If we do not receive notice of any other matter that you wish to raise at the annual meeting in 2012 on or before March 10, 2012, our Bylaws provide that the matter shall not be transacted and the nomination shall not be considered.

ANNUAL REPORT

A copy of our Annual Report for the year ended December 31, 2010, has been made available to you on or about April 22, 2011 with this Proxy Statement and is available at http://www.edocumentview.com/ual. Additional copies of the Annual Report and this Notice of Annual Meeting and Proxy Statement, and accompanying proxy card may be obtained from our Corporate Secretary at United Continental Holdings, Inc., 77 W. Wacker Drive, Chicago, Illinois 60601.

COPIES OF OUR FORM 10-K FILED WITH THE SEC MAY BE OBTAINED WITHOUT CHARGE BY WRITING TO UNITED CONTINENTAL HOLDINGS, INC., C/O THE CORPORATE SECRETARY’S OFFICE—HDQLD, 77 W. WACKER DRIVE, CHICAGO, ILLINOIS 60601. YOU CAN ALSO OBTAIN A COPY OF OUR FORM 10-K AND OTHER PERIODIC FILINGS AT THE COMPANY’S WEBSITE OR FROM THE SEC’S EDGAR DATABASE AT WWW.SEC.GOV.

OTHER BUSINESS

Management knows of no other matters to be brought before the meeting. It is the case, however, that the enclosed proxy card grants the persons named in the proxy card the authority to vote on all other matters properly presented at the meeting in accordance with their best judgment. For certain matters, including stockholder proposals that are considered untimely pursuant to Rule 14a-4 under the Securities Exchange Act of 1934, as amended, the persons named in the proxies solicited by management may exercise discretionary voting authority with respect to such matters.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.
Electronic Voting Instructions
Available 24 hours a day, 7 days a week
Instead of mailing your proxy or voting instructions, you may choose one of the two methods outlined below to vote your proxy or direct the trustee as to shares held in your 401(k) plan. You can save our Company money by using the internet or telephone.
Internet
• Log on to the internet and go to http://www.envisionreports.com/ual.
• Follow the steps outlined on the secured website.
Telephone
• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
☒

•    Follow the instructions provided by the recorded message.

•    Proxies submitted by internet or telephone must be received by 11:59 p.m., Central Standard Time, on Tuesday, June 7, 2011. Voting instructions to the trustee of the United 401(k) plans submitted by internet or telephone must be received by 8:00 a.m., Central Standard Time, on Friday, June 3, 2011.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals —	The Board of Directors recommends a vote FOR all the nominees listed under Proposal 1, FOR Proposals 2 and 3, and FOR the annual vote frequency under Proposal 4.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold

	01 - Kirbyjon H. Caldwell	☐	☐	02 - Carolyn Corvi	☐	☐	03 - W. James Farrell	☐	☐
	04 - Jane C. Garvey	☐	☐	05 - Walter Isaacson	☐	☐	06 - Henry L. Meyer III	☐	☐
	07 - Oscar Munoz	☐	☐	08 - James J. O’Connor	☐	☐	09 - Laurence E. Simmons	☐	☐
	10 - Jeffery A. Smisek	☐	☐	11 - Glenn F. Tilton	☐	☐	12 - David J. Vitale	☐	☐
	13 - John H. Walker	☐	☐	14 - Charles A. Yamarone	☐	☐

		For	Against	Abstain

2.	Ratification of the Appointment of the Independent Registered Public Accounting Firm	☐	☐	☐
		For	Against	Abstain

3.	Advisory Resolution Approving the Compensation of the Named Executive Officers	☐	☐	☐

		1 Yr	2 Yrs	3 Yrs	Abstain

4.	Advisory Resolution Relating to the Frequency of Future Advisory Stockholder Votes to Approve the Compensation of the Named Executive Officers	☐	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

Admission Ticket

2011 Annual Meeting of Stockholders of United Continental Holdings, Inc.

Wednesday, June 8, 2011

9:00 a.m., Central Standard Time

United Airlines Education & Training Center

1200 E. Algonquin Road

Elk Grove Village, Illinois 60007

Doors will open for registration at 8:00 a.m. Upon arrival, you must present this admission ticket and valid picture identification at the registration desk to be admitted to the Annual Meeting.

* The Proxy Statement and 2010 Annual Report are available at http://www.envisionreports.com/ual

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Annual Meeting Proxy/Voting Instruction Card – United Continental Holdings, Inc.
This Proxy is solicited on behalf of the Board of Directors.

The undersigned, having received the Notice of Annual Meeting and Proxy Statement, hereby appoints Glenn F. Tilton, Jeffery A. Smisek and Brett J. Hart, and each of them, as proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of common stock of United Continental Holdings, Inc. owned of record by the undersigned on the matters listed in this proxy and, in their discretion, on such other matters as may properly come before the 2011 Annual Meeting of Stockholders to be held at the United Airlines Education & Training Center, 1200 E. Algonquin Road, Elk Grove Village, Illinois 60007 on June 8, 2011 at 9:00 a.m., Central Standard Time, and at any adjournments or postponements thereof, unless otherwise specified herein. This proxy, when properly executed, will be voted in the manner directed. If no direction is made, this proxy will be voted FOR all of the director nominees listed, FOR proposals 2 and 3, and FOR the annual vote frequency under proposal 4. In their discretion, the proxies are each authorized to vote upon other business as may properly come before the Annual Meeting.

EMPLOYEES/PARTICIPANTS HOLDING SHARES IN UNITED AIRLINES 401(K) PLANS: This card constitutes your voting instructions to Evercore Trust Company, N.A. or its successor, as trustee under the United Airlines 401(k) plans. By signing on the reverse side, you are instructing the trustee to vote the shares of common stock of United Continental Holdings, Inc. held in the 401(k) plan in which you participate with regard to the matters listed on the reverse side of this proxy card and to act in its discretion upon other matters as may properly come before the Annual Meeting or any adjournments or postponements thereof, all as set forth in the Notice to Plan Participants. Your voting instructions to the trustee are confidential. Because the shares in the United Airlines 401(k) plans are registered in the name of Evercore as trustee, you will not be able to vote your shares in the 401(k) plans in person at the Annual Meeting. If properly executed and timely received, the voting instruction card will constitute a direction to the trustee to vote in the matter directed. In its discretion, the trustee is authorized to vote upon other business as may properly come before the Annual Meeting. If no choice is made or no timely direction is received, the trustee will vote your shares in proportion to allocated shares in such plan for which instructions are received, subject to applicable law.

The proxies cannot vote your shares, and the trustee cannot ensure that your instructions are tabulated, unless you vote or instruct the trustee by telephone, internet or sign and return this card. Voting instructions to the trustee from employees/participants holding shares in the 401(k) plans that are submitted by internet or telephone must be received prior to 8:00 AM, Central Standard Time, on Friday, June 3, 2011. Votes from all other stockholders that are submitted by internet or telephone must be received prior to 11:59 PM, Central Standard Time, on Tuesday, June 7, 2011.

C	Non-Voting Items TO BE SIGNED AND DATED ON THE REVERSE SIDE

Change of Address — Please print new address below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A – C ON BOTH SIDES OF THIS CARD.